SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(C) of the
                        Securities Exchange Act of 1934



  Check the appropriate box:

  [X]  Preliminary Information Statement     [ ]   Confidential, For Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14c-5(d)(2))
  [ ]  Definitive Information Statement





                         CHOICE ONE COMMUNICATIONS INC.
                (Name of Registrant as Specified in Its Charter)

  Payment of Filing Fee (Check the appropriate box):

  [X]    No fee required.

  [ ]    Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         4)   Proposed maximum aggregate value of the transaction:

         5)   Total fee paid:

  [  ]   Fee paid previously with preliminary materials

  [  ]   Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form, Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

                                [Choice One Logo]



                                October __, 2002




Dear Choice One Stockholder:

         We have obtained the written consent, without a meeting, of the holders of a majority of the issued and outstanding shares of common stock of Choice One Communications Inc. ("Choice One" or the "Company") for Choice One to issue warrants with an exercise price of $0.01 per share to: (1) the Company's lenders under its credit agreement to purchase up to 10,596,137 shares of common stock, representing 20% of the issued and outstanding common stock of the Company on a fully diluted basis as of September 13, 2002; and (2) the Company's lenders under its bridge financing agreement to purchase, on a contingent basis upon the occurrence of certain events as described in the accompanying Information Statement, up to an additional 4,851,872 shares of common stock, representing 10% of the Company's issued and outstanding common stock on a fully diluted basis as of September 13, 2002. The warrants were issued on September 13, 2002 to the Company's lenders in consideration for (a) additional loans to the Company in the aggregate principal amount of $48,875,000 under the Company's credit agreement, (b) amendments to financial covenants and other provisions of the Company's credit agreement, and (c) amendments to the Company's bridge financing agreement to, among other things, permit the increase in the aggregate principal amount of the loan facilities under the credit agreement and to extend the ability of the Company to pay interest in-kind, rather than in cash, to its lenders under the bridge financing agreement.

         After careful consideration, the Board of Directors of Choice One, upon the recommendation of a special independent committee of the Board of Directors, authorized and approved these transactions. The Board of Directors of the Company believes that the new debt financing and related issuance of warrants provides Choice One with the capital resources, liquidity and operating flexibility it needs to manage its cash requirements and execute its business strategy during this difficult period in the telecommunications industry. These transactions, as well as the operations of the Company generally, are subject to certain risks described in the accompanying Information Statement and in the Company's periodic filings with the Securities and Exchange Commission.

         The accompanying Information Statement is being provided to you for your information to comply with requirements of the Securities Exchange Act of 1934. The Information Statement also constitutes notice of corporate action without a meeting by less than unanimous consent of the Company's stockholders pursuant to Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the issuance of the warrants or the other transactions described in the Information Statement, and no meeting of the Company's stockholders will be held or proxies or consents solicited from the Company's stockholders in connection with this transaction since the Company has obtained the requisite written consent of the holders of a majority of its issued and outstanding common stock for the issuance of the warrants.

         The issuance of the warrants described in the accompanying Information Statement will become effective 20 days after mailing the Information Statement to the Company's stockholders.

                                      Very truly yours,

                                      /s/Steve M. Dubnik
                                      --------------------------
                                      Steve M. Dubnik
                                      Chairman of the Board and
                                      Chief Executive Officer

                         CHOICE ONE COMMUNICATIONS INC.
                         100 Chestnut Street, Suite 600
                            Rochester, New York 14604

                           --------------------------



                              INFORMATION STATEMENT



         This Information Statement is being furnished to the stockholders of Choice One Communications Inc., a Delaware corporation ("Choice One" or the "Company"), at the direction of the Company's Board of Directors. It is furnished in connection with the written consent, without a meeting, of the holders of a majority of the issued and outstanding shares of common stock of the Company for the Company to issue warrants with an exercise price of $0.01 per share to: (1) the Company's lenders under its credit agreement to purchase up to 10,596,137 shares of common stock, representing 20% of the issued and outstanding common stock of the Company on a fully diluted basis as of September 13, 2002; and (2) the Company's lenders under its bridge financing agreement to purchase, on a contingent basis upon the occurrence of certain events as described in the accompanying Information Statement, up to an additional 4,851,872 shares of common stock, representing 10% of the Company's issued and outstanding common stock on a fully diluted basis as of September 13, 2002. The warrants were issued on September 13, 2002 to the Company's lenders in consideration for (a) additional loans to the Company in the aggregate principal amount of $48,875,000 under the Company's credit agreement, (b) amendments to financial covenants and other provisions of the Company's credit agreement, and
(c) amendments to the Company's bridge financing agreement to, among other things, permit the increase in the aggregate principal amount of the loan facilities under the credit agreement and to extend the ability of the Company to pay interest in kind, rather than in cash, to its lenders under the bridge financing agreement. By written consent without a meeting, dated as of September 12, 2002, pursuant to Section 228(a) of the Delaware General Corporation Law, stockholders holding more than 50% of the issued and outstanding shares of common stock of the Company have approved the issuance of the warrants as required under the rules of The Nasdaq Stock Market. No other approval of the stockholders of the Company is necessary or will be sought in connection with this action.

         This Information Statement is being mailed on or about October __, 2002 to holders of record of the Company's common stock as of September 12, 2002. This Information Statement constitutes notice of corporate action without a meeting by less than unanimous written consent of the Company's stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.


         The issuance of the warrants described in this Information Statement will become effective 20 days after mailing this Information Statement to the Company's stockholders.


                 WE ARE NOT ASKING YOU FOR A PROXY OR A CONSENT
                          AND YOU ARE REQUESTED NOT TO
                          SEND US A PROXY OR A CONSENT


           The date of this Information Statement is October __, 2002.

                         CHOICE ONE COMMUNICATIONS INC.
                              INFORMATION STATEMENT
                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Outstanding Voting Stock of the Company.......................................2

Issuance of Warrants to Lenders Under the Credit and Bridge
      Financing Agreements....................................................2

Security Ownership of Management and Certain Beneficial Owners...............12

Executive Compensation.......................................................14

Selected Financial Information...............................................18

Financial Information for the Period Ended June 30, 2002.....................19

Management's Discussion and Analysis of Financial Condition and
       Results of Operations for the Period Ended June 30, 2002..............30


Quantitative and Qualitative Disclosures About Market Risk for
      the Period Ended June 30, 2002.........................................41

Financial Statements for the Year Ended December 31, 2001....................41

Management's Discussion and Analysis of Financial Condition and
      Results of Operations for the Year Ended December 31, 2001.............63

Quantitative and Qualitative Disclosures About Market Risk for the
      Year Ended December 31, 2001...........................................71

Changes in and Disagreements with Accountants on Accounting
      and Financial Disclosure...............................................71

Where You Can Find More Information..........................................71

                     OUTSTANDING VOTING STOCK OF THE COMPANY

         As of September 12, 2002, the date of the written consent without a meeting by the holders of a majority of the issued and outstanding shares of common stock of the Company described in this Information Statement, there were 41,659,665 shares of common stock of the Company issued and outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to the Company's stockholders.

                              ISSUANCE OF WARRANTS
           TO LENDERS UNDER THE CREDIT AND BRIDGE FINANCING AGREEMENTS

         As of September 12, 2002, stockholders beneficially owning more than 50% of the issued and outstanding shares of common stock of the Company approved by written consent without a meeting pursuant to Section 228(a) of the Delaware General Corporation Law the issuance of warrants to the Company's several lenders under its credit agreement and bridge financing agreement to purchase in the aggregate in excess of 20% of the common stock of the Company on a fully diluted basis. The issuance of these warrants was authorized and approved by the Board of Directors of the Company on September 9, 2002, upon the recommendation of a special independent committee of the Board of Directors, in connection with the closing of the new debt financing described below.

Summary of Transactions

Third Amended and Restated Credit Agreement

         On September 13, 2002, the Company entered into a Third Amended and Restated Credit Agreement, as a guarantor, together with Wachovia Investors, Inc., as administrative agent and collateral agent, General Electric Capital Corporation, as syndication agent, Morgan Stanley Senior Funding, Inc., as documentation agent, each of the subsidiaries of the Company, as borrowers (the "Borrowers"), and the other lenders party thereto (the "Amended Credit Agreement"). The Amended Credit Agreement, among other things, establishes two new loan facilities, the proceeds of which will be used for general corporate purposes of the Borrowers. The principal terms of the new facilities are as follows:

     o A Term C loan facility was provided in an aggregate principal amount of $44,500,000. Interest on this loan accrues at LIBOR plus 5.75% or at a base rate, as defined in the Amended Credit Agreement, plus 4.75%, at the option of the Borrowers. Interest on the Term C loan that would otherwise be payable from September 13, 2002 through March 31, 2004 will instead accrue monthly and be added to the principal amount of the loan (the "Term C Loan Deferred Interest"). Thereafter, interest accruing on the Term C loan is payable in cash at the end of each month. All Term C Loan Deferred Interest and principal amount of the Term C loan is due at maturity on March 31, 2009. The Term C loan was drawn down in full at closing of the Amended Credit Agreement. The lenders under the Term C loan facility include Wachovia Investors, Inc., Morgan Stanley Senior Funding, Inc., CIBC Inc., Morgan Stanley Dean Witter Capital Partners IV, LP, MSDW IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P..

    o A Term D loan facility in an aggregate principal amount of $4,375,000 is available to the Borrowers in five equal quarterly Term D loans commencing on December 31, 2002. Interest on the Term D loans made under this facility will accrue at the same rate applicable to the outstanding revolving loans and Term A loans under the Amended Credit Agreement. The applicable interest rate is determined by a grid and is tied to the Borrowers' leverage ratio as calculated pursuant to the terms of the Amended Credit Agreement. Initially, the applicable interest rate will be LIBOR plus 4.00% or the base rate, as defined in the Amended Credit Agreement, plus 3.00%, at the option of the Borrowers. Interest accruing on the Term D loans is payable in cash at the end of each month. The outstanding principal under Term D loan shall be repaid quarterly commencing on June 30, 2004 through September 30, 2008 at the rate of 0.25% of the aggregate principal amount, then at the rate of 47.5% on December 30, 2008. Any remaining unpaid principal and accrued interest is due in full at the maturity date of January 31, 2009.

         In addition to establishing the Term C loan and Term D loan facilities as described above pursuant to the Amended Credit Agreement, the prior terms of the credit agreement were amended to provide for, among other things, the following:

    o Deferring principal payments originally due on December 31, 2003 and March 31, 2004 on the outstanding Term A and Term B loans until maturity at July 31, 2008 and January 31, 2009, respectively.

    o Financial covenant requiring the Company and the Borrowers to have cash and available committed financing of not less than $10,000,000 at any time prior to July 1, 2004.

    o Financial covenant limiting the Borrowers to maximum annual capital expenditures of $35,000,000, $39,000,000, $43,000,000, $52,000,000,
         $59,000,000, $66,000,000 and $74,000,000 during each fiscal year ending
         December 31, 2002 through December 31, 2008, respectively.

    o Beginning with the quarter ended September 30, 2004, requiring the Borrowers to comply with amended financial covenants pertaining to the Borrowers' leverage ratio, fixed charges coverage ratio and interest coverage ratio until the final maturity of the outstanding loans.

    o Eliminating minimum revenue and maximum EBITDA losses/minimum EBITDA financial covenants for all periods.

    o So long as any obligations are outstanding under the Amended Credit Agreement, prohibiting the Company from redeeming or paying cash dividends on account of its Series A Senior Cumulative Preferred Stock (the "Series A Preferred Stock"); provided, however, that dividends during this period may continue to be paid in additional shares of Series A Preferred Stock.

    o Increasing the amount of debt comprised of capital leases and purchase money debt that the Borrowers may incur from $5,000,000 to $20,000,000.

    o Permitting the Borrowers to make certain investments in the form of acquisitions of assets, businesses and lines of businesses on specified limited terms and conditions, including (i) the consideration for any such acquisition may consist only of common stock of the Company, (ii) the aggregate consideration for all such acquisitions may not exceed $5,000,000, (iii) the acquired business or line of business must have positive EBITDA and free cash flow, and (iv) the acquisition must involve assets, businesses or lines of businesses in the same markets in which the Borrowers currently principally operate.

    o Beginning with the fiscal year ending December 31, 2003, requiring the Borrowers to make mandatory principal prepayments of the outstanding loans in an amount equal to 75% of the (i) excess cash flow and (ii) income tax refunds received by the Company and the Borrowers that exceed $2,000,000. Such mandatory principal prepayments, together with any mandatory principal prepayments made with net cash proceeds from the Company's or the Borrowers' issuance of debt or equity, asset sales and insurance or condemnation awards, will be applied against the loans outstanding under the Amended Credit Agreement in the manner provided therein.

    o Permitting the Borrowers to (i) guarantee the obligations of the Company under the Bridge Financing Agreement dated as August 1, 2000, as amended (the "Bridge Agreement"), pursuant to a Subordinated Guarantee dated as of September 13, 2002 (the "Subordinated Guarantee"), and (ii) grant to the lenders under the Bridge Agreement a "silent" second lien on all of the assets of the Borrowers which secure their obligations to the lenders under the Amended Credit Agreement pursuant to a Subordinated Security Agreement and Subordinated Pledge Agreement, each dated as of September 13, 2002, as security for the Borrowers' obligations under the Subordinated Guarantee (the Subordinated Security Agreement and Subordinated Pledge Agreement are collectively referred to herein as the "Subordinated Collateral Documents"). The "silent" second lien granted pursuant to the Subordinated Collateral Documents is junior and subordinate to the lien granted by the Borrowers to the lenders under the Amended Credit Agreement, and no rights related to such second lien may be enforced until all of the Borrowers' obligations under the Amended Credit Agreement are paid and otherwise satisfied in full.

Third Amendment to the Bridge Financing Agreement

         On September 13, 2002, the Company, as the borrower, entered into a Third Amendment to the Bridge Agreement with Morgan Stanley Senior Funding, Inc., as administrative agent, Wachovia Investors, Inc. and CIBC Inc. (the "Bridge Agreement Amendment"). The Bridge Agreement Amendment, among other things:

    o permits the Company to incur the additional debt under the Amended Credit Agreement comprised of the Term C and Term D loan facilities;

    o extends by one year to November 9, 2006 the period during which the Company may pay interest in-kind, rather than in cash, on the subordinated rollover notes issued under the Bridge Agreement (the "Bridge Notes");

    o limits the maximum annual capital expenditures that the Company and its subsidiaries may make to the same amounts permitted under the Amended Credit Agreement;

    o requires that the subsidiaries of the Company enter into the Subordinated Guarantee and the Subordinated Collateral Documents described above contemporaneously with the Bridge Agreement Amendment; and

    o provides for other amendments which conform certain provisions of the Bridge Agreement to the corresponding amended provisions of the Amended Credit Agreement.

Issuance of New Warrants

         In consideration for the loans extended to the Company under the Amended Credit Agreement and the other amendments and waivers effected pursuant to the Amended Credit Agreement, the Company has, among other things, authorized the issuance of warrants to purchase shares of the Company's common stock to the Company's lenders under the Term C loan facility. These warrants are exercisable for up to 10,596,137 shares of common stock, representing 20% of the issued and outstanding common stock of the Company on September 13, 2002, on a fully diluted basis after giving effect to the issuance of the new warrants. These warrants may be exercised until September 13, 2007 (i.e., the fifth anniversary of the closing date of the new debt financing) at an exercise price of $0.01 per common share. Of these warrants, 7,944,700 are immediately exercisable. Warrants to purchase 2,651,437 shares of common stock issued to those lenders under the Term C loan facility who are also lenders under the Bridge Agreement will not become exercisable prior to September 13, 2004 (i.e., the second anniversary of the closing date). If the Company satisfies its outstanding obligations under the Bridge Agreement in full, including accrued and unpaid interest, prior to September 13, 2004, the warrants to purchase 2,651,437 shares of common stock will expire.

         In addition, the Company has authorized the issuance of additional warrants to the Company's lenders under the Bridge Agreement that may, upon the occurrence of certain events as described below, become exercisable for up to an additional 4,851,872 shares of common stock, representing 10% of the issued and outstanding common stock of the Company on September 13, 2002, on a fully diluted basis after giving effect to the issuance of such new warrants. These new warrants, which are not currently exercisable except on a contingent basis as described below, also have an exercise price of $0.01 per common share. These warrants will only become exercisable in the event that the holders of the warrants present to the Company a proposal for a capital markets transaction that would neither violate the Amended Credit Agreement or the Bridge Agreement nor cause the Company to violate any rules of any national securities exchange or automated quotation system, if any, upon which the shares of the Company's common stock are so listed, and which is subsequently rejected by the Company (or the Company accepts the proposal but fails to use its good faith reasonable best efforts to consummate the transaction), which consists of one or more of the following:

    o the issuance and sale of subordinated notes with a market rate of interest not greater than 13.5%, a maturity date that occurs after the maturity date of the Bridge Notes, an accrual period providing for payment of interest in-kind that terminates no earlier than the termination of the accrual period under the Bridge Notes and subject to other customary terms for such a note issuance, including standard high-yield debt covenants;

    o the issuance and sale of convertible debt with an interest rate not greater than 8%, a maturity date that occurs after the maturity date of the Bridge Notes, an accrual period providing for payment of interest in-kind that terminates no earlier than the termination of the accrual period under the Bridge Notes, a conversion premium of at least 20% over the then fair market value of the Company's common stock, which fair market value must be at least $6.25 per share, and subject to other customary terms for an issuance of convertible debt registered under the Securities Act of 1933, as amended (the "Securities Act"), or consummated pursuant to Rule 144A or another exemption thereunder; or

    o the issuance and sale of equity at a price not less than $6.25 per share of the Company's common stock and subject to other customary terms for an issuance of equity registered under the Securities Act or consummated pursuant to Rule 144A or another exemption thereunder;

which transactions, taken together, if proposed as part of a single financing, generate net cash proceeds to the Company of at least $100 million. These warrants, to the extent not exercised or exercisable, will expire upon the earliest of the date the original holders of the warrants cease to own any Bridge Notes, or the date the Company satisfies its outstanding obligations under the Bridge Agreement, or September 13, 2007.

         All of these newly issued warrants are entitled to anti-dilution protection and the warrant holders have been granted rights with respect to the registration of the shares issuable upon exercise thereof under the Securities Act. The anti-dilution protection includes provisions which will increase the number of shares of common stock issuable upon exercise of the warrants under certain circumstances, such as a subsequent below market issuance of common stock (or warrants to purchase common stock), a stock split, recapitalization or similar event. The registration rights are the same as those previously granted to certain holders of these warrants, with the result that (i) the lenders under the Bridge Agreement will be permitted to include the shares they receive upon exercise of these warrants in the registration rights granted them in connection with the warrants they received when the Bridge Notes were issued in November 2001 and (ii) the holders of the Series A Preferred Stock will be permitted to include the shares they receive upon exercise of these warrants in the registration rights granted to them in connection with their purchase of the Series A Preferred Stock.

Effect of Anti-Dilution Provisions of Existing Warrants

         The issuance of the new warrants to the Company's lenders under the Term C loan facility described above will trigger the anti-dilution provisions in the Company's previously issued warrants to purchase shares of common stock. Each of these previously outstanding warrants provided for a weighted average adjustment in the number of shares of common stock issuable upon exercise thereof in the event that the Company issued additional warrants at a price below the then current market value of the Company's common stock. As a result of the issuance of the new warrants on September 13, 2002, the number of shares of common stock issuable upon exercise of these previously issued outstanding warrants will increase by 595,430 shares, as described below, without additional cost to the holders thereof, resulting in potential dilution to the Company's existing stockholders in addition to the potential dilution resulting from the issuance of the new warrants to the Company's lenders in the current transaction. These previously outstanding warrants were issued to the following parties in the following amounts:

         o the holders of the Series A Preferred Stock originally received, at the time of purchase of those preferred shares, warrants to purchase 1,747,454 shares of common stock at $0.01 per share and, pursuant to the anti-dilution provisions in such warrants, will now be entitled to purchase upon exercise thereof an additional 259,735 shares of common stock at $0.01 per share;

         o the lenders under the Bridge Agreement originally received, at the time of the issuance of the Bridge Notes thereunder, warrants to purchase 1,890,294 shares of common stock at $2.25 per share and, pursuant to the anti-dilution provisions in such warrants, will now be entitled to purchase upon exercise thereof an additional 265,716 shares of common stock and the exercise price for all 2,156,010 of these warrants has been adjusted to $1.97 per share; and

         o the holders of the Series A Preferred Stock originally received, at the time of their waiver of certain rights thereunder, warrants to purchase 1,177,015 shares of common stock at $1.64 per share, of which 470,806 had vested as of September 13, 2002 and, pursuant to the anti-dilution provisions in such warrants, will now be entitled to purchase upon exercise thereof an additional 69,979 shares of common stock and the exercise price for all 540,785 of these warrants has been adjusted to $1.43 per share.

Approval of the Board of Directors

Special Committee of the Board

          The lenders in the new debt financing include affiliates of Morgan Stanley, including investment partnerships in which John B. Ehrenkranz, James S. Hoch and Howard I. Hoffen, all of whom are members of the Board of Directors of the Company, have senior management roles. As further discussed below, as a result of these potential conflicts of interest resulting from such relationships, (i) the Board of Directors authorized the formation of a special independent committee of the Board of Directors (the "Special Committee") comprised of directors who are neither employees of the Company nor affiliated with Morgan Stanley, to review and present its recommendations with respect to the proposed transaction, and (ii) the Special Committee retained independent counsel and financial advisors to provide it legal and financial advice relating to its review of the proposed transaction, including the rendering of an opinion by such financial advisors as to whether the consideration to be received by the Company pursuant to the proposed transaction, taken as a whole, is fair to the Company from a financial point of view.


         On June 19, 2002, the Board of Directors of the Company formed the Special Committee comprised of the following directors: Bruce Hernandez, as Chairman, and Richard Postma. As stated above, the Special Committee was created to review and present its recommendations with respect to the proposed transaction, subject to the subsequent review and approval of the Board of Directors of the Company.

         On August 7, 2002, the Special Committee met telephonically to brief Crossroads, LLC ("Crossroads"), a financial consultant to the Company, on the Company's financial condition, the status of the Company's negotiations with its lenders relating to the terms of the proposed new debt financing, possible corporate financing alternatives and other strategic options.

         On August 13, 2002, the Company received a commitment letter from certain of its existing lenders and investors relating to the proposed new loan facilities, the amendments effected pursuant to the Amended Credit Agreement and the Bridge Agreement Amendment, and the issuance of the warrants, all as described above.

         On August 23, 2002, the Special Committee met telephonically to retain Sonnenschein, Nath & Rosenthal ("Sonnenschein") as its special counsel to provide legal advice to it in connection with the Special Committee's recommendations with respect to the proposed transaction and to retain Jefferies & Company, Inc. ("Jefferies") as its financial advisor in connection with the proposed transaction and to deliver a written opinion to the Special Committee as to whether the consideration to be received by the Company in connection with the proposed transaction is, taken as a whole, fair to the Company from a financial point of view.

         On August 29, 2002, the Special Committee met telephonically to review and discuss the proposed transaction and to be apprised by each of Sonnenschein and Jefferies as to the progress of their respective legal and financial due diligence and investigations of the Company and the proposed transaction.

         On September 5, 2002, the Special Committee met telephonically with Crossroads to review Crossroads' activities on behalf of the Company, to review with Crossroads the proposed transaction and to review possible corporate financing alternatives to the proposed transaction and other strategic options available to the Company in the event it were to elect not to consummate the proposed transaction. Jefferies was then invited into the meeting. After further discussion, there was a general consensus expressed that there was no other meaningful financing alternative known to be available to the Company at that time.

         On September 9, 2002, the Special Committee met telephonically to receive Jefferies' formal presentation of its analysis, both qualitative and quantitative, of the proposed transaction and its conclusion that the consideration to be received by the Company pursuant to the proposed transaction, taken as a whole, is fair to the Company from a financial point of view. Based upon, among other things, the findings of Jefferies as outlined in its presentation and after further discussion of the proposed transaction, the Special Committee recommended to the Company's Board of Directors that the Company enter into and consummate the proposed transaction on substantially the same principal terms as were set forth in the drafts of the definintive agreements relating to the proposed transaction made availabe to the Special Committee.

         On September 9, 2002, the Board of Directors met telephonically to receive the Special Committee and its recommendation that the Board of Directors authorize the Company to enter into and consummate the proposed transaction. After further discussion of the proposed transaction and review of the definitive agreements relating to the proposed transaction, the Board of Directors of the Company voted unanimously to authorize and approve the Company's execution, delivery and performance of all agreements relating to the proposed new loan facilities under the Amended Credit Agreement, the amendments effected pursuant to the Amended Credit Agreement and the Bridge Agreement Amendment, and the related issuance of the warrants, and to recommend to the Company's stockholders that they approve the issuance of the warrants, all as described above.

Fairness Opinion

         As described above, at the meeting of the Special Committee held on September 9, 2002, Jefferies rendered its oral opinion, which was subsequently confirmed in a written opinion dated as of September 9, 2002, to the effect that, as of such date, and based upon the factors considered and assumptions and qualifications contained in its opinion, the consideration to be received by the Company pursuant to the Amended Credit Agreement and related issuance of warrants to purchase shares of the common stock of the Company, taken as a whole, is fair to the Company from a financial point of view.

         Jefferies' fairness opinion was provided solely for the use and benefit of the Special Committee as one element in its consideration of the proposed transactions and is not to be relied upon by any other person, including any stockholder of the Company.

         In conducting its analysis and arriving at the fairness opinion, Jefferies, among other things:

         o reviewed a draft dated September 4, 2002 of the Amended Credit Agreement (the "Draft New Credit Agreement") and drafts dated September 4, 2002 of the forms of agreements relating to the warrants issued to the Company's respective lenders under the Term C loan facility and the Bridge Agreement (the "Draft Warrant Agreements");

         o reviewed certain financial and other information about the Company that was publicly available;

         o reviewed information furnished to Jefferies by the Company's management, including certain internal financial analyses, budgets, reports and other information;

         o held discussions with various members of the Company's senior management concerning the Company's historical and current operations, financial conditions and prospects;

         o reviewed the share price and trading history of the Company's publicly-traded securities;

         o reviewed the valuations, share prices and trading history of public companies which Jefferies deemed reasonably comparable to the Company;

         o reviewed merger and acquisition transaction multiples which Jefferies deemed reasonably comparable to the Company;

         o   prepared a discounted cash flow analysis of the Company; and

         o   prepared a liquidation analysis of the assets the Company.

In addition, Jefferies conducted such other quantitative and qualitative reviews, analyses and inquiries relating to the Company as Jefferies considered appropriate in rendering the opinion.

         In its review and analysis and in rendering the fairness opinion, Jefferies, with the Company's permission, assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by the Company or that was publicly available to Jefferies (including, without limitation, the information described above and the financial projections and financial models prepared by the Company), or that was otherwise reviewed by Jeffries. Jefferies' opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all material respects.

         Projecting future results of any company is inherently subject to uncertainty. The Company informed Jefferies, however, and Jefferies assumed with the Company's consent, that the financial projections and financial models provided to and examined by Jefferies in connection with its opinion were reasonably prepared on bases reflecting the Company's best currently available estimates and good faith judgment of management as to the future performance of the Company. In addition, in rendering the opinion, Jefferies assumed that the Company will perform in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for Jefferies' opinion, but rather constituted one of many items that Jefferies employed, changes to such projections and models could affect the opinion rendered. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies' opinion of which Jefferies become aware after the date of the opinion. In furnishing the opinion, Jefferies did not admit that it was an expert within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.

         In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did Jefferies conduct a comprehensive physical inspection of any of the assets of the Company, nor was Jefferies furnished with any such evaluations or appraisals for the Company or reports of such physical inspections for the Company, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company. Jefferies' opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date of its opinion (including, without limitation, current market prices of the common stock of the Company); however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed therein. Jefferies made no independent investigation of any legal or accounting matters affecting the Company and Jefferies assumed the correctness of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the accounting and tax consequences of the proposed transaction to the Company.

         In rendering the opinion, Jefferies also assumed that:

         o the Draft New Credit Agreement and Draft Warrant Agreements contained all material terms and conditions of the proposed transaction;

         o each of the parties to the Draft New Credit Agreement and Draft Warrant Agreements will each perform all covenants and agreements to be performed by them under the Draft New Credit Agreement and Draft Warrant Agreements, as applicable;

         o the proposed transactions will be consummated on substantially the same terms set forth in the Draft New Credit Agreement and Draft Warrant Agreements without any waiver of any material terms;

         o the conditions to the consummation of the proposed transactions set forth in the Draft New Credit Agreement and Draft Warrant Agreements will be satisfied without waiver and without material additional expense;

         o there will not be, immediately following or as a result of the consummation of the proposed transaction, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and

         o all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's consolidated financial statements.

         In rendering the opinion, Jefferies noted that the consummation of the proposed transaction is conditioned upon the approval of the Special Committee, and Jefferies did not recommend that the Company, its Board of Directors, the Special Committee, any of its security holders or any other person should take any specific action in connection with the proposed transaction. Jefferies' opinion does not constitute a recommendation of the proposed transaction over any alternative transactions which may be available to the Company, and does not address the Company's underlying business decision to effect the proposed transaction. Finally, Jefferies is not opining and does not express any opinion as to (i) the solvency or financial condition of the Company or any of its subsidiaries or affiliates, (ii) any tax or other consequences that may result from the issuance of the new warrants or the receipt of the new loans under the Amended Credit Agreement, or (iii) the market value or the prices at which any of the securities of the Company may trade at any time.

         Jefferies, as part of its investment banking business, is regularly engaged in the evaluation of capital structures, businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. The proposed transaction is based on negotiations between the Company and its existing lenders and preferred stockholders. Jefferies did not provide investment banking or financial advisory services to the Company in connection with the proposed transaction. Jefferies has acted as financial advisor for the Special Committee and will receive a customary fee and be reimbursed for its reasonable out-of-pocket expenses for its services.

         The Company has agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered by Jefferies. In the ordinary course of its business, Jefferies may trade the securities of the Company for its own account and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

Special Committee's and Board of Directors' Reasons for Effecting the Proposed Transaction

         Certain statements made in the following paragraphs regarding the potential benefits that could result from the consummation of the transactions discussed in this Information Statement are forward-looking statements based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Such risks and uncertainties are discussed below, in this section and elsewhere herein, and under the caption "Risk Factors" and elsewhere in the Company's Annual Report on Form 10-K filed on April 1, 2002.

         In evaluating the terms of the proposed transaction and recommending to the Board of Directors that the Company enter into the proposed transaction, the Special Committee consulted with the Company's management and its financial consultant, Crossroads, as well as with the Special Committee's financial advisor, Jefferies, and its legal counsel, Sonnenschein. In evaluating the terms of the proposed transaction and determining that it was in the best interest of the Company and the stockholders of the Company to enter into it, the Board of Directors of the Company consulted with, in addition to the Special Committee, the Company's management, its financial consultant, Crossroads, and its legal counsel, Nixon Peabody LLP. Each of the Special Committee and the Company's Board of Directors considered a number of factors, both positive and negative. The material factors considered by the Special Committee in reaching its decision to recommend, and by the Company's Board of Directors in reaching its decision to approve, the new debt financing and related issuance of warrants are described below, which the Company believes offers significant potential benefits to the Company and its stockholders.

         Increased Liquidity. At June 30, 2002, the Company had $18.8 million in cash and cash equivalents, had fully drawn on its existing credit facilities and was in default of its minimum revenue covenant under its senior credit facility, which was waived on the basis of the expected new debt financing and the waiver was made subject thereto. Such default triggered the classification of the Company's debt as current. The subsequent closing of the new debt financing resulted in the waiver of this default, the termination of this covenant and the Company's debt being reclassified as long-term. The new loan facilities under the Amended Credit Agreement provide up to an additional $48,875,000 in available borrowings to the Company, $44,500,000 of which the Company was able to utilize immediately upon closing. Under the amendments effected pursuant to the Amended Credit Agreement and the Bridge Agreement Amendment, the Company's obligations to make principal payments are deferred and the time period in which the Company is permitted to pay interest in-kind, rather than in cash, has been extended. These provisions will enable the Company in the near and medium-term future to allocate additional cash for operations rather than for debt service, which the Company believes will greatly facilitate the execution of its business strategy and enhance its competitive position until such time as it is able to generate positive cash flow from operations to fund working capital, capital expenditures and future debt service requirements.

         Unavailability of Alternative Financing. In light of the Company's financial condition, as well as current adverse conditions in the general economy and specifically the telecommunications industry, the Company's ability to obtain alternative public/private financing, bank financing, capital lease or vendor financing to continue funding its business and operations, on terms more or as favorable as the present transaction, was extremely limited. In addition, because the new debt financing involves parties who already have existing relationships with the Company, either as lenders or investors, and were thus already familiar with its business and operations, the Company believes it was able to complete the new debt financing on a more expeditious basis than it could have with new and unfamiliar parties.

         Additional Operating Flexibility. The Company's viability is dependent upon its ability to continue to execute under its business strategy and to begin to generate positive cash flows from operations, while complying with the covenants under its senior and subordinated credit facilities. Under the amended terms of the financial covenants in the Amended Credit Agreement, the Company will have additional flexibility to conduct its operations in the near and medium-term future with less risk of default under the Amended Credit Agreement due to the deferral of its compliance with key financial covenants thereunder. In addition, the Company is permitted to incur a greater amount of certain types of debt to finance asset acquisitions and capital expenditures.

         During the course of its deliberations concerning the proposed transaction, each of the Special Committee and the Company's Board of Directors also identified and considered a number of potentially material negative factors, which are described below.

         o The issuance of the warrants to the Company's lenders under the Term C loan facility, together with the additional shares of common stock issuable pursuant to the anti-dilution provisions of the Company's previously issued warrants, could result in significant dilution to the Company's existing stockholders.

         o The risk that, in the event that the warrants issued to the Company's lenders under the Bridge Agreement Amendment were to become exercisable because the Company rejected (or accepted, but failed to use good faith reasonable best efforts to consummate) a potential capital markets transaction presented to them by such lenders in accordance with the terms described above under "--Issuance of New Warrants," the shares issuable upon exercise of these warrants, together with the additional shares of common stock that then would become issuable pursuant to the anti-dilution provisions of the Company's previously issued warrants, would result in even greater dilution to the Company's existing stockholders.

         o The risk that the proceeds of the Company's new debt financing will not be sufficient to enable it to successfully execute its business strategy and generate positive cash flow from operations to fund working capital, capital expenditures and future debt service requirements. In such event, the Company cannot make any assurances that it would be able to obtain additional financing on favorable terms or at all. Failure to raise sufficient funds, as and when needed, may require the Company to modify, delay or abandon some or all of its future expenditures with respect to its business strategy, engage in asset sales or pursue other alternatives designed to enhance its liquidity or obtain relief from its obligations.

         o The risk that, despite the deferral of the Company's compliance with certain financial covenants pursuant to the Amended Credit Agreement, the Company still may not be able to remain in compliance with the other covenants contained in the Amended Credit Agreement or the amended financial covenants which become applicable thereunder after September 20, 2004. The Company's failure to comply with the covenants and restrictions contained in its credit facilities could lead to default under those facilities. If such default were to occur, the Company's lenders could declare all amounts owed to them immediately due and payable. In such event, the Company cannot make any assurances that it would be able to make payments on its indebtedness, meet working capital or capital expenditure requirements, or that it would be able to obtain additional financing, any of which would have a material adverse effect on its business, financial condition and results of operations.

         The Special Committee and the Company's Board of Directors believe that, overall, these risks are outweighed by the potential benefits of the new debt financing.

         The foregoing discussion of the information and factors considered by the Special Committee in determining to recommend, and the Company's Board of Directors in determining to approve, the new debt financing and related issuance of warrants to the Company's lenders is not intended to be exhaustive but is believed to include the material factors considered by the Special Committee and the Board of Directors.

Stockholder Consent

         By written consent without a meeting dated as of September 12, 2002, stockholders beneficially owning more than 50% of the issued and outstanding shares of common stock of the Company approved the issuance of the warrants to the Company's lenders under the Amended Credit Agreement and the Bridge Agreement Amendment. Because the number of shares of the Company's common stock potentially issuable upon exercise of these warrants exceeds 20% of the issued and outstanding common stock of the Company, stockholder approval of the issuance of these warrants is required under the rules of The Nasdaq Stock Market and such issuance will become effective 20 days after the mailing of this Information Statement to the Company's stockholders. No other approval of the stockholders of the Company is required or will be sought in connection with this action.

Preemptive Rights

         No person is entitled to exercise pre-emptive rights in connection with the Company's issuance of warrants to its lenders, as described above.

         While there is an Investor Rights Agreement, dated as of December 19, 2001, between FairPoint Communications Solutions Corp. and the Company, pursuant to which FairPoint is entitled to exercise pre-emptive rights in the event of certain transactions, such pre-emptive rights are not applicable to the issuance of the warrants to the Company's lenders in connection with the new debt financing as described herein.

Interested Parties

         The holders of the new warrants issued pursuant to the Term C loan facility described above are Morgan Stanley Capital Partners IV, L.P., MSDW IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P. (the "MS Partnerships"), each of which are also a party to the Amended Credit Agreement. John B. Ehrenkranz, James S. Hoch, and Howard I. Hoffen manage the MS Partnerships and are also currently members of the Board of Directors of the Company. As described above in "-Approval of the Board of Directors", none of Messrs. Ehrenkranz, Hoch and Hoffen were members of the Special Committee which reviewed, evaluated and recommended to the Company's Board of Directors the proposed transaction.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding the beneficial ownership of outstanding common stock as of September 16, 2002 by: (i) each of the Company's directors and executive officers, (ii) all directors and executive officers as a group, and (iii) each owner of more than 5% of any class of the Company's equity securities, referred to as the 5% owners. Except as set forth in the footnotes below, the business address of each director and executive officer listed below is c/o Choice One Communications Inc., 100 Chestnut Street, Suite 600, Rochester, New York 14604.


                                                                                                  Shares of
                                                               Shares of                     Series a Preferred
                                                              Common Stock                   Stock Beneficially
                                                           Beneficially Owned                     Owned (2)
                                                      -----------------------------        ----------------------------
           Name of Beneficial Owner (1)                 Number           Percent            Number           Percent
------------------------------------------------      -----------    --------------        ---------    ---------------
    Directors and Executive Officers
    Steve M. Dubnik (3) .................              2,290,653            5.4%                 0              *
    Kevin S. Dickens (4).................              1,143,474            2.7                  0              *
    Ajay Sabherwal (5)...................                506,237            1.2                  0              *
    Mae H. Squier-Dow (6)................              1,108,474            2.6                  0              *
    Philip H. Yawman (7).................                665,727            1.6                  0              *
    John B. Ehrenkranz (8)...............             19,165,139           38.0            251,588            100%
    Bruce M. Hernandez (9)...............              1,324,257            3.1                  0              *
    James S. Hoch (10)...................             19,165,139           38.0            251,588            100
    Howard I. Hoffen (11) ...............             19,161,389           38.0            251,588            100
    Richard Postma (12)..................                  6,250            *                    0              *
    All directors and executive officers as a
       group (12 persons) (13)...........             26,441,551           52.1            251,588            100

    5% Owners
    Morgan Stanley Entities (14).........             19,158,889           38.0            251,588            100
    Ronald VanderPol ....................              6,167,819           14.6                  0              *
    Fleet Entities (15)..................              2,646,014            6.2                  0              *
    FairPoint Communications
    Solutions Corp. (16).................              3,500,000            8.3                  0              *
    Steve M. Dubnik (3)..................              2,290,653            5.4                  0              *

-------------------------------
   *    Denotes less than one percent.

    (1) The persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.

    (2) Consists of 251,588 shares of Series A Senior Cumulative Preferred Stock which are owned by Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors L.P. and Morgan Stanley Dean Witter Capital Investors IV, L.P.

    (3) Includes 708,485 shares of common stock held by the Dubnik Family Limited Partnership, of which Mr. Dubnik is sole general partner. Mr. Dubnik disclaims any beneficial ownership of these shares of common stock. Includes 32,900 shares of common stock issuable upon the exercise of options held by Mr. Dubnik.

    (4) Includes 354,242 shares of common stock held by the Dickens Family Limited Partnership, of which Mr. Dickens is sole general partner. Mr. Dickens disclaims any beneficial ownership of these shares of common stock. Includes 25,850 shares of common stock issuable upon the exercise of options held by Mr. Dickens.

    (5) Includes 53,683 shares of common stock issuable upon the exercise of options held by Mr. Sabherwal.

    (6) Includes 25,850 shares of common stock issuable upon the exercise of options held by Ms. Squier-Dow.

    (7) Includes 236,162 shares of common stock held by P.H.Y. Associates, L.P. of which Mr. Yawman is the sole stockholder of the sole general partner. Mr. Yawman disclaims any beneficial ownership of these shares of common stock. Includes 25,850 shares of common stock issuable upon the exercise of options held by Mr. Yawman.

    (8) Mr. Ehrenkranz is a managing director of Morgan Stanley & Co. Incorporated, MSCP III, Inc., and MSDWCP IV, Inc., the managing members of the general partners of each of Morgan Stanley Capital Partners III, L.P., Morgan Stanley

         Capital Investors, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Partners, IV, L.P., MSCP IV 892 Investors, L.P. and Morgan Stanley Capital Investors IV, L.P., which are collectively, except for Morgan Stanley & Co. Incorporated, referred to as the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock, all of which are held by Morgan Stanley Entities. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Ehrenkranz. Mr. Ehrenkranz disclaims beneficial ownership of the shares held by the Morgan Stanley Entities and his options. Mr. Ehrenkranz's business address is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.

    (9) Includes 1,318,007 shares of common stock held by Waller-Sutton Media Partners, L.P. Mr. Hernandez is one of nine managing members of Waller-Sutton Media, L.L.C., general partner of Waller-Sutton Media Partners, L.P. Accordingly, Mr. Hernandez disclaims beneficial ownership of the shares held by Waller-Sutton Media Partners, L.P. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Hernandez. Any shares issued upon the exercise of such options would be held by Mr. Hernandez as nominee and agent for Waller-Sutton Media Partners, L.P. and, therefore, he also disclaims beneficial ownership of the shares issueable upon exercise of such options. Mr. Hernandez's business address is c/o Spire Capital Partners, L.P., 30 Rockefeller Center - Suite 4200, New York, New York 10112.

    (10) Mr. Hoch is a managing director of Morgan Stanley & Co. Incorporated and a director of MSCP III, Inc. and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock, all of which are held by Morgan Stanley Entities. Also includes 6,250 shares of common stock issuable upon the exercise of options held by Mr. Hoch. Mr. Hoch disclaims beneficial ownership of the shares held by the Morgan Stanley Entities and his options. Mr. Hoch's business address is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.

    (11) Mr. Hoffen is a managing director of Morgan Stanley & Co. Incorporated and a director of MSCP III, Inc. and MSDWCP IV, Inc., the managing members of the general partners of each of the Morgan Stanley Entities. Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock, all of which are held by Morgan Stanley Entities. Also includes 2,500 shares of common stock issuable upon the exercise of options held by Mr. Hoffen. Mr. Hoffen disclaims beneficial ownership of the shares held by the Morgan Stanley Entities. Mr. Hoffen's business address is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.

    (12) Includes 6,250 shares of common stock issuable upon the exercise of options held by this director.

    (13) Includes 27,500 shares of common stock issuable upon the exercise of options held by certain directors. Messrs. Ehrenkranz, Hernandez, Hoch and Hoffen disclaim beneficial ownership of 21,250 of these options.

    (14) Includes 11,043,826 shares of common stock, 251,588 shares of Series A Senior Cumulative Preferred Stock and warrants to purchase 8,115,063 shares of common stock all of which are held by Morgan Stanley Entities. The address of the Morgan Stanley Entities is c/o Morgan Stanley Capital Partners, 1585 Broadway, New York, New York 10036.


    (15) Includes 2,646,014 shares of common stock, all of which are held by Fleet Equity Partners VI, L.P., Fleet Venture Resources, Inc., Chisholm Partners III, L.P. and Kennedy Plaza Partners. Their address is c/o Fleet Equity Partners, 50 Kennedy Plaza, 12th Floor, Providence, Rhode Island 02903.

    (16) The address for FairPoint Communications Solutions Corp. is 521 East Moorehead Street, Suite 250, Charlotte, North Carolina 28210.

                             EXECUTIVE COMPENSATION

         The following table sets forth the compensation paid during the years ended December 31, 2001, 2000 and 1999 to the chief executive officer of Choice One and the other four most highly paid executive officers of Choice One whose annual salary and bonus, on a prorated basis, exceeded $100,000 for all services rendered to Choice One during such period.

                                               Summary Compensation Table
                                                                                       Long Term
                                                  Annual Compensation                 Compensation
                                            --------------------------------    ------------------------  --------------
                                                                                 Restricted   Securities     All Other
                                                                                   Stock      Underlying    Compensation
                                             Year     Salary($)     Bonus($)    Awards($)(1)    Options        ($)(2)
                                            ------   ----------    ---------    ------------  ----------    ------------
Steve M. Dubnik.......................       2001    $213,328        $6,899        --           42,000         4,655
    Chairman, President and Chief            2000    172,486         20,515        --           21,000         4,478
    Executive Officer                        1999    142,800         15,070        --               --         4,284

Kevin S. Dickens......................       2001    187,931          6,077        --            33,000        5,444
    Co-Chief Operating Officer               2000    156,269         18,633        --            16,500        4,711
                                             1999    132,600         13,993        --                --        3,978

Ajay Sabherwal........................       2001    187,931         43,344        --           116,500        2,144
    Executive Vice President, Finance        2000    156,269         55,900        --            16,500        2,353
    and Chief Financial Officer              1999     36,400 (3)     41,483        $39,485           --        1,092

Mae H. Squier-Dow.....................       2001    187,931          6,077        --            33,000        4,550
    Co-Chief Operating Officer               2000    156,269         18,633        --            16,500        4,711
                                             1999    132,600         13,993        --                --        3,978

Philip H. Yawman......................       2001    187,931          6,077        --             33,000       5,444
    Executive Vice President,                2000    156,269         18,633        --             16,500       4,711
    Development                              1999    132,200         13,993        --                --        3,966

 ---------------------

    (1) Except as noted, none of the named executive officers received personal benefits in excess of the lesser of $50,000 or 10% of such individuals reported salary and bonus for 2001, 2000, or 1999. The amount in this column for 1999 for Mr. Sabherwal includes $39,485, which represents the value of the Class B Units in Choice One Communications L.L.C. in excess of the amount Mr. Sabherwal paid for these units.

    (2) Reflects Choice One's matching contributions made under its 401(k) plan on behalf of such executive officer.

    (3) Mr. Sabherwal joined the Company on September 20, 1999, and the compensation disclosed is from that date through December 31, 1999.


Option Grants

The following table sets forth certain information, as of December 31, 2001, concerning individual grants of stock options made during the fiscal year ended December 31, 2001 to each of the persons named in the Summary Compensation Table above.

                      Option/SAR Grants in Last Fiscal Year

                                            Number of                                                    Potential Realizable
                                           Securities                           Exercise                 Value At Assumed Annual
                                           Underlying        Percent of         or Base                    Rates of Stock Price
                                             Options       Total Options        Price    Expiration          Appreciation
                                           Granted(#)        Granted to         ($/Sh)      Date          for Option Term(3)
                                           ----------       Employees in        ------      ----          ------------------
Name                         Year                           Fiscal Year (1)
----                         ----                           --------------
                                                                                                         5%($)       10%($)
                                                                                                         ---------   ----------
Steve M. Dubnik               2001            21,000 (2)       0.85%             $6.19    07/17/11         $81,750     $207,171
                              2001            21,000 (2)       0.85%            $15.50    02/16/11        $204,705     $518,763

Kevin S. Dickens              2001            16,500 (2)       0.67%             $6.19    07/17/11         $64,232     $162,777
                              2001            16,500 (2)       0.67%            $15.50    02/16/11        $160,840     $407,600

Ajay Sabherwal                2001           100,000 (2)       4.04%             $6.19    07/17/11        $389,286     $986,527
                              2001            16,500 (2)       0.67%            $15.50    02/16/11        $160,840     $407,600

Mae H. Squier-Dow             2001            16,500 (2)       0.67%             $6.19    07/17/11         $64,232     $162,777
                              2001            16,500 (2)       0.67%            $15.50    02/16/11        $160,840     $407,600

Philip H. Yawman              2001            16,500 (2)       0.67%             $6.19    07/17/11         $64,232     $162,777
                              2001            16,500 (2)       0.67%            $15.50    02/16/11        $160,840     $407,600

-----------------------

    (1) Based upon total grants of options in respect of 2,474,994 shares of common stock made during the year ended December 31, 2001.

    (2) These options were granted under the Company's 1998 Employee Stock Option Plan, as amended and vest over a three-year period. Subject to the continued employment of the executive officer by the Company on each of the applicable vesting dates, 20% of the options will vest on the first anniversary and the remaining 80% will vest on a monthly basis over the 24 months following that first anniversary.

    (3) The potential realizable value illustrates the value that might be realized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's common stock over the term of the options. This hypothetical value is based entirely on assumed annual growth rates of 5% and 10% in the Company's common stock price from the exercise price, over the term of the options granted in the year 2001. The assumed rates of growth were selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future performance and prospects. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over various periods.

Aggregate Year-end Option Values

         The following table provides information concerning the number of unexercised options held by each of the individuals named in the Summary Compensation Table as of December 31, 2001. Also reported are the values for "in the money" options, which represent the positive spread between the exercise price and the fair market value of the Company's common stock as of December 31, 2001.



                            AGGREGATED OPTION EXERCISES IN 2001 AND FISCAL YEAR-END OPTION VALUES

                                                                       Number of
                                                                 Securities Underlying            Value of Unexercised
                                                                   Unexercised Options             In-the-money Options
                                                                 At December 31, 2001 (#)     At December 31, 2001 ($) (1)
                                                              ---------------------------   -------------------------------
                               Shares
                              Acquired          Value
Name                       On Exercise(#)     Realized ($)   Exercisable    Unexercisable     Exercisable    Unexercisable
----                       --------------     ---------      -----------    -------------     -----------    -------------

Steve M. Dubnik                  -                -                 7,700            55,300        -               -
Kevin S. Dickens                 -                -                 6,050            43,450        -               -
Ajay Sabherwal                   -                -                 6,050           126,950        -               -
Mae H. Squier Dow                -                -                 6,050            43,450        -               -
Philip H. Yawman                 -                -                 6,050            43,450        -               -

---------------------------

    (1) Based upon a closing price of $3.50 on December 31, 2001, as reported on The Nasdaq Stock Market.
Employment Agreements

     Steve M. Dubnik Executive Agreement

         In July 1998, in connection with Steve M. Dubnik's purchase of Class B Units of Choice One Communications L.L.C., the Company entered into an executive purchase agreement with Choice One Communications L.L.C. and Mr. Dubnik.

         Vesting. Pursuant to Mr. Dubnik's executive purchase agreement, the Company common stock distributed to Mr. Dubnik by Choice One Communications L.L.C. was subject to vesting over a four-year period. These shares were fully vested on July 8, 2001.

         Restrictions on Transfer, Holdback and "Drag Along" Agreement. Pursuant to Mr. Dubnik's executive purchase agreement, common stock distributed to Mr. Dubnik by Choice One Communications L.L.C. is subject to various restrictions on transferability, holdback periods in the event of a public offering of the Company's securities and provisions requiring Mr. Dubnik to approve and, if requested by the Company, sell his shares in any sale of the Company that is approved by the Board.

         Terms of Employment. The Company may terminate Mr. Dubnik's employment at any time and for any reason. Mr. Dubnik is not entitled to receive any severance payments upon any such termination, other than payments in consideration of the noncompetition and nonsolicitation agreements discussed below.

         Noncompetition and Nonsolicitation Agreements. Mr. Dubnik's executive purchase agreement provides that, during the noncompete period defined below, Mr. Dubnik may not solicit or attempt to induce any of the Company's employees, officers or consultants, or any employees, officers or consultants of the Company's subsidiaries, to leave their employment with the Company or its subsidiaries. Mr. Dubnik may not attempt to induce any of the Company's clients, suppliers, licensees or other business relations to cease doing business with the Company, nor in any other way interfere with the Company's relationships with its employees, clients, suppliers, licensees and other business relations. In addition, during the noncompete period, Mr. Dubnik may not participate in any business engaged in the provision of telecommunications services in any of the covered states. As used in Mr. Dubnik's executive purchase agreement, the noncompete period means the period commencing on July 8, 1998 and continuing until the later of July 8, 2002 or the second anniversary of the date of termination of Mr. Dubnik's employment. However, the noncompete period shall end if at any time the Company ceases to pay Mr. Dubnik his base salary and medical benefits in existence at the time of termination reduced by any salary or benefits Mr. Dubnik receives as a result of other employment. The Company's obligation to pay Mr. Dubnik his salary and benefits terminates if Mr. Dubnik commits a vesting breach as described in the executive purchase agreement, but the noncompete period will continue until its expiration under such circumstances. As used in Mr. Dubnik's executive purchase agreement, covered states means: Connecticut, Delaware, Illinois, Indiana, Maine, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island and Vermont; any market for which, as of the date of termination of employment, the Company has a business plan which has been approved by the Board of Directors; and any state in which the Company has taken substantial steps in preparing a business plan, to be approved by the Board of Directors within a limited period of time, to conduct business.

     Kevin S. Dickens Executive Agreement

         In July 1998, in connection with his purchase of Class B Units of Choice One Communications L.L.C., the Company entered into an executive purchase agreement with Mr. Dickens, which is substantially similar to Mr. Dubnik's executive purchase agreement except for the differences in key provisions described in this paragraph. If the Company terminates Mr. Dickens' employment for good cause, the Company has agreed to pay him only 50% of his base salary as consideration for his agreement not to compete.

     Other Executive Agreements

         In July 1998, in connection with their purchase of Class B Units of Choice One Communications L.L.C., Ms. Squier-Dow and Mr. Yawman entered into executive purchase agreements containing terms substantially similar to those contained in Mr. Dickens' executive agreement. In August 1999, in connection with his purchase of Class B Units of Choice One Communications L.L.C., Mr. Sabherwal entered into an executive purchase agreement containing terms substantially similar to those contained in Mr. Dickens' executive agreement.



                            SELECTED FINANCIAL INFORMATION FOR EACH OF THE FOUR QUARTERS INCLDED
                                       IN THE YEARS ENDED DECEMBER 31, 2000 AND 2001
                                  AND THE QUARTERS ENDED MARCH 31, 2002 AND JUNE 30, 2002


                                                           1st Quarter      2nd Quarter      3rd Quarter       4th Quarter

2002
Revenue.............................................        $  70,595         $  73,191           --                --
Loss from operations................................          (32,960)         (324,114)          --                --
Net loss applicable to common stockholders..........          (57,809)         (349,828)          --                --
Basic and diluted net loss per share................        $   (1.37)        $   (8.17)          --                --

2001
Revenue.............................................        $  34,850         $  41,751      $  48,792         $  56,205
Loss from operations................................          (52,681)          (52,093)       (47,947)          (44,844)
Net loss applicable to common stockholders..........          (74,068)          (74,010)       (70,601)          (68,349)
Basic and diluted net loss per share................        $   (1.96)        $   (1.87)     $   (1.78)        $   (1.71)

2000
Revenue.............................................        $   6,790         $  10,411      $  21,354         $  29,527
Loss from operations................................          (80,618)          (24,948)       (44,372)          (52,362)
Net loss applicable to common stockholders..........          (81,656)          (25,018)       (53,710)          (70,688)
Basic and diluted net loss per share................       $    (3.10)        $   (0.81)     $   (1.50)        $   (1.87)




                        FINANCIAL INFORMATION FOR THE PERIOD ENDED JUNE 30, 2002
                                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
                                       CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands, except share and per share data)

                                                                           JUNE 30,            DECEMBER 31,
                                                                              2002                   2001
                                                                         -------------         -----------------
                                                                           (Unaudited)

ASSETS
Current Assets:
   Cash and cash equivalents...........................................     $   18,811           $    14,415
   Accounts receivable, net............................................         39,463                40,239
   Prepaid expenses and other current assets...........................          2,290                 1,910
                                                                              --------              ---------
Total current assets...................................................         60,564                56,564

Property and equipment, net............................................        345,456               361,768

Goodwill, net..........................................................           --                 282,905
Intangible assets, net.................................................         52,696                58,922
Other assets, net......................................................          6,468                 6,419
                                                                              --------              ---------
         Total assets..................................................     $  465,184           $   766,578
                                                                             =========              =========

                                  LIABILITIES AND STOCKHOLDERS' (DEFICIT)/EQUITY

Current Liabilities:
   Current portion of capital leases for indefeasible rights to use fiber   $      364           $        310
   Accounts payable....................................................         15,142                 12,629
   Accrued expenses....................................................         47,665                 49,962
   Debt................................................................        540,560                     --
                                                                               --------              --------
         Total current liabilities.....................................        603,731                62,901

Long-Term Debt and Other Liabilities:
   Long-term debt......................................................            --                 473,432
   Interest rate swaps.................................................         15,068                 13,484
   Long-term capital leases for indefeasible rights to use fiber.......         13,001                 12,550
                                                                               -------               --------
         Total long-term debt and other liabilities....................         28,069               499,466

Commitments and Contingencies (Note 12)

Redeemable Preferred Stock:
   Series A preferred stock, $0.01 par value, 340,000 shares authorized,
     191,588 and 200,000 shares issued and outstanding as of June 30, 2002
     and December 31, 2001, respectively, ($204,999 liquidation value).        161,686                200,780

Stockholders' (Deficit)/Equity:
   Non-redeemable Series A preferred stock, $0.01 par value, 60,000 shares
     authorized, issued and outstanding, ($64,200 liquidation value)...         56,394                   --
   Undesignated preferred stock, $0.01 par value, 4,600,000 shares
     authorized, no shares issued and outstanding......................            --                    --
   Common stock, $0.01 par value, 150,000,000 shares authorized,
     41,662,522 and 40,431,583 shares issued as of June 30, 2002
     and December 31, 2001, respectively...............................            417                    404
   Additional paid-in capital..........................................        521,838                537,059
   Deferred compensation...............................................         (1,913)               (16,896)
   Treasury stock, 133,768 and 132,328 shares as of June 30, 2002
     and December 31, 2001, respectively, at cost......................           (472)                  (480)
   Accumulated deficit.................................................       (889,498)              (503,172)
   Accumulated other comprehensive loss................................        (15,068)               (13,484)
                                                                              --------               --------
         Total stockholders' (deficit)/equity..........................       (328,302)                 3,431
                                                                               ---------             --------
         Total liabilities and stockholders' (deficit)/equity..........     $  465,184           $    766,578
                                                                              =========              ========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (Amounts in thousands, except share and per share data)

                                                                                    THREE MONTHS ENDED
                                                                                         JUNE 30,

                                                                                2002                 2001
                                                                             -----------         -----------
                                                                             (unaudited)         (unaudited)

Revenue................................................................    $      73,191         $   41,751

Operating expenses:
     Network costs.....................................................           40,434             29,574
     Selling, general and administrative, including non-cash deferred compensation of $2,037 and $2,414 in 2002 and 2001,
       respectively, and non-cash management ownership allocation
       charge of $5,348 and $6,595 in 2002 and 2001, respectively......           56,554             42,099
     Loss on disposition of assets.....................................              533                801
     Impairment loss on intangible assets..............................          283,251                 --
     Depreciation and amortization.....................................           16,533             21,370
                                                                                  ------             ------

           Total operating expenses....................................          397,305             93,844
                                                                                 -------             ------

Loss from operations...................................................         (324,114)           (52,093)

Other income/(expense):
     Interest income...................................................               76              1,157
     Interest expense..................................................          (14,973)           (13,588)
                                                                                --------           --------


Total other income/(expense), net......................................          (14,897)           (12,431)
                                                                                --------           --------
Net loss...............................................................         (339,011)           (64,524)

Accretion on preferred stock...........................................            2,011              1,812
Accrued dividends on preferred stock...................................            8,806              7,674
                                                                                   -----              -----

Net loss applicable to common stockholders.............................    $    (349,828)        $ (74,010)
                                                                             ===========          =========

Net loss per share, basic and diluted..................................    $      (8.17)         $    (1.87)
                                                                             ===========          =========
Weighted average number of shares outstanding,
     basic and diluted.................................................       42,804,170         39,590,269
                                                                              ==========         ==========

Adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"


Net loss applicable to common stockholders, as reported................    $    (349,828)        $  (74,010)
Goodwill amortization..................................................              --               8,229
                                                                             -----------          ---------
Adjusted net loss applicable to common stockholders....................     $   (349,828)        $  (65,781)
                                                                             ===========          =========

Net loss per share, basic and diluted, as reported.....................    $       (8.17)        $    (1.87)
Goodwill amortization per share........................................              --                0.21
                                                                             -----------          ---------
Adjusted net loss per share, basic and diluted.........................    $      (8.17)         $    (1.66)
                                                                             ===========          =========

 The accompanying notes to consolidated financial statements are an integral part of these financial statements.




                                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                            (Amounts in thousands, except share and per share data)

                                                                                     SIX MONTHS ENDED
                                                                                          JUNE 30,

                                                                                  2002                2001
                                                                             -----------         -----------
                                                                             (unaudited)         (unaudited)

Revenue................................................................    $     143,786         $   76,602

Operating expenses:
     Network costs.....................................................           82,619             55,557
     Selling, general and administrative, including non-cash deferred compensation of $4,146 and $4,843 in 2002 and 2001,
       respectively, and non-cash management ownership allocation charge of $10,715 and $13,106 in 2002 and 2001,
       respectively....................................................          101,750             82,886
     Impairment of intangible assets...................................          283,251                --
     Loss on disposition of assets.....................................              778                801
     Depreciation and amortization.....................................           32,707             42,131
                                                                                  ------             ------

           Total operating expenses....................................          501,105            181,375
                                                                                 -------            -------

Loss from operations...................................................         (357,319)          (104,773)

Other income/(expense):
     Interest income...................................................              130              3,779
     Interest expense..................................................          (29,137)           (28,643)
                                                                                --------           --------


Total other income/(expense), net......................................          (29,007)           (24,864)
                                                                                --------           --------

Net loss...............................................................         (386,326)          (129,637)

Accretion on preferred stock...........................................            3,997              3,351
Accrued dividends on preferred stock...................................           17,313             15,088
                                                                                  ------             ------

Net loss applicable to common stockholders.............................    $    (407,636)        $ (148,076)
                                                                              ==========           ========

Net loss per share, basic and diluted..................................    $       (9.60)        $    (3.74)
                                                                              ==========           ========

Weighted average number of shares outstanding,
         basic and diluted.............................................       42,458,170         39,592,904
                                                                              ==========         ==========

Adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"

Net loss applicable to common stockholders, as reported................    $    (407,636)        $ (148,076)
Goodwill amortization..................................................              --             16,458
                                                                              ----------           --------
Adjusted net loss applicable to common stockholders....................    $    (407,636)        $ (131,618)
                                                                              ==========           ========

Net loss per share, basic and diluted, as reported.....................    $       (9.60)        $    (3.74)
Goodwill amortization per share........................................              --                0.42
                                                                              ----------           --------
Adjusted net loss per share, basic and diluted.........................    $       (9.60)        $    (3.32)
                                                                              ==========           ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
                                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                             (amounts in thousands)

                                                                                   SIX MONTHS ENDED
                                                                                      JUNE 30,
                                                                             2002                 2001
                                                                          -----------          -----------
                                                                          (unaudited)          (unaudited)
Cash flows from operating activities:
     Net loss..........................................................    $(386,326)          $(129,637)
     Adjustments to reconcile net loss to net cash used in
       operating activities:

        Loss on disposition of assets..................................          778                 801
        Depreciation and amortization..................................       32,707              42,131
        Impairment loss on intangible assets...........................      283,251                 --
        Non-cash interest on subordinated notes........................       11,879                 --
        Amortization of deferred financing costs.......................        2,045               1,691
        Amortization of discount on debt...............................          249                 --
        Deferred compensation and management ownership
           allocation charge...........................................       14,861              17,948

        Changes in assets and liabilities:
           Accounts receivable, net....................................          776              (5,874)
           Prepaid expenses and other assets...........................          (30)                398
           Accounts payable and accrued expenses.......................          540               3,401
                                                                            --------             -------
         Net cash used in operating activities.........................      (39,270)            (69,141)

Cash flows from investing activities:
     Capital expenditures..............................................      (12,180)            (43,220)
     Decrease in restricted cash.......................................          --               12,591
     Proceeds from sales of investments................................          --                7,502
     Proceeds from sale of assets......................................        1,002                 --
                                                                            --------             -------
         Net cash used in investing activities                               (11,178)            (23,127)

Cash flows from financing activities:
     Additions to long-term debt.......................................      153,700              37,000
     Principal payments of long-term debt..............................      (98,700)            (34,000)
     Payments under long-term capital leases for indefeasible rights
       to use fiber....................................................         (156)                (27)
     Proceeds from capital contributions and issuance of common stock            --                  100
     Repurchase of treasury stock......................................          --                  (12)
     Payments of financing costs.......................................          --               (1,011)
                                                                            --------             -------
         Net cash provided by financing activities.....................       54,844               2,050
                                                                           ---------             -------

Net increase/(decrease) in cash and cash equivalents...................        4,396             (90,218)

Cash and cash equivalents, beginning of period.........................       14,415             173,573
                                                                           ---------             -------

Cash and cash equivalents, end of period...............................    $  18,811           $  83,355
                                                                            ========            ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2002

                                   (Unaudited)
           (All amounts in thousands, except share and per share data)


NOTE 1.   DESCRIPTION OF BUSINESS

         Choice One Communications Inc. and its wholly-owned subsidiaries (the "Company") is an integrated communications provider offering facilities-based voice and data telecommunications services and web services. The Company, incorporated under the laws of the State of Delaware on June 2, 1998, markets and provides these services primarily to small and medium-sized businesses in 30 second and third tier markets in the northeastern and midwestern United States. The Company's services include local exchange and long distance services, high-speed data and Internet services, and web hosting and design services. The Company seeks to become the leading integrated communications provider in each market by offering a single source for competitively priced, high quality, customized telecommunications and web-based services.

         At June 30, 2002, the Company has $18.8 million in cash and cash equivalents and has fully drawn on its existing credit facility. Borrowings under the credit facility are subject to compliance with covenants, including the requirement for Minimum Available Cash, as defined in the amended credit facility dated August 30, 2001. The Company was in default of the minimum revenue covenant under the senior credit facility for the three months ended June 30, 2002. The Company received a waiver of this covenant from its lending institutions. Such waiver is contingent upon the closing of $48.875 million in committed debt financing. As a result, the Company has classified its long-term debt as current. Upon the closing of the additional financing and assuming the Company is in compliance with its covenants, the debt will be reclassified as long term. See Note 13 for further details on the additional debt financing.

         The Company has experienced net losses applicable to common stockholders of $349.8 million and $74.1 million during the three month periods ended June 30, 2002 and March 31, 2002. The Company's viability is dependent upon its ability to continue to execute under its business strategy, to begin to generate positive cash flows from operations during 2002 and on compliance with the covenants under the credit facilities. The execution of the Company's business strategy requires obtaining and retaining a significant number of customers, and generating significant and sustained growth in its operating cash flows to be able to meet its debt service obligations and fund working capital and capital expenditures; see Note 1 to the Company's Consolidated Financial Statements as filed in the Company's Form 10-K for the fiscal year ended December 31, 2001, with respect to the Company's 2002 plan.

NOTE 2.  BASIS OF PRESENTATION

         The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information required by GAAP for complete financial statement presentation. The unaudited interim condensed consolidated financial statements include the consolidated accounts of the Company with all significant intercompany transactions eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented have been made. These financial statements should be read in conjunction with the Company's audited financial statements as of and for the year ended December 31, 2001. The results of operations for the three and six month periods ended June 30, 2002 are not necessarily indicative of the results to be expected for other interim periods or for the year ended December 31, 2002.

         Certain amounts in the prior period's condensed consolidated financial statements have been reclassified to conform to the current period presentation. These reclassifications had no impact on the results of operations and cash flows for the periods presented.

         Unless otherwise stated, all amounts are in thousands except share and per share data.

NOTE 3.  NEW ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations". This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The Company expects to adopt this standard effective January 1, 2003. The Company's management does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial statements or results of operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This standard rescinds FASB No. 4 and an amendment to that Statement, FASB No. 64, which related to extinguishment of debt. It rescinds FASB No. 44, which related to accounting for intangible assets of motor carriers. This standard also amends FASB No. 13 as it relates to certain sale-leaseback transactions. The Company adopted this standard on April 1, 2002. The adoption did not have a material impact on the Company's financial statements or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard amends Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, rather than when an entity commits to an exit plan. The standard also established the use of fair value for the measurement of exit liabilities. The standard is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company expects to adopt this standard effective January 1, 2003. Management does not expect adoption to have a material impact on the Company's financial statements or results of operations.

NOTE 4.  PROPERTY AND EQUIPMENT

         Property and equipment, at cost, consisted of the following:

                                                                 June 30, 2002       December 31, 2001
                                                                 -------------       -----------------
         Switch equipment...................................       $297,989                 $293,765

         Computer equipment and software....................         51,539                   49,393

         Office furniture and equipment.....................          9,900                   11,203

         Leasehold improvement..............................         24,979                   25,585

         Indefeasible right to use fiber....................         48,684                   47,893

         Construction in progress...........................         11,507                    6,309
                                                                   --------                 --------
                  Total property and equipment                      444,598                  434,148
         Less: accumulated depreciation.....................        (99,142)                 (72,380)
                                                                    --------                 --------
         Property and equipment, net                               $345,456                 $361,768
                                                                   ========                 =========

NOTE 5.  ACCOUNTING FOR GOODWILL AND INTANGIBLE ASSETS

         In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets, and is effective for fiscal years beginning after December 15, 2001. Effective January 1, 2002, the Company adopted SFAS No. 142, which requires that goodwill not be amortized, but instead be tested at least annually for impairment and expensed against earnings when the implied fair value of a reporting unit, including goodwill, is less than its carrying amount. The Company completed the required impairment evaluation of goodwill in conjunction with its adoption of SFAS No. 142 during the first quarter of 2002. Based on an analysis that considered the future cash flows of the Company and market capitalization information, the evaluation noted no impairment of goodwill at that time.

         As outlined in SFAS No. 142, certain intangible assets with a finite life, however, are required to continue to be amortized. The following schedule sets forth the major classes of intangible assets held by the Company:

                                             June 30, 2002     December 31, 2001
                                             -------------     -----------------

     Amortized intangibles:

     Customer relationships..................      $53,635          $52,285

     Deferred financing costs................       27,310           27,769

         Less: accumulated amortization

              Customer relationships.........     (20,422)          (15,350)

              Deferred financing costs.......      (7,827)           (5,782)
                                                   -------           -------

     Intangible assets, net                        $52,696          $58,922
                                                   =======          =======

         Deferred financing costs are amortized to interest expense over the life of the related debt using the effective interest rate method. The Company continues to amortize its intangible assets that have finite lives. Additionally, the Company no longer amortizes its goodwill as a result of the adoption of SFAS No. 142. The estimated amortization expense on customer relationships, which have an estimated life of five years, is as follows for the following fiscal periods:

         July to December, 2002...........................     5,364
         2003.............................................    10,727
         2004.............................................    10,617
         2005.............................................     6,026
         2006.............................................       370
         2007.............................................       109
         Amortization expense was $2.6 million and $11.3 million for the three months ended June 30, 2002 and June 30, 2001, respectively, and $5.3 million and $22.6 million for the six months ended June 30, 2002 and June 30, 2001, respectively.

         During the three months ended June 30, 2002, the Company noted a significant adverse change in the business climate of the Company and telecommunications industry in general. These circumstances required the Company to perform an interim goodwill impairment test. As a result, the Company recorded an impairment charge of $283.0 million. The amount of the impairment charge was determined utilizing a combination of market-based methods to estimate the fair value in accordance with SFAS No. 142. In addition, the Company recorded a $0.3 million charge to write-down the value of acquired customer relationships related to the Company's web hosting and design services in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

         A summary of the changes in the Company's goodwill by reporting unit as of June 30, 2002:

                                                      Web Hosting
                                Telecommunications     and Design         Total
                                ------------------     -----------        -----
Balance at December 31, 2002             $280,227          $2,757      $282,984
Impairment charge                        (280,227)         (2,757)     (282,984)
                                         ---------        --------    ---------
Balance at June 30, 2002                 $    --           $  --       $    --
                                         ===========      ========     =========

NOTE 6.  OTHER ASSETS

Other assets consisted of the following:
                                            June 30, 2002     December 31, 2001
                                           -------------     -----------------
      Investment in FiberTech, LLC.......         3,943                  3,943

      Notes receivable - officers........         2,457                  2,392

      Other assets, net..................            68                     84
                                               --------                 --------

                                             $    6,468              $   6,419
                                               ========                =========

         The Company has a minority equity investment in FiberTech, LLC ("FiberTech") which is accounted for using the cost method. FiberTech designs, constructs and leases high performance fiber networks in second and third tier markets in the Northeast and Mid-Atlantic regions of the United States. As a minority investor, the Company has the right to appoint one representative to FiberTech's board of managers, and has a vote in determining the new markets in which FiberTech will develop and build local loops. The Company has a master facilities agreement with FiberTech that provides the Company with a 20-year indefeasible right to use (IRU) fiber without electronics in 13 of Choice One's market cities.

         The Company loaned an aggregate of $2.2 million to its chief executive officer and top four executives. The loans bear interest at a rate of 5.72% and have a term of three years (subject to acceleration in the event of termination of employment). The loans are non-recourse and are only secured by 100% of the common stock owned by the respective executives.

NOTE 7.  ACCRUED EXPENSES

         Accrued expenses consisted of the following:

                                                                 June 30, 2002           December 31, 2001
                                                                 -------------           -----------------
         Accrued network costs..............................        $32,646                      $32,657

         Accrued payroll and payroll related benefits.......          1,449                        2,905

         Accrued collocation costs..........................          2,688                        2,815

         Accrued interest...................................          3,517                        3,228

         Other..............................................          7,365                        8,357
                                                                   --------                    ---------

                                                                    $47,665                      $49,962
                                                                    =======                      =======

NOTE 8.  DEBT

         Debt consist of the following:

                                                                 June 30, 2002           December 31, 2001
                                                                 -------------           -----------------

         Term A loan........................................       $125,000                     $125,000

         Term B loan........................................        125,000                      125,000

         Revolver...........................................        100,000                       45,000

         Subordinated notes.................................        190,560                      178,432
                                                                    -------                      -------

                                                                   $540,560                     $473,432
                                                                   ========                     ========

         Included in the subordinated notes is a discount on the notes of $3.0 million and $3.3 million as of June 30, 2002 and December 31, 2001, respectively and payable in kind (PIK) interest of $3.6 million and $3.4 million as of June 30, 2002 and December 31, 2001, respectively.

         The Company's Amended and Restated Credit Agreement (the "Credit Agreement") provides the Company with an eight-year revolving credit facility of $100.0 million, an eight-year multiple draw term A loan of $125.0 million and an eight and one-half year term B loan of $125.0 million. As of June 30, 2002, the maximum borrowings available under the term A loan and term B loan, and the revolver loan were all outstanding. The weighted average floating interest rate and the weighted average fixed swapped interest rate at June 30, 2002 were 5.89% and 10.79%, respectively.

         The Credit Agreement contains certain covenants that are customary for credit of this nature, all of which are defined in the Credit Agreement, as amended. The Company was in default of the minimum revenue covenant under the senior credit facility for the three months ended June 30, 2002. The Company received a waiver of this covenant from its lending institutions. Such waiver is contingent upon the closing of $48.875 million in committed debt financing. As a result, the Company has classified its long-term debt as current. Upon the closing of the additional financing and assuming the Company is in compliance with its covenants, the debt will be reclassified as long term. See Note 13 for further details on the additional debt financing.

         As of June 30, 2002, the Company had principal borrowings of $190.0 million in subordinated notes, excluding the discount of $3.0 million and interest payable in kind of $3.6 million. Interest on the notes is fixed at 13% and is non-cash until November 2005, accreting to the principal semi-annually for this period. During the second quarter of 2002, $11.7 million in PIK interest accreted to principal. Thereafter, interest will be payable quarterly, in cash, based on LIBOR plus an applicable margin.

         The discount on the subordinated notes is being amortized over the nine-year term of the subordinated notes. For the three and six month periods ended June 30, 2002, $0.1 million and $0.2 million of the discount was amortized, respectively.

NOTE 9.  DERIVATIVE INSTRUMENTS

         The Company accounts for its derivative instruments in accordance with SFAS No. 133, which requires that all derivative financial instruments, such as interest rate swap agreements, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them.

         The Company uses derivative instruments to manage its interest rate risk. The Company does not use the instruments for speculative purposes. Interest rate swaps are employed as a requirement of the Company's senior credit facility. The facility requires hedging of the interest rates for at least 50% of the outstanding principal balance once the Company has utilized 50% of the aggregate funding under the facility. The interest differential to be paid or received under the related interest rate swap agreements is recognized over the life of the related debt and is included in interest expense or income. The Company designates these interest rate swap contracts as cash flow hedges. The fair value of the interest rate swap agreements designated and effective as a cash flow hedging instrument is included in accumulated other comprehensive loss. Credit risk associated with nonperformance by counterparties is mitigated by using major financial institutions with high credit ratings.

         At June 30, 2002, the Company had interest rate swap agreements with a notional principal amount of $187.5 million expiring in 2003 and 2006. The interest rate swap agreements are based on the three-month LIBOR, which are fixed at 4.985% and 6.94%. Approximately 54 percent of the underlying facility debt is being hedged with these interest rate swaps. The fair value of the swap agreements was $15.1 million and $13.5 million as of June 30, 2002 and December 31, 2001, respectively. The fair value of the interest rate swap agreements is estimated based on quotes from brokers and represents the estimated amount that the Company would expect to pay to terminate the agreements at the reporting date.

NOTE 10.          STOCKHOLDERS' EQUITY

         In December 2001, the Company purchased certain assets from FairPoint Communications Solutions Corp. The purchase price included contingent consideration payable in common stock of the Company based on the achievement of certain operational metrics within 120 days of the closing date. In May 2002, based on the achievement of operational metrics, 1,000,000 shares were issued to FairPoint Communications Solutions Corp. as additional consideration for these assets.

         In March 2002, the holders of the Company's Series A senior cumulative preferred stock agreed to irrevocably waive certain of their redemption rights with respect to 60,000 shares of Series A preferred stock (shares covered by such waiver are described herein as non-redeemable Series A preferred stock and all other shares are described as redeemable Series A preferred stock). The redemption rights being waived include the mandatory redemption on the maturity date of August 1, 2012 and the mandatory redemption for cash upon a change in control. In consideration for the holders' irrevocable waiver of redemption rights (and for no other consideration), the holders of the non-redeemable Series A preferred stock were granted warrants to purchase shares of the Company's common stock. The Company issued to the holders warrants to purchase 1,177,015 shares of common stock at an exercise price of $1.64 per share. The warrants vest 40 percent on the date of issuance and then, if the waiver has not been terminated, 20 percent each on October 1, 2002, January 1, 2003 and April 1, 2003. Beginning on January 1, 2004, additional warrants to purchase 235,403 shares of common stock for $0.01 per share will be issued annually until the Company elects to terminate the waiver. All the warrants will expire five years after the Company has elected to terminate the waiver. The Company may elect, at its sole discretion, to terminate the waiver at any time. In the event that the Company elects to terminate the waiver, all unvested warrants would expire and no additional warrants would be granted.

         Regular dividends on both the redeemable Series A and non-redeemable Series A preferred stock remain unchanged. Under certain circumstances, unless the Company at its sole discretion terminates the waiver, the dividend rate on the Series A preferred stock would increase from 14.0% to such percentage as would result in an effective dividend on shares of the non-redeemable Series A preferred stock to increase to 20.0%. The events that would trigger the increase include the waiver not having been terminated by August 1, 2012, a redemption of any shares of the redeemable Series A preferred stock, the continuance of a delisting event from the Nasdaq National Market system for more than 30 days (or 90 days under some circumstances), and the inclusion of a going concern qualification in the Company's annual audit if the average of the closing price of the Company's common stock is below $3.00 for the 10 trading days after the release of the annual financial statements including such qualification.

         In the event of a change in control, the Company may, at its election, redeem the non-redeemable Series A preferred stock for cash in the amount of 101% of its liquidation preference plus accrued and unpaid dividends. If the Company does not redeem the non-redeemable Series A preferred stock for cash, the Company is obligated to make an offer to exchange such stock for shares of the Company's common stock. The Company intends to exchange the non-redeemable Series A preferred stock for common stock in the event of a change in control, and has the unconditional right to do so. The number of shares of common stock issued in an event of a change in control would not exceed the number of then authorized, but not issued or reserved for issuance, shares of the Company's common stock. Any shares of non-redeemable Series A preferred stock that cannot be redeemed because there are insufficient shares of common stock available will remain outstanding and the Company will have no obligation to redeem or exchange them.

         In March 2002, the Company declared the dividends due on its redeemable Series A preferred stock through March 31, 2002 and issued such dividends in the form of 51,588 shares of redeemable Series A preferred stock. These 51,588 shares of redeemable Series A preferred stock and additional shares of 8,412 aggregate to the 60,000 shares of Series A preferred stock for which the Company received the waiver as described above, the non-redeemable Series A preferred stock. The fair value of the non-redeemable Series A preferred stock was included in stockholder's equity and the fair value of the related warrants was included in additional paid-in capital.

         The aggregate and per share amounts of cumulative dividends in arrearages on the non-redeemable Series A preferred stock are $2.1 million and $35.00, respectively, as of June 30, 2002.

NOTE 11. SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES AND CASH FLOW INFORMATION

         During the six months ended June 30, 2002, the Company executed capital leases for the indefeasible rights to use fiber, with a related party, for $0.7 million. The leases were for fiber deployed in Pittsburgh, Pennsylvania, Indianapolis, Indiana, Springfield, Massachusetts and Providence, Rhode Island.

         Supplemental disclosures of cash flow information for the six months ended:

                                                  June 30,           June 30,
                                                    2002               2001
                                                    ----               ----

         Interest paid.......................   $    14,584         $  27,896
                                                  =========           =======

NOTE 12.          COMMITMENTS AND CONTINGENCIES

         On January 26, 2002, the Company and its wholly owned subsidiary US Xchange Inc. (referred to collectively for purposes of this paragraph as the Company), filed suit against AT&T Corp ("AT&T") . This action is now pending in the United States District Court for the Western District of New York (02-CV-6090L). The Company's complaint seeks damages from AT&T for breach of contract, based upon AT&T's failure to pay, either on time or in full, the Company's invoices for access services provided to AT&T. An Answer was filed by AT&T. The Company has filed a Reply. On April 26, 2002, the Company filed a motion for partial summary judgment based upon AT&T's failure to pay the Company's invoices on account, and for a declaration that AT&T materially breached its agreements for failure to pay. This motion has been fully briefed and oral argument is tentatively scheduled for August 30, 2002. AT&T has cross-moved for partial summary judgment, seeking dismissal of several of the Company's causes of action. The Company's responsive papers are due on August 30, 2002.

NOTE 13. SUBSEQUENT EVENT

         On August 13, 2002, the Company received a commitment, subject to definitive documentation including amendments to the Company's existing credit agreements, as well as satisfaction of customary closing conditions, for new debt financing of $48.875 million and a waiver of the default of the revenue covenant from our lending institutions. Morgan Stanley Capital Partners and the lenders under the Company's subordinated credit facility agreed to provide to the Company a $44.5 million Senior Secured Term Loan Facility. This facility will be fully available at closing and matures on March 31, 2009. Additionally, such lenders and the Company's other existing senior lenders agreed to make available a separate term loan facility of $4.375 million to be drawn in five equal quarterly installments commencing on December 31, 2002 and maturing on February 1, 2009. The closing for the loans is scheduled to take place on or before September 9, 2002. The Company intends to use the net proceeds from these loans for its general corporate purposes.

         The following is a summary of the material terms of the new debt financing and the related revisions required to the Company's existing credit facilities:

o Provides $44.5 million Senior Secured Term Loan Facility which is fully available at closing, and matures on March 31, 2009. Such loan will be secured on an equivalent basis with the same collateral that secures the Company's existing senior credit facility. Interest on this term loan will be at LIBOR plus 5.75%. Interest is payable in kind (PIK) through March 31, 2004 and is payable in cash thereafter.

o Provides $4.375 million of incremental cash from the lenders party to the Company's existing senior credit facility. Cash will be drawn down in five equal quarterly installments beginning no later than December 31, 2002 pursuant to a term loan. Such loan will also be secured by the same collateral that secures the Company's existing credit facility, but ranks senior to all of the Company's other indebtedness. Interest on this term loan will be at LIBOR plus 4.00% and is payable in cash at the end of each interest period.

o Issuance of warrants to the new lenders to purchase 20% of the fully diluted common shares of the Company. A significant portion, but not all, of these warrants are immediately exercisable upon closing. The warrant exercise price is $0.01 per share of common stock. These warrants will expire five years from issuance. In addition, warrants will be issued to the Company's subordinated debt holders for 10% of the fully diluted common shares of the Company. Such warrants, however, will be exercisable only upon certain conditions related to refinancing of the subordinated notes on certain terms. The warrant exercise price is $0.01 per share of common stock. These warrants will expire five years from issuance. If all, or substantially all, of the warrants were fully exercised, there would be significant dilution to the Company's existing stockholders.

         In conjunction with the new debt financing, the Company's Credit Agreement will be amended to effect the following changes:


o Principal payments on the Company's Credit Agreement, scheduled for December 31, 2003, and March 31, 2004 are deferred to the final maturity date in 2009.

o Amendment of several covenants, including elimination of the minimum revenue and minimum EBITDA covenants through the second quarter of 2004, after which customary leverage and coverage covenants will be in effect.

         Also, in conjunction with the new debt financing, the Company's subordinated debt agreements will be amended resulting in an extension of PIK interest on the Company's senior subordinated notes by one year, to November 2006 and PIK dividends on the Company's preferred stock will be extended one year until November 2006, or until such time that all senior debt has been fully re-paid, whichever is later.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE PERIOD ENDED JUNE 30, 2002

OVERVIEW

         We are an integrated communications provider offering facilities-based voice and data telecommunications services and web services primarily to small and medium-sized businesses in 30 second and third tier markets in 12 states in the northeastern and midwestern United States. Our offerings include local exchange and long distance service, high-speed data and Internet services, and web hosting and design services. Our principal competitors are incumbent local exchange carriers, such as the regional Bell operating companies, as well as other integrated communications providers.

         We seek to become the leading integrated communications provider in each of our markets by offering a single source for competitively priced, high quality, customized telecommunications and web-based services. A key element of our strategy has been to be one of the first integrated communications providers to provide comprehensive network coverage in each of the markets we serve. We are achieving this market coverage by installing both voice and data equipment in multiple established telephone company central offices. As of June 30, 2002, we have connected 91% of our clients directly to our own switches, which allows us to more efficiently route traffic, ensure a high quality of service and control costs.

         We, and many financial analysts, evaluate the growth of our business by focusing on various operational data in addition to financial data. Lines in service represent the lines sold that are now being used by us to provide our services. Although the number of lines we service for each client may vary, our primary focus is on the small- to medium-sized business customer. On average, our clients have 5 lines or less. We plan to continue to focus on small- to medium-sized business clients.

The table below provides selected key operational data as of:

                                                              June 30, 2002             June 30, 2001
                                                              -------------             -------------
         Markets served                                              30                        28

         Number of switches-voice                                    26                        25

         Number of switches-data                                     63                        62

         Total central office collocations                           530                       445

         Estimated addressable market (Business lines)               5.7 million               4.7 million

         Lines in service-total                                      468,272                   253,987

         Lines in service-voice                                      452,593                   246,071

         Lines in service-data                                       15,679                    7,916

         Total employees                                             1,801                     1,697

         Direct sales employees                                      511                       331

         Included in management's discussion and analysis of financial condition and results of operations are adjusted EBITDA amounts. Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, and non-cash charges. Adjusted EBITDA is used by management and certain investors as an indicator of a company's historical ability to service its debt. Management believes that an increase in adjusted EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, nor as an indicator of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. We expect that our adjusted EBITDA will become positive during 2002 as we expand our telecommunications services business.



Adjusted EBITDA was the following for the period ended:

(in thousands)

                                     Three Months Ended                               Six Months Ended
                                     ------------------                               ----------------
                             June 30,    March 31,      June 30,                    June 30,      June 30,
                              2002          2002          2001                        2002          2001
                              ----          ----          ----                        ----          ----

Loss from operations       $(324,114)     $(33,205)   $(52,093)                   $(357,319)      $(104,773)
Non-cash adjustments:
   Depreciation &
        Amortization          16,533        16,174      21,370                       32,707          42,131
  Deferred compensation        2,037         2,109       2,414                        4,146           4,843
  Management ownership
      Allocation charge        5,348         5,367        6,595                      10,715          13,106
  Specific bad debt
     reserves                 11,800           800          --                       12,600              --
  Other non-cash charge          571            --          --                          571              --
  Loss on dispositions
     of assets                   533           245         801                          778             801
  Impairment loss on
     intangible assets       283,251            --          --                      283,251              --
                             -------       -------      ------                     --------       ---------

Adjusted EBITDA            $  (4,041)     $ (8,510)   $(20,913)                   $ (12,551)      $ (43,892)
                             =======        ======     =======                     ========        ========

         During the first six months of 2002, we increased bad debt reserves for accounts receivable related to telecommunication carriers negatively affected by current economic conditions, including Global Crossing, WorldCom, and other distressed carriers. Global Crossing filed for bankruptcy on January 28, 2002 while WorldCom filed for bankruptcy on July 21, 2002. We have commenced legal action against AT&T for delays in payment of access revenues owed to us.


         During the three months ended June 30, 2002, we noted a significant adverse change in the business climate of the company and telecommunications industry in general. These circumstances required us to perform an interim goodwill impairment test. As a result, we recorded an impairment charge of $283.0 million. The amount of the impairment charge was determined utilizing a combination of market-based methods to estimate the fair value in accordance with SFAS No. 142. In addition, we recorded a $0.3 million charge to write-down the value of acquired customer relationships related to the our web hosting and design services in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".


RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2002 AS COMPARED TO JUNE 30, 2001

REVENUE

         We generated $73.2 million in revenue during the three months ended June 30, 2002. This represents a 75.3% increase compared to revenue for the three months ended June 30, 2001 and a 3.7% increase compared to the three months ended March 31, 2002. The increase from the same quarter a year ago is primarily attributable to an increase in volume due to the increase in markets served (2) and in the number of lines in service (214,285). At June 30, 2002, we had a total installed base of 468,272 lines, as compared with 253,987 lines at June 30, 2001. The increase in revenues was partially offset by decreases in local and long distance usage and per-minute rates and Federal Communications Commission (FCC) mandated reductions for access rates reduced during the period. Revenue was generated principally from local calling services, long distance services, DSL and other data services, as well as e-services, including web design and hosting services. Revenue growth for local and long distance services is principally generated from capturing market share from other service providers. We have benefited and continue to benefit from the declining number of competitors in our market footprint. Revenue growth for the remainder of 2002 will also depend on our ability to obtain and retain a significant number of customers and selling additional value added services to our existing customers.

         We expect revenue from access charges that are based on other established telephone companies' long distance calls made by and to our clients, and revenue from reciprocal compensation that entitles us to bill the established telephone companies for calls in the same local calling area, placed by their clients to our clients, to increase in 2002 as we increase our client base, but on a declining per unit basis. Beyond 2002, access is expected to continue to decline on a per unit basis as the Federal Communications Commission's benchmark for established interstate access rates declines. Reciprocal compensation is also expected to decline beyond 2002. The market for high-speed data communications services and Internet access is intensely competitive. We offer data services in all 30 of our markets. We generate revenue from the sale of these services to end user clients in the small and medium-sized business market segments. We price our services competitively in relation to those of the established telephone companies and offer combined service discounts designed to give clients incentives to buy a portfolio of services.

         Our churn for the three months ended June 30, 2002, of our facilities-based business clients, increased slightly to an average of 1.4% per month. Our churn levels continue to compare favorably to the significant churn of clients within the telecommunications industry. We seek to minimize churn by providing superior client care, by offering a competitively priced portfolio of local, long distance and Internet services, by signing a significant number of clients to multi-year service agreements, and by focusing on offering our own facilities-based services.

NETWORK COSTS

         Network costs for the three months ended June 30, 2002 were $40.4 million representing a 36.7% increase compared to network costs for the three months ended June 30, 2001; and a 4.2% decrease compared to network costs for the three months ended March 31, 2002. Network costs as a percentage of total revenues were 55.2% at June 30, 2002, down from 70.8% at June 30, 2001 and 59.8% at March 31, 2002. We believe that network costs as a percentage of revenue should continue to improve for the second half of 2002.

         The increase in network costs from the same period a year ago is consistent with the deployment of our networks and the increase in number of lines in service. We have increased our markets from 28 to 30, added 85 collocation sites and grown lines in service approximately 84.4% to 468,272 from 253,987. The decrease in network costs from the first quarter of 2002 is related to the reduction in unbundled network element (UNE) rates in New York State effective March 1, 2002, and the elimination of redundancies resulting from duplicate collocations acquired from FairPoint Communications Solutions Corp. ("FairPoint").

         Our network costs include:

         o Leases of high-capacity digital lines that interconnect our network with established telephone company networks;

         o Leases of local loop lines which connect our clients to our network;

         o Leased space in established telephone company central offices for collocating our transmission equipment;

         o Completion of local calls originated by our clients, completion of originating (1+ calling) and terminating (inbound 800 calling) long distance calls by our clients; and

         o   Leases of our inter-city network.

         We lease fiber capacity in certain markets when economically justified by traffic volume growth in order to reduce the overall cost of local transport and reduce our reliance on the established telephone company. Fiber deployment provides the bandwidth necessary to support substantial incremental growth and allows us to improve gross margins and enhance the quality and reliability of our network which strengthens our competitive advantage in the markets.

         During the three months ended June 30, 2002, we took possession of fiber networks in Springfield, Massachusetts and Providence, Rhode Island, from Fibertech Networks, bringing to 16 the number of markets where we have intra-city fiber connecting our collocations. We plan to activate fiber in an additional 5 markets across our footprint. Our operational fiber network now consists of 1,759 operational route miles of intra- and inter-city fiber miles. Once complete, our fiber network will consist of approximately 3,400 fiber miles.

GROSS PROFIT

         During the three months ended June 30, 2002 and 2001, we achieved gross profit (revenue less direct network costs) of $32.8 million, or 44.8% of revenue, and $12.2 million, or 29.2% of revenue, respectively. This represents a 169.0% increase over the same three months in 2001. Gross profit increased 15.3% from the three months ended March 31, 2002, from $28.4 million, or 40.2% of revenue. We expect that our gross profit as a percentage of revenue will improve as our revenue increases and we realize cost efficiencies in our network costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the three months ended June 30, 2002 were $56.6 million compared to selling, general and administrative expenses of $42.1 million and $45.2 million during the three months ended June 30, 2001 and March 31, 2002, respectively. Excluding the non-cash deferred compensation and management ownership allocation charges, the selling, general and administrative expenses increased from $33.1 million during the three months ended June 30, 2001 to $49.2 million during the three months ended June 30, 2002. For the three months ended March 31, 2002, selling, general and administrative expenses excluding non-cash deferred compensation and management allocation was $37.7 million.

         Excluding non-cash deferred compensation and management ownership allocation charges, the increase in selling, general and administrative expenses from the same period a year ago resulted primarily from the growth of our operations, ongoing back office infrastructure enhancements and related growth in number of employees. In addition, we increased our bad debt reserves for certain accounts receivable related to telecommunication carriers negatively affected by current economic conditions, including WorldCom and other distressed carriers, by $11.8 million. WorldCom filed for bankruptcy on July 21, 2002. Accounts receivable related to the periods before this date may be uncollectible due to the bankruptcy protection. We have fully reserved this amount. We have also commenced legal action against AT&T for delays in the payment of access revenues owed us. The increase in selling, general and administrative expenses over the three months ended March 31, 2002 was $11.4 million or 25.1% and was primarily due to the increase in bad debt reserves as previously mentioned above. Excluding these charges, selling, general and administrative expenses decreased $0.1 million or approximately 0.3%. The decrease is due to costs incurred during the first quarter of 2002 for the migration of lines acquired from FairPoint onto our network and billing platforms that were non-recurring.

         The number of employees increased to 1,801 as of June 30, 2002 from 1,697 as of June 30, 2001, and decreased from 1,820 as of March 31, 2002. As of June 30, 2002, the number of direct sales employees was 511. This represents an increase of 180 employees from 331 as of June 30, 2001 and a decrease of 30 employees from 541 as of March 31, 2002.

Our selling, general and administrative expenses include:

         o Costs associated with sales and marketing, client care, billing, corporate administration, personnel and network maintenance;

         o   Network maintenance costs;

         o   Administrative overhead and office lease expense; and

         o   Bad debt expense.

         We expect selling, general and administrative expenses to remain stable or decline through the remainder of 2002 as our economies of scale improve.

Management Ownership Allocation Charge and Deferred Compensation

         Upon consummation of our initial public offering, we were required by generally accepted accounting principles to record a $119.9 million increase in the assets of Choice One Communications L.L.C. allocated to management as an increase in additional paid-in capital, with a corresponding increase in deferred compensation. During the three months ended June 30, 2002 and 2001, we amortized $5.3 million and $6.6 million, respectively, of the deferred charge. Amortization expense declined from the same quarter a year ago due to the expiration of the period over which we may repurchase the securities of certain members of management. The amortization expense will further decline in the third quarter of 2002, as the deferred compensation related to securities of management will be fully amortized.

         We also recognized $2.0 million and $2.4 million of non-cash deferred compensation amortization during the three months ended June 30, 2002 and 2001, respectively. The amortization expense is expected to decrease significantly in the third quarter as the amounts related to the issuance of restricted shares to the employees of the former US Xchange will be fully amortized. Deferred compensation was recorded in connection with membership units of Choice One Communications LLC sold to certain management employees, grants to employees under our 1998 Employee Stock Option Plan, and the issuance of restricted shares to the employees of the former US Xchange in August 2000.

IMPAIRMENT LOSS ON INTANGIBLE ASSETS

         During the three months ended June 30, 2002, we noted a significant adverse change in the business climate of the company and telecommunications industry in general. These circumstances required us to perform an interim goodwill impairment test. As a result, we recorded an impairment charge of $283.0 million. The amount of the impairment charge was determined utilizing a combination of market-based methods to estimate the fair value in accordance with SFAS No. 142. In addition, we recorded a $0.3 million charge to write-down the value of acquired customer relationships related to the our web hosting and design services in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

DEPRECIATION AND AMORTIZATION

         Depreciation and amortization for the three months ended June 30, 2002 was $16.5 million. This represents a 22.6% decrease and a 2.2% increase compared to the three months ended June 30, 2001 and March 31, 2002, respectively. The decrease from the same quarter a year ago results from adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" which requires us to discontinue the systematic amortization of goodwill and intangible assets with indefinite lives. Amortization from goodwill was $8.2 million during the three months ended June 30, 2001. This decrease was somewhat offset by the increase in depreciation expense related to the deployment of our networks and initiation of service in our markets in 2001 and early 2002. The increase in depreciation from the first quarter of 2002 was also related to network deployments as well as other asset acquisitions being placed in service during the first quarter. Our depreciation and amortization expense includes depreciation of switch related equipment, non-recurring charges and equipment collocated in established telephone company central offices, network infrastructure equipment, information systems, furniture and fixtures, indefeasible rights to use fiber and amortization of customer relationships.

INTEREST EXPENSE AND INCOME

         Interest expense for the three months ended June 30, 2002 and 2001 was approximately $15.0 million and $13.6 million, respectively. Interest expense for the three months ended March 31, 2002 was $14.2 million. Interest expense includes interest payments on borrowings under our senior credit facility and subordinated notes, amortization of deferred financing costs related to such facilities, amortization of the discount on the subordinated notes and commitment fees on the unused senior credit facility. Beginning in November 2001, the interest expense on the subordinated notes was payable in kind (PIK) for four years.

         Interest expense increased from the same quarter a year ago due to increases in the amount of borrowings during the quarter, offset by favorable declines in LIBOR rates that impacted our borrowing rates. We expect interest expense to increase slightly over the next quarter as we realize the full quarter impact of our fully drawn senior credit facility. Cash interest expense was $7.7 million for the three months ended June 30, 2002 as compared to $12.4 million for the three months ended June 30, 2001 and $7.2 million for the three months ended March 31, 2002.

         Interest income for the three months ended June 30, 2002 and 2001 was approximately $76,000 and $1.2 million, respectively. Interest income for the three months ended March 31, 2002 was $54,000. Interest income results from the investment of cash and cash equivalents, mainly from the cash proceeds generated from the borrowings under our senior credit and subordinated debt facilities. We expect interest income to gradually decline as we use our surplus cash to fund operations and capital expenditures and market interest rates remain steady or decrease slightly for the remainder of 2002.

INCOME TAXES

         We have not generated any taxable income to date and do not expect to generate taxable income in the next few years. Use of our net operating loss carryforwards, which begin to expire in 2021, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty of its realizability.



RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2002 AS COMPARED TO JUNE 30, 2001



REVENUE

         We generated $143.8 million in revenue during the six months ended June 30, 2002. This represents an increase of $67.2 million, or 87.7%, as compared to revenues of $76.6 million for the six months ended June 30, 2001. The increase from the same period a year ago is primarily attributable to an increase in volume due to an increase in markets served (2), an increase in the number of installed voice and data switches (2), and an increase in the number of lines in service (214,285). At June 30, 2002, we had a total installed base of 468,272 lines, as compared with 253,987 lines at June 30, 2001.

         Revenue was generated principally from local calling services, long distance services, DSL and other data services, as well as e-services, including web design and hosting services. Revenue growth for local and long distance services is principally generated from capturing market share from other service providers. We have benefited and continue to benefit from the declining number of competitors in our market footprint. Revenue growth for the remainder of 2002 will also depend on our ability to obtain and retain a significant number of customers, and selling additional value added services to our existing customers.

         We expect revenue from access charges that are based on other incumbent telephone companies' long distance calls made by and to our clients, and revenue from reciprocal compensation that entitles us to bill the established telephone companies for calls in the same local calling area, placed by their clients to our clients, to increase in 2002 as we increase our client base, but on a declining per unit basis. Beyond 2002, access is expected to continue to decline on a per unit basis as the Federal Communications Commission's benchmark for established interstate access rates declines. Reciprocal compensation is also expected to decline beyond 2002.

         The market for high-speed data communications services and Internet access is intensely competitive. We offer data services in all 30 of our markets. We generate revenue from the sale of these services to end user clients in the small and medium-sized business market segments. We price our services competitively in relation to those of the established telephone companies and offer combined service discounts designed to give clients incentives to buy a portfolio of services.

         Our churn for the six months ended June 30, 2002, of our facilities-based business clients, has remained relatively stable at approximately 1.2% per month. Our churn levels continue to compare favorably to the significant churn of clients within the telecommunications industry. We seek to minimize churn by providing superior client care, by offering a competitively priced portfolio of local, long distance and Internet services, by signing a significant number of clients to multi-year service agreements, and by focusing on offering our own facilities-based services.

NETWORK COSTS

         Network costs for the six months ended June 30, 2002 were $82.6 million representing a 48.7% increase compared to network costs for the six months ended June 30, 2001. Network costs as a percentage of total revenues decreased from 72.5% at June 30, 2001 to 57.5% at June 30, 2002. We believe that network costs as a percentage of revenue should continue to improve for the second half of 2002.

         The increase in network costs from the same period a year ago is consistent with the deployment of our networks and the increase in number of lines in service. We have increased our markets from 28 to 30, added 85 collocation sites and grown lines in service approximately 84.4% to 468,272 from 253,987. Our network costs include:

         o Leases of high-capacity digital lines that interconnect our network with established telephone company networks;

         o Leases of local loop lines which connect our clients to our network;

         o Leased space in established telephone company central offices for collocating our transmission equipment;

         o Completion of local calls originated by our clients, completion of originating (1+ calling) and terminating (inbound 800 calling) long distance calls by our ; and

         o   Leases of our inter-city network.

         We lease fiber capacity in certain markets when economically justified by traffic volume growth in order to reduce the overall cost of local transport and reduce our reliance on the established telephone company. Fiber deployment provides the bandwidth necessary to support substantial incremental growth and allows us to improve gross margins and enhance the quality and reliability of our network which strengthens our competitive advantage in the markets.

         We have currently taken possession of fiber networks, using intra-city fiber to connect our collocations, in 16 markets. We plan to activate fiber in an additional 5 markets across our footprint. Our operational fiber network now consists of 1,759 operational route miles of intra- and inter-city fiber miles. Once complete, our fiber network will consist of approximately 1,900 intra-city fiber miles and 1,700 inter-city fiber miles.

GROSS PROFIT

         During the six months ended June 30, 2002 and 2001, we achieved gross profit (revenue less direct network costs) of $61.2 million, or 42.5% of revenue, and $21.0 million, or 27.5% of revenue, respectively. This represents an increase of $40.1 million, or approximately 190.6%, over the same six months in 2001. We expect that our gross profit as a percentage of revenue will improve as our revenue increases and we realize cost efficiencies in our network costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the six months ended June 30, 2002 were $101.2 million compared to selling, general and administrative expenses of $82.9 million during the six months ended June 30, 2001, respectively. Excluding the non-cash deferred compensation and management ownership allocation charges, the selling, general and administrative expenses increased from $64.9 million during the six months ended June 30, 2001 to $86.9 million during the six months ended June 30, 2002. This represents an increase of $22.0 million or approximately 33.8%.

         Excluding non-cash deferred compensation and management ownership allocation charges, the increase in selling, general and administrative expenses from the same period a year ago resulted primarily from the growth of our operations, ongoing back office infrastructure enhancements and related growth in number of employees. During this period, salary, commissions and benefits increased approximately $8.1 million, directly related to headcount increases. The acquisition of Fairpoint Communications Solutions Corp. ("Fairpoint") also accounted for incremental expenses of $3.3 million in 2002. These increases were offset by decreases in other expense items including outsourcing costs of $1.3 million as we brought access billing functions inhouse.

         We also increased the bad debt reserves during the first six months of 2002 for accounts receivable related to telecommunication carriers negatively affected by current economic conditions, including Global Crossing, WorldCom, and other distressed carriers, by $12.6 million. Global Crossing filed for bankruptcy on January 28, 2002 and WorldCom filed for bankruptcy on July 21, 2002. Accounts receivable related to the periods before those dates may be uncollectible due to the bankruptcy protection. We have fully reserved this amount. We have also commenced legal action against AT&T for delays in the payment of access revenues owed us.

 Our selling, general and administrative expenses include:

         o Costs associated with sales and marketing, client care, billing, corporate administration, personnel and network maintenance;

         o   Network maintenance costs;

         o   Administrative overhead and office lease; and

         o   Bad debt expense.

         We expect selling, general and administrative expenses to remain stable or decline through the remainder of 2002 as our economies of scale improve.

MANAGEMENT OWNERSHIP ALLOCATION CHARGE AND DEFERRED COMPENSATION

         Upon consummation of our initial public offering, we were required by generally accepted accounting principles to record a $119.9 million increase in the assets of Choice One Communications L.L.C. allocated to management as an increase in additional paid-in capital, with a corresponding increase in deferred compensation. During the six months ended June 30, 2002 and 2001, we amortized $10.7 million and $13.1 million, respectively, of the deferred charge. Amortization expense declined from the same six months a year ago due to the expiration of the period over which we may repurchase the securities of certain members of management. The amortization expense will further decline in the third quarter of 2002, as the deferred compensation related to securities of management will be fully amortized.

         We also recognized $4.1 million and $4.8 million of non-cash deferred compensation amortization during the six months ended June 30, 2002 and 2001, respectively. The amortization expense is expected to decrease significantly in the third quarter as the amounts related to the issuance of restricted shares to the employees of the former US Xchange will be fully amortized. Deferred compensation was recorded in connection with membership units of Choice One Communications LLC sold to certain management employees, grants to employees under our 1998 Employee Stock Option Plan, and the issuance of restricted shares to the employees of the former US Xchange in August 2000.

IMPAIRMENT LOSS ON INTANGIBLE ASSETS

         During the six months ended June 30, 2002, we noted a significant adverse change in the business climate of the company and telecommunications industry in general. These circumstances required us to perform an interim goodwill impairment test. As a result, we recorded an impairment charge of $283.0 million. The amount of the impairment charge was determined utilizing a combination of market-based methods to estimate the fair value in accordance with SFAS No. 142 "Goodwill and Other Tangible Assets ("SFAS No. 142"). In addition, we recorded a $0.3 million charge to write-down the value of acquired customer relationships related to the our web hosting and design services in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

DEPRECIATION AND AMORTIZATION

          Depreciation and amortization for the six months ended June 30, 2002 was $32.7 million. This represents a decrease of $9.4 million, or 22.4%, compared to the six months ended June 30, 2001. The decrease from the same quarter a year ago results from adoption of SFAS No. 142 which requires us to discontinue the systematic amortization of goodwill and intangible assets with indefinite lives.

         Amortization from goodwill was $16.5 million during the six months ended June 30, 2001. This decrease was somewhat offset by the increase in depreciation expense related to the deployment of our networks and initiation of service in our markets in 2001. The increase in depreciation from the first quarter of 2002 was also related to network deployments as well as other asset acquisitions being placed in service during the first quarter. Our depreciation and amortization expense includes depreciation of switch related equipment, non-recurring charges and equipment collocated in established telephone company central offices, network infrastructure equipment, information systems, furniture and fixtures, indefeasible rights to use fiber and amortization of customer relationships.

INTEREST EXPENSE AND INCOME

         Interest expense for the six months ended June 30, 2002 and 2001 was approximately $29.1 million and $28.6 million, respectively. Interest expense includes interest payments on borrowings under our senior credit facility and subordinated notes, amortization of deferred financing costs related to such facilities, amortization of the discount on the subordinated notes and commitment fees on the unused senior credit facility. Beginning in November 2001, the interest expense on the subordinated notes was payable in kind (PIK) for four years.

         Interest expense increased from the same six months a year ago due to increases in the amount of borrowings during the quarter, offset by favorable declines in LIBOR rates that impacted our borrowing rates. We expect interest expense to increase slightly over the next quarter as we realize the full quarter impact of our fully drawn senior credit facility. Cash interest expense was $14.9 million for the six months ended June 30, 2002 as compared to $27.9 million for the six months ended June 30, 2001.

         Interest income for the six months ended June 30, 2002 and 2001 was approximately $130,000 and $3.8 million, respectively. Interest income results from the investment of cash and cash equivalents, mainly from the cash proceeds generated from the borrowings under our senior credit and subordinated debt facilities. We expect interest income to gradually decline as we use our surplus cash to fund operations and capital expenditures and market interest rates remain steady or decrease slightly for the remainder of 2002.

INCOME TAXES

         We have not generated any taxable income to date and do not expect to generate taxable income in the next few years. Use of our net operating loss carryforwards, which begin to expire in 2021, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty of its realizability.



LIQUIDITY AND CAPITAL RESOURCES

         At June 30, 2002, we had $18.8 million in cash and cash equivalents available. We did not have any further funding availability under our existing credit facility and we were in default of our minimum revenue covenant under the senior credit facility for the three months ended June 30, 2002. We received a waiver of this covenant from our lending institutions. Such waiver is contingent upon the closing of $48.875 million in committed debt financing. As a result, we have classified our long-term debt as current. Upon the closing of the additional financing and assuming we are in compliance with its covenants, the debt will be reclassified as long term. See below for further details on the additional debt financing.

         On August 13, 2002, we received a commitment, subject to definitive documentation including amendments to our existing credit agreements, as well as satisfaction of customary closing conditions, for new debt financing of $48.875 million and a waiver of the default of the revenue covenant from our lending institutions. Morgan Stanley Capital Partners and the lenders of our subordinated credit facility agreed to provide to us a $44.5 million Senior Secured Term Loan Facility. This facility will be fully available at closing and matures on March 31, 2009. Additionally, such lenders and our other existing senior lenders agreed to make available a separate term loan facility of $4.375 million to be drawn in five equal quarterly installments commencing on December 31, 2002 and maturing on February 1, 2009. The closing for the loans is scheduled to take place on or before September 9, 2002. We intend to use the net proceeds from these loans for our general corporate purposes.

    The following is a summary of the material terms of the new debt financing and the related revisions required to our existing credit facilities:

o Provides $44.5 million Senior Secured Term Loan Facility which is fully available at closing, and matures on March 31, 2009. Such loan will be secured on an equivalent basis with the same collateral that secures our existing senior credit facility. Interest on this term loan will be at LIBOR plus 5.75%. Interest is payable in kind (PIK) through March 31, 2004 and is payable in cash thereafter.

o Provides $4.375 million of incremental cash from the lenders party to our existing senior credit facility. Cash will be drawn down in five equal quarterly installments beginning no later than December 31, 2002 pursuant to a term loan. Such loan will also be secured by the same collateral that secures our existing credit facility, but ranks senior to all of our other indebtedness. Interest on this term loan will be at LIBOR plus 4.00% and is payable in cash at the end of each interest period.

o Issuance of warrants to the new lenders to purchase 20% of the fully diluted common shares of the Company. A significant portion, but not all, of these warrants are immediately exercisable upon closing. The warrant exercise price is $0.01 per share of common stock. These warrants will expire five years from issuance. In addition, warrants will be issued to our subordinated debt holders for 10% of the fully diluted common shares of the Company. Such warrants, however, will by exercisable only upon certain conditions related to refinancing of the subordinated notes on certain terms. The warrant exercise price is $0.01 per share of common stock. These warrants will expire five years from issuance. If all, or substantially all, of the warrants were fully exercised, there would be significant dilution to our existing stockholders.

     In conjunction with the new debt financing, our existing senior credit facility will be amended to effect the following changes:

o Principal payments on our existing senior credit facility, scheduled for December 31, 2003, and March 31, 2004 are deferred to the final maturity date in 2008 and 2009 respectively.

o Amendment of several covenants, including elimination of the minimum revenue and minimum EBITDA covenants through the second quarter of 2004, after which customary leverage and coverage covenants will be in effect.

         Also, in conjunction with the new debt financing, our subordinated debt agreements will be amended resulting in an extension of PIK interest on our senior subordinated notes by one year, to November 2006 and PIK dividends on our preferred stock will be extended by one year until November 2006 or until such time that all senior debt has been fully re-paid, whichever is later.

         We have reduced our cash utilization by $15.0 million, or 45.7%, from the first quarter of 2002. Our cash utilization for the three months ended June 30, 2002 was $17.8 million, compared with $32.8 million for the three months ended March 31, 2002. We have experienced net losses applicable to common stockholders of $349.8 million, $74.0 million and $57.8 million during the three month periods ended June 30, 2002, June 30, 2001 and March 31, 2002. Our viability is dependent upon our ability to continue to execute under our business strategy and to begin to generate positive cash flows from operations during 2002, and compliance with our covenants under our credit facilities. The execution of our business strategy requires obtaining and retaining a significant number of customers, and generating significant and sustained growth in our operating cash flows to be able to meet our debt service obligations and fund working capital and capital expenditures.

         Our cash and cash equivalents will decline during 2002 in accordance with our plan. However, we believe that our cash flow from operations and the proceeds of our new debt financing will be sufficient to enable us to execute our business strategy until such time as we have positive cash flow from operations to fund working capital, capital expenditures and debt service requirements. We can make no assurances, however, that our estimates with respect to the occurrence and timing of positive cash flows will be accurate or that we will be able to complete our new debt financing within the time frame or on the terms presently agreed to with our lenders. Accordingly, it may be necessary for us to seek additional sources of capital, which may include capital lease financing, private equity, and other sources of funding, for the successful execution of our business strategy. Our estimates of funding may be inaccurate due to a variety of factors including delay in timely collection of amounts owed to us, regulatory changes, changes in technology, changing conditions within the industry and general economy, increased competition in price and service, changes in number of customers and penetration of new services, and changes in cost of our networks in each of our markets. Our collections from interexchange carriers and established telephone companies have been slower than those from end-users. Currently, we have commenced a legal action against AT&T for delays in access payments owed to us. Due to the uncertainty of all of these factors, actual funding available from operations and other sources may vary from expected amounts, possibly to a material degree, and such variations could affect our funding needs and could result in a default under our credit facilities.

         We cannot make any assurances that we would be successful in obtaining additional funding, if needed or advisable, on favorable terms or at all. In addition, financing in the form of equity could result in dilution to the common stockholders. In light of current adverse conditions in the general economy and specifically the telecommunications industry, it likely will be difficult to obtain public/private financing, bank financing, capital lease or vendor financing to continue funding our business. Failure to raise sufficient funds, as and when needed or advisable, may require us to modify, delay or abandon some or all of our future expenditures with respect to our business strategy, engage in asset sales or pursue other alternatives designed to enhance our liquidity or obtain relief from our obligations.

         Our failure to comply with the covenants and restrictions contained in our senior credit facility and subordinated note agreements could lead to default under those agreements. If such default were to occur, our lenders could declare all amounts owed to them immediately due and payable. In addition, our lenders could declare all amounts owed to them immediately due and payable. If that event should occur, we can make no assurances that we would be able to make payments on our indebtedness, meet our working capital or capital expenditure requirements, or that we would be able to obtain additional financing, any of which would have a material adverse effect on our business, financial condition and results of operations.

FINANCING FACILITIES

         As of June 30, 2002, we had borrowed the maximum amount, $350.0 million, available under our senior credit facility. At such date, there was $125.0 million outstanding under the term A loan, $125.0 million outstanding under the term B loan and $100.0 million outstanding under the revolving portion. The senior credit facility, which is secured by liens on substantially all of our and our subsidiaries' assets and a pledge of our subsidiaries' common stock, contains covenants and events of default that are customary for credit of this nature. We were in default of the minimum revenue covenant under our senior credit facility for the three months ended June 30, 2002. We received a waiver of this covenant from our lending institutions. Such waiver is contingent upon the closing of $48.875 million in committed debt financing. As a result, we have classified our long-term debt as current. Upon closing of the new debt financing and assuming we are in compliance with our covenants, the debt will be reclassified as long-term. See Note 13 to the Consolidated Financial Statements for further details on the new debt financing.

         As of June 30, 2002, we had principal borrowings of $190.0 million in subordinated notes, excluding the discount of $3.0 million and interest payable in kind of $3.6 million, which is subordinated to the senior credit facility. The interest expense on the subordinated notes is payable in kind (PIK) at a fixed rate of 13.0%, accreting to principal semi-annually, until November 2005. Thereafter, until maturity on November 9, 2010, interest will be payable in cash quarterly. During the second quarter of 2002, $11.7 million in PIK interest accreted to principal. The subordinated notes contain covenants related to capital expenditures and events of default that are similar to those within our senior credit facility.

         As described above, we have obtained a commitment for new debt financing of $48.875 million, which is subject to definitive documentation including amendments to our existing credit agreements, as well as satisfaction of customary closing conditions.

CASH FLOWS

         We have incurred significant operating and net losses since our inception. We expect to have positive adjusted EBITDA during 2002. However, we expect to experience operating losses as we continue to penetrate our markets. As of June 30, 2002, we had an accumulated deficit of $889.5 million. Net cash used for operating activities was approximately $39.3 million and $69.1 million for the six months ended June 30, 2002 and 2001, respectively. The net cash used for operating activities during the six months ended June 30, 2002 and 2001 was primarily due to operating losses incurred while we grew our client base.

         Net cash provided by financing activities was $54.8 million and $2.1 million for the six months ended June 30, 2002 and 2001, respectively. Net cash provided by financing activities for the six months ended June 30, 2002 and 2001, was related to borrowings under the senior credit facility.

         Net cash used in investing activities was $11.2 million and $23.1 million for the six months ended June 30, 2002 and 2001, respectively. Net cash used in investing activities for the six months ended June 30, 2002 related to capital expenditures offset slightly by the proceeds from the sale of non-essential corporate assets. Net cash used in investing activities for the six months ended June 30, 2001 related to capital expenditures, the maturity of short term investments and the release of restricted cash for the quarterly interest payments on the subordinated debt.

CAPITAL REQUIREMENTS

         Capital expenditures were $12.2 million and $43.2 million for the six months ended June 30, 2002 and 2001, respectively. We expect that our capital expenditures will remain steady or decrease slightly for the remaining quarters of 2002 and will remain well below the level of 2001. The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of the demand for our services and regulatory, technological and competitive developments, including new opportunities in the industry.

SIGNIFICANT ACCOUNTING POLICIES

         Our significant accounting policies, judgments and estimates include those relating to revenue recognition, the allowance for doubtful accounts and acquired intangibles.

General. The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported elements of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. On an on-going basis, management evaluates the estimates, including those related to bad debts and income taxes. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for judgments about carrying values of assets and liabilities. Actual results could differ from these estimates.

Revenue recognition. Revenue from monthly recurring charges, enhanced features and usage is recognized in the period in which service is provided. Deferred revenue represents advance billings for services not yet provided. Such revenue is deferred and recognized in the period in which service is provided. We recognize revenue from switched access and reciprocal compensation based on management's best estimate of its collectibility being reasonably assured. Certain judgments in measuring revenue may affect our results. Revenue results may be difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly and could result in future operating losses.

Allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers and interexchange carriers to make the required payments. If the financial condition of our customers and the interexchange carriers were to further deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required resulting in additional expense to us and affecting our results of operations.

Acquired intangibles. Our business acquisitions have resulted in goodwill and other intangible assets which affect the amount of future period amortization expense and possible impairment expense that we may incur. The determination of the value, and any subsequent impairment, of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets". We adopted this standard on January 1, 2002. Under SFAS No. 142, goodwill and acquired intangible assets with indefinite lives will no longer be amortized but will be subject to at least an annual assessment for impairment through the application of a fair value-based test. We completed the required impairment evaluation of goodwill in conjunction with its adoption of SFAS No. 142 during the first quarter of 2002. Based on an analysis that considered the future cash flows of the company and market capitalization information, the evaluation noted no impairment of goodwill at that time. During the three months ended June 30, 2002, we noted a significant adverse change in the business climate of the company and telecommunications industry in general. These circumstances required us to perform an interim goodwill impairment test. As a result, we recorded an impairment charge of $283.0 million. The amount of the impairment charge was determined utilizing a combination of market-based methods to estimate the fair value in accordance with SFAS No. 142. In addition, we recorded a $0.3 million charge to write-down the value of acquired customer relationships related to the our web hosting and design services in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".

         In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. We expect to adopt this standard effective January 1, 2003. We do not expect the adoption of SFAS No. 143 to have a material impact on the company's financial statements or results of operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections". This standard rescinds FASB No. 4 and an amendment to that Statement, FASB No. 64, which related to extinguishment of debt. It rescinds FASB No. 44, which related to accounting for intangible assets of motor carriers. This standard also amends FASB No. 13 as it relates to certain sale-leaseback transactions. We adopted this standard on April 1, 2002. The adoption did not have a material impact on the company's financial statements or results of operations.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". This standard amends Emerging Issue Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". This statement requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, rather than when an entity commits to an exit plan. The standard also established the use of fair value for the measurement of exit liabilities. The standard is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. We expect to adopt this standard effective January 1, 2003. We do not expect the adoption of SFAS No. 146 to have a material impact on the company's financial statements or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK FOR THE PERIOD ENDED JUNE 20, 2002

         t June 30, 2002, the carrying value of our debt obligations, excluding capital lease obligations, was $540.6 million and the fair value of those obligations was $578.5 million. A hypothetical decrease of approximately 100 basis points from prevailing interest rates at June 30, 2002, would have resulted in an increase in fair value of long-term debt by approximately $20.8 million.

         Also, a hypothetical increase of approximately 100 basis points from prevailing interest rates at June 30, 2002, would have resulted in an approximate increase in cash required for interest on variable rate debt during the next three fiscal years of $1.6 million per year, declining to $1.5 and $1.3 million in the fourth and fifth years, respectively.

         As a result of our operating and financing activities, we are exposed to changes in interest rates that may adversely affect its results of operations and financial position. In seeking to minimize the risks and/or costs associated with such activities, we may enter into derivative contracts. However, we do not use derivative financial instruments for speculative purposes. Interest rate swap agreements are used to reduce our exposure to risks associated with interest rate fluctuations and, subject to limitations and conditions, are required by our credit facility. By their nature, these instruments would involve risk, including the risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. We attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

         At June 30, 2002, we had interest rate swap agreements for a notional amount of $187.5 million. Based on the fair value of the interest rate swaps at June 30, 2002, it would have cost us $15.1 million to terminate the agreements. A hypothetical decrease of 100 basis points in the swap rate would have increased the cost to terminate these agreements by approximately $4.9 million.

            FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2001

                          INDEX TO FINANCIAL STATEMENTS
                                                                           Page
CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
-----------------------------------------------

Report of Independent Public Accountants.................................... 43

Consolidated Balance Sheets as of December 31, 2001 and 2000................ 44

Consolidated Statements of Operations for the years ended
   December 31, 2001, 2000 and 1999. ....................................... 45

Consolidated Statements of Redeemable Preferred Stock
   and Stockholders' Equity for the years ended December
   31, 2001, 2000 and 1999 ................................................. 46

Consolidated Statements of Cash Flows for the years ended
   December 31, 2001, 2000 and 1999......................................... 47

Notes to Consolidated Financial Statements
   For The Year Ended December 31, 2002..................................... 48

Schedule II - Valuation and Qualifying Accounts............................. 62

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Choice One Communications Inc.:

We have audited the accompanying consolidated balance sheets of Choice One Communications Inc. (a Delaware corporation) and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Choice One Communications Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

As explained in Note 3 to the financial statements, effective January 1, 2001, the Company changed its method of accounting for derivative instruments in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                     /S/ ARTHUR ANDERSEN LLP


Rochester, New York
March 19, 2002 (except with respect to the matter discussed in Note 19, as to which the date is March 31, 2002)


This report is a copy of a previously issued Arthur Andersen report and this report has not been reissued by Arthur Andersen.

                                                CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                                                      CONSOLIDATED BALANCE SHEETS

                                                   As of December 31, 2001 and 2000

                                        (Amounts in thousands, except share and per share data)

                                                                                                2001                2000
                                                                                                ----                ----
                                          ASSETS
Current Assets:
     Cash and cash equivalents..................................................           $   14,415         $   173,573
     Restricted cash............................................................                   -               30,000
     Investments................................................................                   -                9,801
     Accounts receivable (net of allowance for doubtful accounts of
       $3,289 and $2,372 at December 31, 2001 and 2000).........................               40,239              20,655
     Prepaid expenses and other current assets..................................                1,910               4,913
                                                                                              -------             -------
Total current assets............................................................               56,564             238,942
                                                                                               ------             -------
Property and Equipment:
     Property and equipment.....................................................              434,148             329,704
     Less-accumulated depreciation..............................................              (72,380)            (26,871)
                                                                                              --------            --------
Property and equipment, net.....................................................              361,768             302,833
                                                                                              -------             -------

Other assets, net...............................................................              348,246             382,055
                                                                                              -------             -------
Total assets....................................................................             $766,578            $923,830
                                                                                             ========            ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Current portion of capital leases for indefeasible rights to use fiber.....           $      310         $        32
     Accounts payable...........................................................               12,629               1,840
     Accrued expenses...........................................................               49,962              51,270
                                                                                               ------              ------
Total current liabilities.......................................................               62,901              53,142
                                                                                               ------              ------

Long-term debt (including discount of $3,286 at December 31, 2001)..............              473,432             447,000
Long-term capital leases for indefeasible rights to use fiber...................               12,550               1,635
Interest rate swaps.............................................................               13,484                   -
                                                                                             --------            --------
Total long-term debt and other liabilities......................................              499,466             448,635
Commitments and Contingencies

                Redeemable Preferred Stock:
     Preferred stock, $0.01 par value, 5,000,000 shares authorized; 200,000 shares issued and outstanding, ($257,080 liquidation value at December 31, 2001,
     including accrued dividends of $43,080) ...................................              200,780             162,523

Stockholders' Equity:
     Common stock, $0.01 par value, 150,000,000 authorized, 40,431,583 and 37,911,851 shares issued as of December 31, 2001 and 2000,
     respectively...............................................................                  404                 379
     Treasury stock, 132,328 and 68,197 shares, at cost, at
       December 31, 2001 and December 31, 2000, respectively....................                 (480)               (216)
     Additional paid-in capital.................................................              537,059             566,975
     Deferred compensation......................................................              (16,896)            (53,207)
     Accumulated deficit........................................................             (503,172)           (254,401)
     Accumulated other comprehensive loss.......................................              (13,484)                  -
                                                                                            ---------            --------
     Total stockholders' equity.................................................                3,431             259,530
                                                                                            ---------            --------
     Total liabilities and stockholders' equity.................................             $766,578            $923,830
                                                                                             ========            ========

 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                                            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                           For years ended December 31, 2001, 2000, and 1999

                                        (Amounts in thousands, except share and per share data)

                                                                            2001              2000               1999
                                                                        -------------      ------------      ------------

Revenue                                                                 $   181,598        $   68,082       $    4,518
Operating expenses:
     Network costs.....................................................     120,923            56,182            6,979
     Selling, general and administrative, including non-cash deferred compensation of $8,406, $6,973 and $2,048 in 2001, 2000 and
       1999, respectively, and non-cash management ownership allocation charge of $24,017, $83,554 and $0 in 2001, 2000 and 1999,
       respectively....................................................     168,295           173,197           22,978
     Non-cash writedown of abandoned assets............................         801                 -                -
     Depreciation and amortization.....................................      89,144            41,003            5,153
                                                                           --------          --------          -------
     Total operating expenses..........................................     379,163           270,382           35,110
                                                                            -------           -------           ------
Loss from operations...................................................    (197,565)         (202,300)         (30,592)
                                                                           ---------         ---------         --------
Interest income/(expense):
     Interest income...................................................       4,871             2,111               76
     Interest expense..................................................     (56,077)          (16,663)          (1,959)
                                                                          ----------        ----------        ---------
     Interest income/(expense), net....................................     (51,206)          (14,552)          (1,883)
                                                                          ----------        ----------        ---------
Net loss ..............................................................    (248,771)         (216,852)         (32,475)
     Accretion on preferred stock......................................       7,007             2,393                -
     Accrued dividends on preferred stock..............................      31,250            11,830                -
                                                                        -----------       ------------     -----------
Net loss applicable to common stockholders............................. $  (287,028)       $ (231,075)      $  (32,475)
                                                                          ==========       ===========      ==========
Net loss per share, basic and diluted.................................. $     (7.23)     $      (7.11)      $    (1.47)
                                                                        ============      ============     ============
Weighted average number of shares outstanding, basic and diluted.......  39,676,218        32,481,307       22,022,256
                                                                         ==========       ===========      ===========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                                           CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                                                CONSOLIDATED STATEMENTS OF REDEEMABLE
                                              PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                                        For the years ended December 31, 2001, 2000 and 1999

                                              (Amounts in thousands, except share data)


                             Redeemable Preferred                                                  Accumulated
                             --------------------
                                   Stock        Common Stock        Treasury  Additional              Other
                                   -----        ------------
                                                Shares                 Stock  Paid-in    Deferred   Comprehensive  Accumulated
                              Shares    Amount  Outstanding   Amount  Amount  Capital  Compensation     Loss        Deficit   Total
                              ------    ------   -----------  ------  ------  -------  ------------     ----        -------   -----

Balance, December 31, 1998         -         -    21,275,829     213       -   21,314      (3,323)         -        (5,074)  13,130
 Capital contributions
  and issuance of common
  stock......................      -         -       746,427       7       -   44,014           -          -             -   44,021
 Deferred compensation.......      -         -             -               -    7,126      (7,126)         -             -        -
 Amortization of deferred
  compensation...............      -         -             -       -       -        -       2,048          -             -    2,048
 Net loss and
  comprehensive loss.........      -         -             -       -       -        -           -          -       (32,475) (32,475)
                                ----      ----     ---------    ----    ----   ------      ------       ----       -------  -------
Balance, December 31, 1999...      -         -    22,022,256     220       -   72,454      (8,401)         -       (37,549)  26,724
 Issuance of common stock....      -         -     9,014,488      91       -  150,451           -          -             -  150,542
 Conversion of promissory
  note to common stock.......      -         -       132,148       1       -    2,399           -          -             -    2,400
 Deferred compensation.......      -         -       535,296       5       -   15,789     (15,794)         -             -        -
 Management ownership
  allocation charge..........      -         -             -       -          119,866    (119,866)         -             -        -
 Amortization of deferred
  compensation...............      -         -             -       -       -        -      90,527          -             -   90,527
 Issuance of common stock
  for the US Xchange
  acquisition................      -         -     6,207,663      62       -  171,021           -          -             -  171,083
 Issuance of Series A
  preferred stock and
  warrants...................200,000   148,300             -       -       -   49,353           -          -             -   49,353
 Accretion on preferred
 stock.......................      -     2,393             -       -       -   (2,393)          -          -             -   (2,393)
 Accrued dividends on
  preferred stock............      -    11,830             -       -       -  (11,830)          -          -             -  (11,830)
 Acquisition of treasury
 shares......................      -         -       (68,197)      -    (216)    (135)        327          -             -      (24)
 Net loss and
  comprehensive loss.........      -         -             -       -       -        -           -          -      (216,852)(216,852)
                                ----      ----     ---------    ----    ----   ------      ------       ----       -------  -------
Balance, December 31, 2000...200,000   162,523    37,843,654     379    (216) 566,975     (53,207)         -      (254,401) 259,530
 Exercise of stock options...      -         -        20,056       -       -      107           -          -             -      107
 Management ownership
  allocation charge..........      -         -             -       -       -        -      24,017          -             -   24,017
 Amortization of deferred
  compensation...............      -         -             -       -       -        -       8,406          -             -    8,406


Issuance of detachable
  warrants...................      -         -             -       -       -    3,366           -          -             -    3,366
  Issuance of common stock
   to FairPoint..............      -         -     2,500,000      25       -    8,750           -          -             -    8,775
  Accretion on preferred
  stock......................      -     7,007             -       -       -   (7,007)          -          -             -   (7,007)
  Accrued dividends on
   preferred stock...........      -    31,250             -       -       -  (31,250)          -          -             -  (31,250)
  Acquisition of treasury
  shares.....................      -         -       (64,455)      -    (264)  (3,882)      3,888          -             -     (258)
  Net loss...................      -         -             -       -       -        -           -          -      (248,771)(248,771)
  Change in fair value of
   interest rate swaps.......      -         -             -       -       -        -           -    (13,484)            -  (13,484)
                                                                                                                            --------
  Comprehensive loss.........      -         -             -       -       -        -           -          -             - (262,255)
                                ----      ----     ---------    ----    ----   ------      ------       ----       -------  -------
Balance, December 31, 2001   200,000 $ 200,780    40,299,255  $  404 $  (480)$537,059   $ (16,896)   $ (13,484) $ (503,172)$  3,431
                             =======  ========    ==========   =====  ======  =======    ========   ==========   =========  ========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.



                                            CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                                                 CONSOLIDATED STATEMENTS OF CASH FLOWS

                                           For years ended December 31, 2001, 2000 and 1999

                                                        (Amounts in thousands)

                                                                                    2001                2000              1999
                                                                                    ----                ----              ----
Cash flows from operating activities:
Net loss................................................................        $ (248,771)       $  (216,852)         $  (32,475)
Adjustments to reconcile net loss to net cash used in
    operating activities:
    Non-cash write down of abandoned assets.............................               801                  -                   -
    Depreciation and amortization.......................................            89,144             41,003               5,153
    Non-cash interest on subordinated notes.............................             3,413                  -                   -
    Amortization of deferred financing costs............................             3,615              1,860                 294
    Amortization of discount on debt....................................                80                  -                   -
    Deferred compensation and management ownership allocation charge                32,423             90,527               2,048
    Changes in assets and liabilities:
       Accounts receivable, net.........................................           (16,454)            (9,554)             (1,771)
       Prepaid expenses and other current assets........................             3,003             (3,147)               (476)
       Other long term assets...........................................            (2,767)               703                  -
       Accounts payable.................................................            10,789              2,323               2,107
       Accrued expenses.................................................            (1,911)            23,533                 801
                                                                                ----------        -----------          ----------
          Net cash used in operating activities.........................          (126,635)           (69,604)            (24,319)
                                                                                ----------        -----------          ----------
Cash flows from investing activities:
    Capital expenditures................................................           (85,051)          (119,400)            (56,077)
    Purchase of investments.............................................            (2,199)           (11,545)                  -
    Proceeds from sale of investments...................................             9,801                 -                    -
    Decrease/(increase) in restricted cash..............................            30,000            (30,000)                  -
    Payments under long-term capital leases for indefeasible rights to use
     fiber..............................................................               (57)                 -                   -
    Purchase of accounts receivable.....................................            (3,518)                 -                   -
    Cash payments for acquisition of business, net of cash acquired.....                 -           (328,335)                  -
                                                                                ----------        -----------          ----------
       Net cash used in investing activities............................           (51,024)          (489,280)            (56,077)
Cash flows from financing activities:
       Additions to long-term debt......................................            62,000            620,125              71,251
       Principal payments of long-term debt.............................           (35,695)          (224,625)            (28,000)
       Proceeds from capital contributions and issuance of common stock                107            150,276              44,021
       Repurchase of treasury stock.....................................               (12)               (24)                  -
       Proceeds from issuance of Series A preferred stock...............                 -             197,655                  -
       Payments of financing costs......................................            (7,899)           (14,565)             (4,752)
                                                                                ----------        -----------          ----------
Net cash provided by financing activities...............................            18,501            728,842              82,520
                                                                                ----------        -----------          ----------
Net (decrease)/increase in cash and cash equivalents....................          (159,158)           169,958               2,124

Cash and cash equivalents, beginning of period..........................           173,573              3,615               1,491
                                                                                ----------        -----------          ----------
Cash and cash equivalents, end of period................................        $   14,415        $   173,573          $    3,615
                                                                                ==========        ===========          ==========

Supplemental disclosures of cash flow information:
    Interest paid.......................................................        $   53,072        $     8,930          $    1,381
                                                                                ==========        ============         ==========
    Income taxes paid...................................................        $        -        $         -          $        -
                                                                                ==========        ===========          =========

The accompanying notes to consolidated financial statements are an integral part of these financial statements.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      For the Year Ended December 31, 2001
           (ALl amounts in thousands, except share and per share data)


NOTE 1.   DESCRIPTION OF BUSINESS

Choice One Communications Inc. and subsidiaries (the "Company") is an integrated communications provider offering facilities-based voice and data telecommunications services and web services primarily to small and medium-sized businesses in second and third tier markets in the northeastern and midwestern United States. The Company's services include local exchange and long distance services, high-speed data and Internet services, and web hosting and design services. The Company seeks to become the leading integrated communications service provider in each market by offering a single source for competitively priced, high quality, customized telecommunications and web-based services. The Company was incorporated under the laws of the State of Delaware on June 2, 1998.

The Company has experienced recurring net losses applicable to common stockholders of $287.0 million, $231.1 million and $32.5 million during the years ended December 31, 2001, 2000 and 1999, respectively, and expects to continue to have future operating losses. The Company's viability is dependent upon its ability to continue to execute under its business strategy and to begin to generate positive cash flows from operations during 2002. The success of the Company's business strategy includes obtaining and retaining a significant number of customers, and generating significant and sustained growth in its operating cash flows to be able to meet its debt service obligations and fund capital expenditures.

Despite its net losses in prior years, the Company believes it has the necessary funding available to it to execute its business strategy through 2002. However, the Company's revenue and costs may also be dependent upon factors that are not within its control, including regulatory changes, changes in technology, and increased competition. Due to the uncertainty of these factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations could affect the Company's future funding requirements. Additional financing may be required in response to changing conditions within the industry or unanticipated competitive pressures. The Company can make no assurances that it would be successful in raising additional capital, if needed, on favorable terms or at all. Failure to raise sufficient funds may require the Company to modify, delay or abandon some of its future expenditures. There are conditions to the Company's ability to borrow under its senior credit facility, including the continued satisfaction of covenants. As of December 31, 2001, the Company was in compliance with these covenants and expects to be in compliance with these covenants in 2002.

The 2002 plan is predicated upon the following assumptions: sustained growth due to end-user demand for data and voice offerings in the Company's operational markets; continued improvement in operational efficiencies through economies of scale that translates into lower network costs and selling, general and administrative expenses as a percent of revenue; decreased capital expenditures and decreased interest expense payable in cash. At December 31, 2001, the Company had $14.4 million in cash and cash equivalents and $55.0 million available under its senior credit facility. The 2002 plan assumes that the Company will have positive cash and cash equivalents and borrowings available under its senior credit facility at December 31, 2002. The amount of cash and borrowings available under the senior credit facility as of December 31, 2002 is dependent upon factors that could differ materially from the estimates. Should factors assumed in the 2002 plan differ materially, management may delay some of its future capital expenditures or seek alternative financing for future capital expenditures.

NOTE 2.   RECLASSIFICATION

Certain amounts in the 2000 and 1999 consolidated financial statements have been reclassified to conform to the current period presentation.

NOTE 3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include all accounts of Choice One Communications Inc. and all of its subsidiaries. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents are highly liquid investments with original maturities of three months or less. The cost of the cash equivalents approximates fair market value.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Restricted Cash


Restricted cash represented funds held in escrow for interest payments on the subordinated debt facility through November 2001. There was no restricted cash as of December 31, 2001.

Investments

Investments consist of commercial paper with original maturities of more than three months. The investments were considered available for sale and are stated at fair value, which approximated the carrying value of the investments. There were no short-term investments as of December 31, 2001.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets include prepaid rent, insurance, software maintenance contracts and refundable deposits. Prepayments are expensed on a straight-line basis over the life of the underlying agreement.

Property and Equipment

Property and equipment includes switch equipment, computer equipment and software, office furniture and equipment, indefeasible rights to use fiber, construction-in-progress and leasehold improvements. These assets are stated at cost, which includes direct costs, capitalized labor and capitalized interest. For financial reporting purposes, depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

         Switch equipment............................... 10 years
         Computer equipment and software................ 3-5 years
         Office furniture and equipment................. 3-7 years
         Indefeasible right to use fiber................ 20 years

Depreciation of the switch equipment begins once the switches are placed in service. Construction in progress costs relate to projects to acquire, install and make operational the network components. Direct labor costs, monthly recurring costs of the collocations, and interest costs incurred in connection with the installation and construction of certain equipment are capitalized until such equipment becomes operational. These costs are then amortized over the life of the related asset.

Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset or the related lease term. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed as incurred.

Included in property and equipment are leases for indefeasible rights to use fiber which have been capitalized. The present value of minimum lease payments is recorded as a liability. Amortization on the capitalized indefeasible rights to use fiber is computed on the straight-line method over the term of the agreements.

Other Assets

Other assets primarily consist of goodwill, customer relationships, deferred financing costs and other assets.

Goodwill represents the excess purchase price over the fair value of net assets acquired and was being amortized using the straight-line method over the estimated useful life of ten years. In January 2002, the Company will adopt Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill will no longer be amortized. This standard also requires that goodwill be subject to at least an annual assessment for impairment through the application of a fair value-based test.

Customer relationships represent the fair value of the customer relationships obtained through acquisitions and is being amortized using the straight-line method over the estimated useful life of five years.

Deferred financing costs consist of capitalized amounts for bank financing fees, professional fees and other expenses related to the Company's senior credit facility and subordinated debt facility. These costs are being amortized using the effective interest rate method, over the life of the related debt. Amortization expense for these costs is included as a component of interest expense in the Consolidated Statements of Operations.

The Company reviews its long-lived assets in accordance with SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and Long-lived Assets to be Disposed Of," for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for temporary differences between financial statement and income tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the tax rates and laws that are currently in effect. In addition, the amount of any future tax benefits is reduced by a valuation allowance until it is more likely than not that such benefits will be realized.

Deferred Compensation

The Company recognizes deferred compensation for the difference between the fair market value of the Company's stock and the price at which such stock has been sold to management employees since the formation of the Company, for the difference between fair market value of the Company's stock and the exercise price of certain options granted, and for restricted shares issued to employees. The deferred compensation charge and management allocation charges included in deferred compensation on the consolidated balance sheet are amortized over the period in which the employee earns the right to sell the stock at market value or, in the case of options and restricted stock, over the vesting period.

Financial Instruments

The financial instruments are disclosed in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." SFAS No. 107 requires that the Company disclose the fair value of its financial instruments for which it is practicable to estimate fair value. The carrying amounts of cash and cash equivalents, restricted cash, short-term investments, prepaid expenses and other current assets, accounts payable and amounts included in accruals meeting the definition of a financial instrument approximate fair value because of the short-term maturity of these instruments. The carrying values, notional amounts and related estimated fair values for the Company's remaining financial instruments are as follows:


                                                  2001                                          2000
                                  Carrying Value/                               Carrying Value/
                                  Notional Amount       Fair Value              Notional Amount        Fair Value
                                 ----------------       ----------              ---------------        ----------
  Long-term debt                          $473,432        $488,505                      $447,000                $444,895
  Interest rate swap agreements           $187,500        $(13,484)                     $125,000                $  (5,526)


Net Loss Per Common Share

The Company calculates net loss per share under the provisions of the SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. No reconciliation of basic and diluted is needed, as the effect of dilutive securities would be antidilutive. The Company had options and warrants to purchase 8,010,087, 4,391,260 and 605,202 shares outstanding at December 31, 2001, 2000 and 1999, respectively, that were not included in the calculation of diluted loss per share because the effect would be antidilutive.

Comprehensive Income

The Company accounts for comprehensive income in accordance with SFAS No. 130, "Reporting Comprehensive Income," which requires comprehensive income and its components to be presented in the financial statements. During 2001, the Company had other comprehensive loss associated with the fair value of interest rate swaps. During 2000 and 1999, the Company had no other comprehensive income components; therefore, comprehensive loss was the same as net loss for the periods presented.

Revenue Recognition

Revenue from monthly recurring charges, enhanced features and usage is recognized in the period in which service is provided. Deferred revenue represents advance billings for services not yet provided. Such revenue is deferred and recognized in the period in

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


which service is provided. The Company recognizes revenue from switched access and reciprocal compensation in the month the service is provided to the extent that collectibility is reasonably assured.

Network Costs

Network costs include lease costs and costs of originating and terminating calls incurred through third party providers and are expensed as incurred.

Concentrations of Risk

The Company has no significant concentration of credit risk within its receivables. As of and for the year ended December 31, 2001, no customers represented more than 10% of the Company's receivables or revenue.

The Company leases its transport capacity from a limited number of suppliers and are dependent upon the availability of transmission facilities owned by the suppliers. The Company is vulnerable to the risk of being unable to renew favorable supplier contracts, and the supplier not timely processing orders for the Company's customers. The Company is at risk with respect to regulatory agreements that govern rates charged by the suppliers.

Derivative Instruments

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that all derivative instruments, such as interest rate swap agreements, be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. The Company adopted the statement, as amended, on January 1, 2001. The effect of the adoption was recorded in accumulated other comprehensive loss for $6.0 million.

Derivative instruments are used by the Company to manage its interest rate exposures. The Company does not use the instruments for speculative purposes. Interest rate swap agreements are employed as a requirement of the Company's senior credit facility. The facility requires an interest rate hedge for 50% of the outstanding principal balance once the Company has utilized 50% of the aggregate funding under the facility. The interest differential to be paid or received under the related interest rate swap agreements is recognized over the life of the related debt and is included in interest expense or income. The fair value of the interest rate swap agreements designated and effective as a cash flow hedging instrument is included in accumulated other comprehensive loss. Credit risk associated with nonperformance by counterparties is mitigated by using major financial institutions with high credit ratings.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of these assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 4.   ACQUISITIONS

On August 1, 2000, the Company acquired US Xchange, Inc. ("US Xchange"), a corporation headquartered in Grand Rapids, Michigan, which was engaged in the business of providing integrated communications services within the midwest, primarily third tier cities. The purchase price was approximately $324.6 million in net cash and 6.2 million shares of common stock issued to the sole shareholder. The net cash consideration paid consisted of $303.0 million disbursed upon closing and $21.6 million disbursed prior to and subsequent to the closing date in connection with the acquisition. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of US Xchange have been included in the Company's consolidated financial statements since the acquisition date.

The purchase price was allocated based upon the fair value of the assets acquired and liabilities assumed with any excess reflected as goodwill. Goodwill of $319.3 million, customer relationship of $48.5 million and property and equipment consisting of an indefeasible right to use fiber of $34.3 million are being amortized on a straight-line basis over 10 years, five years and 20 years, respectively. The assets and liabilities of US Xchange have been recorded at their fair values. In connection with the acquisition, liabilities assumed and cash paid were as follows:

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


     Fair value of assets acquired, including cash acquired......    $ 536,875
     Less-liabilities assumed....................................       12,060
                                                                        ------
     Total consideration paid....................................      524,815
     Less-cash acquired..........................................       29,086
     Less-common stock issued....................................      171,083
                                                                       -------
     Net cash paid for acquisition...............................    $ 324,646
                                                                      =========

On February 24, 2000, the Company acquired EdgeNet, Inc. ("EdgeNet"), a corporation based in Buffalo, New York, which was engaged in the business of providing Internet home page design and development. The purchase price was approximately $4.3 million, consisting of approximately $1.9 million in cash and 132,148 shares of the Company's common stock. The acquisition was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of EdgeNet, Inc. have been included in the Company's consolidated financial statements since the acquisition date. The purchase price was allocated based upon the fair value of the assets acquired and liabilities assumed with the excess reflected as goodwill of $3.5 million, which was being amortized on a straight-line basis over ten years.


In connection with the acquisition, liabilities assumed and cash paid were as follows:

       Fair value of assets acquired, including cash acquired......   $    4,397
       Less-liabilities assumed....................................          134
                                                                          ------
       Total consideration paid....................................        4,263
       Less-cash acquired..........................................            1
       Less-amounts borrowed.......................................        2,400
                                                                           -----
       Net cash paid for acquisition...............................    $   1,862
                                                                         =======

In November 1999, the Company purchased all of the outstanding units of Atlantic Connections, L.L.C., a local and long distance provider with operations in the Portsmouth, New Hampshire and Worcester, Massachusetts metropolitan areas. The purchase price, including contingent consideration of $1.5 million in cash that was paid in September 2000, was approximately $10.0 million.

NOTE 5.   UNAUDITED PRO FORMA RESULTS OF OPERATIONS

The following unaudited pro forma condensed results of operations combine the operations of the Company with those of US Xchange acquired on August 1, 2000 as well as Atlantic Connections acquired on November 3, 1999, as if the acquisitions had occurred on January 1, 1999. The unaudited pro forma condensed results of operations are presented after giving effect to certain adjustments for depreciation, amortization of intangible assets, interest expense on the acquisition financing and non-cash deferred compensation charge on restricted shares of common stock issued in connection with the US Xchange acquisition on August 1, 2000. The acquisitions were accounted for using the purchase method of accounting.

The unaudited pro forma results of operations are based upon currently available information and upon certain assumptions that the Company believes are reasonable. The unaudited pro forma results of operations do not purport to represent what the Company's financial position or results of operations would actually have been if the transaction in fact occurred on such date or at the beginning of the period indicated or to project the Company's financial position or the results of operations at any future date or for any future period.

                                                  Pro Forma Year Ended
                                            December 31, 2000  December 31, 1999
                                            -----------------  -----------------
Revenue.....................................   $   94,927          $   38,786
Loss from operations........................   $ (262,147)         $ (147,402)
Net loss....................................   $ (284,454)         $ (167,395)
Net loss applicable to common stockholders..   $ (317,146)         $ (202,644)
Net loss per share, basic and diluted.......   $    (8.89)         $    (6.64)
Weighted average number of shares
   outstanding, basic and diluted...........   35,672,237          30,512,669

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 6.   PROPERTY AND EQUIPMENT

Property and equipment, at cost, consisted of the following:
                                           December 31, 2001   December 31, 2000
                                           -----------------   -----------------
   Switch equipment........................    $  293,765         $  213,122
   Computer equipment and software.........        49,393             32,754
   Office furniture and equipment..........        11,203              9,520
   Leasehold improvement...................        25,585             20,920
   Indefeasible right to use fiber.........        47,893             35,995
   Construction in progress................         6,309             17,393
                                                 --------             ------
                                               $  434,148          $  329,704
                                                  =======           =========

Capitalized labor included in property and equipment was $3,425, $2,464 and $3,894 during the years ended December 31, 2001, 2000, and 1999, respectively. Capitalized monthly recurring costs of collocations in property and equipment were not material during the periods presented. Approximately $88, $57 and $250 of interest costs, associated with borrowings used to finance the construction of long-term assets, was capitalized during the years ended December 31, 2001, 2000 and 1999, respectively.

Depreciation expense for the years ended December 31, 2001, 2000 and 1999 amounted to $45,509, $21,980, and $4,855, respectively.

In May 2001, the Company approved a plan to abandon the assets related to its Richmond, Virginia market. The writedown of abandoned assets includes equipment and leasehold costs associated with collocating in the facilities of the established telephone company located in the Richmond, Virginia area. The writedown of abandoned assets of $0.8 million is included in the statement of operations.

NOTE 7.   OTHER ASSETS

Other assets consisted of the following:
                                           December 31, 2001   December 31, 2000
                                           -----------------   -----------------
   Goodwill................................     $ 330,262            $329,192
   Customer relationships..................        52,285              52,285
   Deferred financing costs................        27,769              19,870
   Other assets............................         6,674               2,231
                                                  --------              -----
                                                  416,990             403,578
   Less-accumulated amortization...........       (68,744)            (21,523)
                                                 --------            --------
                                                $ 348,246           $ 382,055
                                                 ========            ========

NOTE 8.   ACCRUED EXPENSES

Accrued expenses consisted of the following:
                                           December 31, 2001   December 31, 2000
                                           -----------------   -----------------
   Accrued network costs...................     $  32,657            $ 18,492
   Accrued payroll and payroll
       related benefits....................         2,905               5,073
   Accrued collocation costs...............         2,815               5,136
   Accrued interest........................         3,228               7,463
   Other...................................         8,357              15,106
                                                    -----              ------
                                                $  49,962            $ 51,270
                                                 ========             =======

NOTE 9.   LONG-TERM DEBT

Long-term debt outstanding consists of the following:

                                           December 31, 2001   December 31, 2000
                                           -----------------   -----------------
   Term A loan.............................     $ 125,000           $ 125,000
   Term B loan.............................       125,000             125,000
   Subordinated notes......................       178,432             180,000
   Revolver................................        45,000              17,000
                                                   ------           ---------
   Long-term debt..........................      $473,432           $ 447,000
                                                  =======            ========

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Maturities of long-term debt are as follows for the years ending December 31:

           2003..................................      $1,875
           2004..................................       9,063
           2005..................................      18,438
           2006..................................      34,062
           Thereafter............................     413,280
                                                      -------
           Total.................................   $ 476,718
                                                     =========

In February 2000, in connection with the acquisition of EdgeNet, the Company entered into $2.4 million of promissory notes with the shareholders of EdgeNet. The promissory notes were converted into 132,148 shares of the Company's common stock in September 2000.

In August 2000, the Company amended and restated its Credit Agreement (the "Second Amended Agreement"). The Second Amended Agreement, which terminates on eight and one-half years from August 1, 2000, provides the Company with an eight-year revolving credit facility of $100.0 million, an eight-year multiple draw term A loan of $125.0 million and an eight and one-half year term B loan of $125.0 million. The Second Amended Agreement was used, in part, to finance the acquisition of US Xchange and will be used to finance capital expenditures and to provide working capital. Borrowings under the Second Amended Agreement are secured by substantially all of the assets of the Company and bear interest, at the Company's option, at either the LIBOR rate or the base rate (the higher of the prime interest rate or the federal funds rate plus 0.5 percent), with additional percentage points added based on the Company's leverage ratio, as defined in the Second Amended Agreement. In addition, the Company is also required to pay a commitment fee of 0.75 percent to 1.5 percent per annum based on the unutilized portion of the credit facility. At December 31, 2001, the weighted average floating interest rate and the weighted average fixed swapped interest rate on the senior credit facility were 6.46% and 10.79%, respectively.

The aggregate commitment under the Second Amended Agreement is reduced by 1.25 percent per quarter commencing on December 31, 2003 until September 30, 2004, by
2.50 percent per quarter commencing on December 31, 2004 until September 30, 2005, by 6.25 percent per quarter commencing on December 31, 2005 until September 30, 2006, and by 7.50 percent per quarter commencing on December 31, 2006 until termination of the loan on January 31, 2009. As of December 31, 2001, $55.0 million was available under the revolving credit facility.

The Second Amended Agreement revised certain covenants including total debt to contributed capital, minimum revenue, maximum earnings before interest, taxes, depreciation and amortization (EBITDA) losses, maximum capital expenditure levels, minimum asset coverage, leverage ratio, fixed charge ratio and interest coverage ratio, all as defined in the Amended Agreement. At December 31, 2001, the Company was in compliance with these covenants.


In August 2000, the Company entered into a $180.0 million unsecured subordinated debt facility which was a one-year overfunded facility. Upon draw down of the facility in November 2000, $30.0 million of the proceeds was credited into escrow to fund cash interest payments on the loan. This amount was reflected as restricted cash in the consolidated balance sheet. Morgan Stanley Senior Funding, a related party to the Company, was sole lead arranger for the subordinated debt facility. The one-year overfunded facility maturity date was November 9, 2001.

On the maturity date, the outstanding balance was redeemed with the issuance of subordinated notes. The redemption value was allocated between the subordinated notes and the related warrants issued, generating a discount on the subordinated notes of $3.4 million. This discount is being amortized over the nine-year term of the subordinated notes. During 2001, $80,000 of the discount was amortized. The subordinated notes mature on November 9, 2010.

The warrants were issued to purchase 1,890,294 shares of common stock. The warrants are exercisable at $2.25 per share of common stock and will expire on November 9, 2006.

As of December 31, 2001, $178.4 million of subordinated notes was outstanding. Interest will be payable quarterly based on LIBOR plus an applicable margin. The interest rate was 13.00% on December 31, 2001 and is fixed until November 2005. Interest on the notes is non-cash during the first four years of the notes term, increasing the principal balance for this period.

At December 31, 2001, the carrying value of the Company's debt obligations, excluding obligations under capital leases for indefeasible rights to use fiber, was $473.4 million and the fair value of those obligations was $488.5 million.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

NOTE 10.  DERIVATIVE INSTRUMENTS

Under the Second Amended Agreement, the Company is required to enter into hedging agreements with respect to interest rate exposure with an aggregate notional amount equal to 50% of the outstanding borrowings once at least 50% of the aggregate commitment has been utilized. The Company uses interest rate swap agreements to reduce its exposure to interest rate changes. In August 2000 the Company entered into a swap contract related to $125.0 million borrowed on the term B loan. The swap expires in 2006 and is based on three-month LIBOR, which is fixed at 6.94%, plus an applicable margin. In June 2001 the Company entered into a swap contract related to $62.5 million borrowed on the term A loan. The swap expires in 2003 and is based on three-month LIBOR, which is fixed at 4.985%, plus an applicable margin. The differential to be received or paid under the interest rate swap agreements is recognized as a component of interest expense.

At December 31, 2001, the notional principal amount of the interest rate swap agreements was $187.5 million expiring between 2003 and 2006. The fair value of the swap agreements was a liability of $13.5 million as of December 31, 2001. The fair value of the interest rate swap agreements is estimated based on quotes from brokers and represents the estimated amount that the Company would expect to pay to terminate the agreements at the reporting date.

NOTE 11.  REDEEMABLE PREFERRED STOCK

On August 1, 2000, the Company issued 200,000 shares of Series A senior cumulative redeemable preferred stock and related warrants in a private placement for $200.0 million. The Series A preferred stock was issued to Morgan Stanley Dean Witter Capital Partners, a related party to the Company. Each share of Series A preferred stock has a stated value of $1,000 and ranks senior to each other class or series of the Company's capital stock.

Dividends accrue at the rate of 14.0% per annum, cumulative and compounded quarterly. Prior to August 1, 2005 (the fifth anniversary of the issue date) the Company may pay dividends in additional shares of Series A preferred stock or in cash, at the Company's option. Thereafter until maturity, dividends are to be paid in cash. The Series A preferred stock matures on August 1, 2012, at which time the Company must redeem the shares for their stated value plus any accrued and unpaid dividends. The Series A preferred stock is not redeemable by the Company prior to August 1, 2005. For redemptions of the Series A preferred stock between August 1, 2005 and the maturity date of August 1, 2012, the Company must pay a premium on amounts redeemed based on the following schedule:

                 August 1, 2005 to July 31, 2006             107%
                 August 1, 2006 to July 31, 2007             104.67%
                 August 1, 2007 to July 31, 2008             102.33%
                 August 1, 2008 and thereafter               100%

For liquidation or change in control during the first five years or any time through the maturity date, the premium on redeemed amounts would be 100% and 101%, respectively.

At December 31, 2001 and 2000, $43.1 million and $11.8 million, respectively, in dividends were accrued and will be paid in additional shares of Series A cumulative redeemable preferred stock.

NOTE 12.  STOCKHOLDERS' EQUITY

On January 17, 2000, the Company's Board of Directors voted to amend the Certificate of Incorporation of the Company to increase the number of authorized common shares and preferred shares to 150 million and 5 million respectively, as calculated after the stock split.

On January 25, 2000, the Company's Board of Directors approved a 354.60-for-one stock split, the effect of which is retroactively reflected within these financial statements for all periods presented.

On February 16, 2000, the Company raised $164.3 million, less $14.0 million in expenses, in an initial public offering of Common Stock (the "equity offering").

Prior to the equity offering, the Company's institutional investors and management owned 95.0 percent and 5.0 percent, respectively, of the ownership interests of Choice One LLC, an entity that owned substantially all of the Company's outstanding capital stock. As a result of the equity offering, Choice One LLC was dissolved and its assets, which consisted almost entirely of such capital stock, were distributed to the Company's institutional investors and management in accordance with the LLC Agreement. The LLC Agreement provided that the Equity Allocation between the Company's institutional investors and management be 68.5 percent to the Investor Members and 31.5 percent to management based upon the valuation implied by the equity offering.

As the estimated fair value of the Company had exceeded the price at which ownership units of Choice One LLC had been sold to management employees since the formation of the Company and prior to the initial public offering, the Company had recognized

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


deferred compensation of $4.4 million and $1.7 million at December 31, 1999 and 1998, respectively, of which $0.9 million, $2.1 million and $0.9 million had been amortized to expense during the years ended December 31, 2001, 2000 and 1999, respectively. Upon the consummation of the initial public offering, the Company was required by generally accepted accounting principles to record the increase (based upon the valuation of the Common Stock implied by the equity offering) in the assets of Choice One LLC allocated to management as a $119.9 million increase in additional paid-in capital, with a corresponding increase in non-cash deferred compensation. The Company was required to record $62.4 million as initial non-cash, nonrecurring charge to operating expense and the remaining $57.5 million was recorded as a deferred management ownership allocation charge. The Company amortized $24.0 million and $21.1 million of the deferred charge during 2001 and 2000, respectively and will amortize $10.9 million during 2002, which is the period over which the Company has the right to repurchase the securities (at fair market value or the price paid by the employee, if that price is less than fair market value) in the event the management employee's employment with the Company is terminated.

In connection with the issuance of the Series A preferred stock, the Company issued warrants to the holders of the Series A preferred stock. The warrants to purchase 1,747,454 shares of the Company's common stock are exercisable in whole or in part at any time. The warrant exercise price is $0.01 per share of common stock. The warrants will expire on August 1, 2012.

The Company's certificate of incorporation provides that it may issue preferred stock without shareholder approval. Under certain circumstances, as defined in the certificate of incorporation and by-laws, preferred stock could be issued by the Company in connection with a shareholder rights plan. The issuance of preferred stock in connection with a shareholder rights plan could cause substantial dilution to any person or group that attempts to acquire the Company on terms not approved in advance by the Company's board of directors.

In connection with the acquisition of US Xchange on August 1, 2000, the Company issued 6,207,663 shares to the sole shareholder and 535,296 of restricted shares to the employees of US Xchange. The restricted shares issued to the employees will vest over two years at 50% per annum. Since August 1, 2000, the Company has reacquired certain of these restricted shares from employees who have terminated their employment with the Company. These shares are classified as treasury stock in the accompanying financial statements. Deferred compensation related to the issuance of the restricted shares for $14.8 million was recorded to stockholders' equity of which $6.3 and $3.0 million was amortized during 2001 and 2000, respectively.

In connection with the purchase of certain assets from FairPoint Communications Solutions Corp. in December 2001, the Company issued 2,500,000 shares of common stock. The purchase price also includes contingent consideration of no more than 2,000,000 shares of the Company's common stock. The contingent consideration is to be determined within 120 days of December 19, 2001 based upon achievement of certain operational metrics.

In connection with the rollover of its subordinated debt, the Company issued warrants to purchase 1,890,294 shares of common stock at an exercise price of $2.25 per share of common stock. The warrants expire on November 9, 2006.

NOTE 13.  STOCK OPTION PLAN

In 1998, the Company's stockholders approved the 1998 Employee Stock Option Plan (the "1998 Plan"). The persons to whom options are granted, the number of shares granted to each and the period over which the options become exercisable are determined by the Employee Option Plan Administrative Committee. The options granted have a term of ten years and vest at equal rates over a four-year period. The total number of shares authorized under the 1998 Plan is 10,000,000, as amended in December 2001.

In 1999, the Company's stockholders approved the 1999 Director Stock Incentive Plan (the "1999 Plan"). Options under the plan are issued to attract and retain outside directors of the Company. The number of shares granted and the period over which the options become exercisable are determined by the Board of Directors. The options granted have a term of ten years and vest at equal rates over a four-year period. The total number of shares authorized under the 1999 Plan is 531,896. The Company accounts for stock based compensation issued to its employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected to adopt the "disclosure-only" provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Had compensation cost for the plans been determined based on the fair value of the options at the grant dates for awards under the plans consistent with the method prescribed in SFAS No. 123, the Company's net loss would have increased to the pro forma amount indicated below for the years ended December 31, 2001, 2000 and 1999.

                                                 2001         2000         1999
                                                 ----         ----         ----
         Net loss as reported...............$ (248,771)  $ (216,852)  $ (32,475)
         Net loss pro forma.................$ (258,537)  $ (220,680)  $ (32,658)

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Net loss per share, basic and diluted:
                                           2001         2000         1999
                                           ----         ----         ----

   As reported..........................$ (7.23)     $ (7.11)     $ (1.47)
   Pro forma............................$ (7.48)     $ (7.23)     $ (1.48)

For purposes of the pro forma disclosure above, the fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model:

                                   2001              2000           1999
                                   ----              ----           ----
   Dividend yield.................0.00 percent      0.00 percent   0.00 percent
   Expected volatility..........129.70 percent    136.39 percent   0.00 percent
   Risk-free interest rate........4.96 percent      5.99 percent   5.74 percent
   Expected life.....................7 years           7 years          7 years

The weighted average grant date fair value of options granted during the years ended December 31, 2001, 2000 and 1999 was $6.34, $17.28 and $12.09,
respectively. SFAS No. 123 has only been applied to options granted beginning August 12, 1998. As a result, the pro forma compensation expense may not be representative of that to be expected in future years.

The following is a summary of the activity in the Company's plans during the years ended December 31, 2001, 2000 and 1999:

                                          2001                                  2000                             1999
                                          ----                                  ----                             ----
                                                 Weighted Avg.                    Weighted Avg.          Shares    Weighted Avg.
                                 Shares         Exercise Price         Shares    Exercise Price                    Exercise Price
                                 ---------------------------         ------------------------          ------------------------
  Options outstanding,
       beginning of period ..   2,643,806           $15.52              605,202      $ 5.32              198,397      $ 2.82
  Options granted............   2,474,994             6.84            2,314,378       18.23              492,333        5.92
  Options exercised..........     (20,056)            5.36              (26,947)       3.36                    -           -
  Options forfeited..........    (726,405)           12.73             (248,827)      13.57              (85,528)       2.94
                                ---------                             ---------                         --------
  Options outstanding,
       end of period.........   4,372,339             9.82            2,643,806       15.52              605,202        5.32
                                  =========                           =========                         =======

  Options exercisable........     713,891            12.54              207,344        4.94                    -           -



The weighted-average remaining contractual life of options outstanding was 8.9 years, with exercise prices ranging from $1.34 to $40.81, as of December 31, 2001. None of the options expired during 2001, 2000 and 1999. Options outstanding as of December 31, 2001 consisted of the following:

                                            Options Outstanding                                    Options Exercisable
                     ---------------------------------------------------------------------------------------------------------------

                                      Weighted-avg.
      Range of        Number of         Remaining           Weighted-average               Number of         Weighted-average
   Exercise Prices     Shares        Contractual Life  Exercise Price Per Share             Shares          Exercise Price Per Share
   ---------------    --------       ----------------- -- ------------------------       ----------     ------------------------
  $ 1.34 to $ 1.63      197,220           9.8 years             $  1.62                           -             $      -
    2.82 to   4.00      277,431           7.0                      3.20                     164,810                 3.13
    5.30 to   7.52    2,377,463           9.3                      6.33                     197,786                 6.65
    9.31 to  12.19      507,488           8.7                     10.57                     103,069                10.99
   14.48 to  20.00      374,695           8.8                     16.19                      58,411                16.70
   28.25 to  40.81      638,042           8.5                     32.79                     189,815                32.38
                     ----------                                                             -------
   $1.34 to  40.81    4,372,339           8.9                      9.82                     713,891                12.54
                      =========                                                             =======


As the estimated fair market value of the Company's stock exceeded the exercise price of certain options granted, the Company has recognized total gross deferred compensation expense of $6,089, $7,507 and $6,466 at December 31, 2001, 2000 and 1999, respectively, of which $1,322, $1,860 and $1,115 has been amortized to expense during the years ended December 31, 2001, 2000 and 1999, respectively. The deferred compensation is amortized to expense over the vesting period of the options.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


NOTE 14.  INCOME TAXES

The Company had approximately $211,177 and $125,346 of net operating loss carryforwards for federal income tax purposes at December 31, 2001 and 2000, respectively. The net operating loss carryforwards will expire in the years 2021 and 2020, respectively, if not previously utilized. Application of Internal Revenue Code section 382 may limit the utilization of the net operating loss carryforward. The Company has recorded a valuation allowance equal to the net deferred tax assets at December 31, 2001 and 2000, due to the uncertainty of future operating results. The valuation allowance will be reduced at such time as management believes it is more likely than not that the net deferred tax assets will be realized. Any reductions in the valuation allowance will reduce future income tax provisions.

The deferred tax asset is comprised of the following at December 31:
                                                           2001          2000
                                                           ----          ----
         Intangible assets..............................$.(17,125)    $ (11,527)
         Accelerated depreciation..........................(1,263)       (1,017)
         Start-up and other capitalized costs.............. 1,312         1,768
         Net operating loss carryforwards.................124,408        53,613
         Compensation related adjustments...................1,097         1,012
         Less: valuation allowance.......................(108,429)      (43,849)
                                                          --------      -------
         Net deferred tax asset..........................$       -    $       -
                                                          ==========   =========

Under existing tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a 60-month period for tax purposes.

NOTE 15.  SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES

During 2001, the Company executed capital leases for the indefeasible rights to use fiber, with a related party, in the amount of $11.3 million. The leases covered fiber deployed in Albany, Buffalo, Rochester and Syracuse, New York.

In December 2001, the Company acquired certain network assets from FairPoint Communications Solutions Corp. through the issuance of 2,500,000 shares of common stock in the amount of $8.8 million, based on the stock price on the closing date. In addition, as part of the transaction, the Company purchased the retail accounts receivable of FairPoint Communications Solutions Corp. The total cash consideration for the transaction was $5.7 million.

NOTE 16.  RELATED PARTIES

The Company entered into a master facilities agreement with FiberTech, LLC. ("FiberTech"), (formerly Fiber Technologies, LLC.) a company that designs, constructs and leases high performance fiber networks in second and third tier markets in the Northeast and Mid-Atlantic regions of the United States. The agreement provides the Company with a 20-year indefeasible right to use (IRU) fiber without electronics in 13 of Choice One's market cities.

In addition to the master facilities agreement, the Company made a minority equity investment in FiberTech, in return for which the Company has the right to appoint one representative to its board of managers, and has a vote in determining the new markets in which FiberTech will develop and build local loops. The Company's Chief Executive Officer and Chairman serves on FiberTech's Board of Managers.

In addition, Fleet Equity Partners, a related party to the Company, has a significant equity investment in FiberTech. Morgan Stanley Dean Witter Capital Partners, a related party to the Company, purchased 200,000 shares of the Company's series A senior cumulative preferred stock on August 1, 2000.

Morgan Stanley Senior Funding, a related party to the Company, was sole lead arranger and one of the lenders for the Company's subordinated notes and was one of the lenders for the Company's senior credit facility. In August 2000, the Company entered into a fiber optic and grant of indefeasible right to use agreement with RVP Fiber L.L.C. The 20-year indefeasible right to use was acquired as part of the acquisition of US Xchange. A shareholder of RVP Fiber L.L.C. is also a shareholder of the Company, and has the right to appoint one representative to the board of directors of the Company, pursuant to the merger agreement with US Xchange.

In August 2001, the Company loaned an aggregate of $2.2 million to its chief executive officer and top four executives. The loans bear interest at a rate of 5.72% and have a term of three years (subject to acceleration in the event of termination of employment). The loans are secured by 100% of the common stock owned by the respective executives.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)



NOTE 17.  COMMITMENTS AND CONTINGENCIES

Operating Lease Agreements

The Company leases office space and certain other equipment under various operating leases that expire through 2010. The minimum aggregate payments under noncancelable leases are as follows for the years ending December 31:

          2002............................................         7,296
          2003............................................         6,215
          2004............................................         5,292
          2005............................................         4,446
          2006............................................         4,466
          Thereafter......................................        14,207
                                                                 --------
                                                               $  41,922

Rent expense for the years ended December 31, 2001, 2000 and 1999 was approximately $7,659, $4,275 and $1,111, respectively.

401(K) Plan

The Company provides a defined contribution 401(k) plan to substantially all of its employees meeting certain service and eligibility requirements. The Company pays a monthly matching contribution equal to 50 percent of the employees' contributions up to a maximum of 6 percent of their eligible compensation. The matching contribution vests 20% per year beginning after the first year of employment. Plan expenses were approximately $1,343, $766 and $224 during the years ended December 31, 2001, 2000 and 1999, respectively.

Annual Incentive Plan

All full-time noncommissioned Choice One employees are eligible to participate in the Company's bonus. The total amount included in operations for these incentive bonuses was approximately $1,541, $3,355 and $748 during the years ended December 31, 2001, 2000 and 1999, respectively.

Other Agreements

In 1999, the Company entered into a sponsorship agreement with Buffalo Bills, Inc. Under the sponsorship agreement, the Company obtained certain marketing and signage rights related to Ralph Wilson Stadium and the Buffalo Bills, a National Football League team, and became the exclusive telecommunications provider of Ralph Wilson Stadium during the 1999 through 2003 seasons. The agreement requires the Company to pay a total of $2.4 million during the period from September 30, 1999 through June 30, 2004.

In 2000, the Company amended its three-year general agreement with Lucent Technologies, Inc. ("Lucent") establishing terms and conditions for the purchase of Lucent products, services and licensed materials. The agreement required the Company to purchase a minimum of $100.0 million of Lucent products, services and licensed materials. If the Company fails to purchase the minimum requirements, an additional price premium is charged. As of December 31, 2001, the Company had met its commitment under the agreement with Lucent.

In 2000, the Company entered into a master facilities agreement with FiberTech. The agreement provides the Company with a 20-year indefeasible right to use fiber without electronics in 13 of Choice One's market cities. The Company has committed to four fibers in each cable in the 13 cities. The Company's commitment could be up to $85.0 million over the 20-year term of the agreement, subject to certain performance criteria and price reductions in accordance with the agreement.

NOTE 18.  RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, (SFAS No. 141), "Business Combinations". This standard eliminates the pooling of interests method of accounting for business combinations and requires the purchase method of accounting for business combinations. The standard is effective for acquisitions initiated after June 30, 2001. On January 1, 2001, the Company is required to adopt this standard for business combinations for which the acquisition date was before July 1, 2001. The Company's management does not expect the adoption of SFAS No. 141 to have a material impact on the Company's financial results.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In June 2001, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets". The Company will adopt this standard on January 1, 2002. Under SFAS No. 142, goodwill and acquired intangible assets with indefinite lives will no longer be amortized. The Company's goodwill amortization for the year ended December 31, 2001 was $33.0 million. This standard also requires that goodwill and acquired intangible assets with indefinite lives be subject to at least an annual assessment for impairment through the application of a fair value-based test. The Company's management is continuing to evaluate the impact of adoption of this standard on the Company's financial results. In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, (SFAS No. 143), "Accounting for Asset Retirement Obligations". This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. The Company will adopt this standard effective January 1, 2003. The Company's management does not expect the adoption of SFAS No. 143 to have a material impact on the Company's financial results.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, (SFAS No. 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard is effective for fiscal years beginning after December 15, 2001. The Company will adopt this standard effective January 1, 2002. The Company's management does not expect the adoption of SFAS No. 144 to have a material impact on the Company's financial results.

NOTE 19.  SUBSEQUENT EVENTS

In March 2002, the holders of the Company's Series A senior cumulative preferred stock agreed to irrevocably waive certain of their redemption rights with respect to 60,000 shares of Series A preferred stock (shares covered by such waiver are described herein as non-redeemable Series A preferred stock and all other shares are described as redeemable Series A preferred stock). The redemption rights being waived include the mandatory redemption on the maturity date of August 1, 2012 and the mandatory redemption for cash upon a change in control. In consideration for the irrevocable waiver of these redemption rights, the holders were granted warrants to purchase shares of the Company's common stock. The holders will be granted additional warrants if the Company has not terminated the waiver on or before December 31, 2002.

As consideration for the waiver, the Company issued to the parties who granted the waiver, warrants to purchase 1,177,015 shares of common stock at an exercise price of $1.64 per share. The warrants vest 40 percent on the date of issuance and then 20 percent each on October 1, 2002, January 1, 2003 and April 1, 2003. Beginning on January 1, 2004, additional warrants to purchase 235,403 shares of common stock for $0.01 per share will be issued annually until the Company elects to terminate the waiver. All the warrants would expire five years after the Company has elected to terminate the waiver.

The Company may elect, at its sole discretion, to terminate the waiver at any time without any penalty or additional cost. In the event that the Company elects to terminate the waiver, all unvested warrants would expire and no additional warrants would be granted.

Regular dividends on both the redeemable Series A and non-redeemable Series A preferred stock remain unchanged from that described in Note 11 above. Under certain circumstances, unless the Company at its sole discretion chooses not to terminate the waiver, the dividend rate on the Series A preferred stock would increase from 14.0% to such percentage as would result in an effective dividend on shares of the non-redeemable Series A preferred stock to increase to 20.0%. The events that would trigger the increase include the waiver not having been terminated by August 1, 2012, a redemption of any of the redeemable Series A preferred stock, the continuance of a delisting event from the Nasdaq National Market for more than 30 days (or 90 days under some circumstances), and the inclusion of a going concern qualification in the Company's annual audit if the average of the closing price of the Company's common stock is below $3.00 for the 10 trading days after the release of the annual financial statements including such qualification. In the event of a change in control, the Company may redeem the non-redeemable Series A preferred stock for cash in the amount of 101% of its liquidation preference plus accrued and unpaid dividends. If the Company does not redeem the non-redeemable Series A preferred stock for cash, the Company is obligated to make an offer to exchange such stock for shares of the Company's common stock. The Company intends to exchange the non-redeemable Series A preferred stock for common stock in the event of a change in control, and has the unconditional right to do so. The number of shares of common stock issued in an event of a change in control would not exceed the number of then authorized, but not issued or reserved for issuance, shares of the Company's common stock, and any shares of non-redeemable Series A preferred stock that cannot be redeemed because there are insufficient shares of common stock available will remain outstanding and the Company will have no obligation to redeem or exchange them.

The following unaudited pro forma condensed consolidated balance sheet is presented after giving effect to the above subsequent transaction, as if the transaction had occurred on December 31, 2001. The unaudited pro forma balance sheet is based upon currently available information and upon certain assumptions that the Company believes are reasonable. In March 2002, the Company declared the dividends due on its redeemable Series A preferred stock through March 31, 2002 and issued such dividend in the form of 51,588 shares of redeemable Series A preferred stock on March 31, 2002. The pro forma balance sheet assumes the modification of $43.1 million in declared dividends on the redeemable Series A preferred stock to 43,080 shares of non-redeemable Series A preferred stock. It also assumes the modification of $8.4 million of redeemable Series A preferred stock to 8,412 shares of non-redeemable Series A preferred stock. The value of the non-redeemable Series A preferred stock was discounted due to the related warrants issued to purchase 1,177,015 shares of common stock. An additional $8.5 million of the redeemable Series A preferred stock representing the dividends paid for the first quarter of 2002 was modified to 8,508 shares of non-redeemable Series A preferred stock. These dividends for the first quarter of 2002 are not included in the pro forma condensed consolidated balance sheet as of December 31, 2001.

                 CHOICE ONE COMMUNICATIONS INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                            Pro Forma as of
                                                           December 31, 2001

(amounts in thousands, except share and per share data)

          Cash.....................................          $    14,415
          Other current assets.....................               42,149
          Property and equipment, net..............              361,768
          Other assets, net........................              348,246
                                                                --------
          Total assets.............................           $  766,578
                                                                ========

          Current liabilities.......................         $    62,901
          Long-term liabilities.....................             499,466

          Redeemable Series A preferred stock, $0.01
               par value, 4,940,000 authorized;
               148,508 shares issued and outstanding,
               ($158,904 liquidation value at
               December 31, 2001) ..................             149,288

          Stockholders' Equity
          Non-redeemable Series A preferred stock, $0.01
               par value, 60,000 authorized;
               51,492 shares issued and outstanding,
               ($55,096 liquidation value at
               December 31, 2001) ..................              49,813
          Common stock..............................                 404
          Treasury stock............................                (480)
          Additional paid-in capital................             538,738
          Deferred compensation.....................             (16,896)
          Accumulated deficit.......................            (503,172)
          Accumulated other comprehensive loss......             (13,484)
                                                                --------
          Total stockholders' equity................              54,923
                                                                --------
          Total liabilities and stockholders' equity          $  766,578
                                                                ========

NOTE 20.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                           1st Quarter      2nd Quarter      3rd Quarter       4th Quarter
2001
Revenue................................................... $  34,850        $  41,751         $  48,792         $  56,205
Loss from operations....................................     (52,681)         (52,093)          (47,947)          (44,844)
Net loss applicable to common stockholders..........         (74,068)         (74,010)          (70,601)          (68,349)
Basic and diluted net loss per share..................     $   (1.96)       $   (1.87)        $   (1.78)        $   (1.71)

2000
Revenue................................................... $   6,790        $  10,411         $  21,354         $  29,527
Loss from operations....................................     (80,618)         (24,948)          (44,372)          (52,362)
Net loss applicable to common stockholders..........         (81,656)         (25,018)          (53,710)          (70,688)
Basic and diluted net loss per share..................     $   (3.10)       $   (0.81)        $   (1.50)        $   (1.87)

1999
Revenue................................................... $       2        $     152         $     793         $   3,571
Loss from operations....................................      (4,187)          (6,196)           (8,856)          (11,227)
Net loss applicable to common stockholders..........          (4,447)          (6,523)           (9,101)          (12,277)
Basic and diluted net loss per share..................     $   (0.21)       $   (0.31)        $   (0.41)        $   (0.56)


                                                    CHOICE ONE COMMUNICATIONS INC.

                                            SCHEDULE II- VALUATION AND QUALIFYING ACCOUNTS

                                                            (in thousands)


                                                                 Additions

                                        December 31,     Charged to    Charged to other                     December 31,
                                           2000           expense          accounts         Deductions          2001
                                        ------------     ----------    ----------------     ----------      -------------
Allowance for doubtful accounts         $  2,372        $  2,756           $ 1,113          $  2,952       $    3,289

Deferred tax valuation allowance        $ 43,849        $ 64,580           $     -          $      -       $  108,429


                                                                       Additions

                                        December 31,     Charged to    Charged to other                     December 31,
                                           1999           expense          accounts         Deductions          2000
                                        ------------     ----------    ----------------     ----------      -------------
Allowance for doubtful accounts         $     86        $    981          $  2,663          $  1,358        $   2,372

Deferred tax valuation allowance        $ 11,902        $ 31,947          $      -          $      -        $  43,849


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001



OVERVIEW

We are an integrated communications provider offering facilities-based voice and data telecommunications services and web services primarily to small and medium-sized businesses in second and third tier markets in the northeastern and midwestern United States. Our services include local exchange and long distance service, high-speed data and Internet service principally utilizing DSL technology, and comprehensive web development and hosting services. We seek to become the leading integrated communications provider in each of our markets by offering a single source of competitively priced, high quality, customized telecommunications and web-based services. A key element of our strategy has been to be one of the first integrated communications providers to provide comprehensive network coverage in each of the markets we serve. We are achieving this market coverage by installing both voice and data equipment in multiple established telephone company central offices. As of December 31, 2001, we have connected 91% of our clients directly to our own switches, which allows us to more efficiently route traffic, ensure a high quality of service and control costs.

Included in our management's discussion and analysis of financial condition and results of operations are adjusted EBITDA amounts. Adjusted EBITDA represents earnings before interest, income taxes, depreciation and amortization, and non-cash charges. Adjusted EBITDA is used by management and certain investors as an indicator of a company's historical ability to service debt. Management believes that an increase in adjusted EBITDA is an indicator of improved ability to service existing debt, to sustain potential future increases in debt and to satisfy capital requirements. However, adjusted EBITDA is not intended to represent cash flows, nor has it been presented as an alternative to either operating income, as determined by generally accepted accounting principles, nor as an indicator of operating performance or cash flows from operating, investing and financing activities, as determined by generally accepted accounting principles, and is thus susceptible to varying calculations. Adjusted EBITDA as presented may not be comparable to other similarly titled measures used by other companies. We expect that our adjusted EBITDA will become positive during 2002 as we expand our telecommunications services business. Adjusted EBITDA was the following for the years ending December 31:


                                         2001             2000             1999
                                      ----------     ------------       --------
Loss from operations              $    (197,565)     $ (202,300)     $  (30,592)
Depreciation & amortization              89,144         41,003            5,153
Non-cash deferred compensation            8,406          6,973            2,048
Non-cash management
     ownership allocation                24,017         83,554                -
Non-cash writedown of
     abandoned assets                       801              -                -
                                  -------------     ----------       ----------
         Adjusted EBITDA         $     (75,197)     $   (70,770)     $  (23,391)
                                  =============     ============     ==========


FACTORS AFFECTING RESULTS OF OPERATIONS

Revenue

We generate revenue from the following categories of service:

o local calling services, which consist of monthly recurring charges for basic service, usage charges for local calls and service charges for features such as call waiting and call forwarding;

o long distance services, which include a full range of retail long distance services, including traditional switched and dedicated long distance, 800/888 calling, international, calling card and operator services;

o DSL and other data services, which consist primarily of monthly recurring charges for connections from the end-user to our facilities;

o access charges, which we earn by connecting our clients to their selected long distance carrier for outbound calls or by delivering inbound long distance traffic to our local service clients;

o reciprocal compensation, which entitles us to bill the established telephone companies and competitive local exchange carriers for calls in the same local calling area placed by their clients to our clients; and

o    web design and hosting.

The market for local and long distance services is well established and we expect to achieve revenue growth principally from taking market share away from other service providers. Similarly, we expect revenue from access charges that are based on other established telephone companies' long distance calls made by and to our clients to increase in the aggregate as revenue increases, but on a declining per unit basis, as we increase our client base. The market for high-speed data communications services and Internet access is rapidly growing and intensely competitive. While many of our competitors enjoy advantages over us, we are pursuing a significant market that, we believe, is currently underserved.

We price our services competitively in relation to those of the established telephone companies and offer combined service discounts designed to give clients incentives to buy a portfolio of our services. During the past several years, market prices for many telecommunications services on a unit basis have been declining, which is a trend that we believe will likely continue. This decline will have a negative effect on our revenue that may not be offset completely by savings from decreases in our cost of services. As prices decline for any service, we believe that the total number of users and their usage will increase. Although pricing is important part of our strategy, we believe that direct relationships with our clients and consistent, high quality service and client support is essential to generating client loyalty.

Our churn for the year ended December 31, 2001 of our facilities-based clients continues to be below 1% per month. This compares favorably to the significant churn of clients within the telecommunications industry. We seek to minimize churn by providing superior client care, by offering a competitively priced portfolio of local, long distance and Internet services, by signing a significant number of clients to multi-year service agreements, and by focusing on offering our own facilities-based services.

There is uncertainty surrounding the payment of reciprocal compensation by the established telephone companies for calls delivered to Internet service providers due to their regulatory interpretations and disputes therein. However, the amount of reciprocal compensation revenue that we receive related to Internet service providers is not material.

Network Costs

Our network costs include the following:

o The cost of leasing high-capacity digital lines that interconnect our network with established telephone company networks. These facilities are also used to connect our switching equipment to our transmission equipment located in established telephone company central offices, as well as to connect our transmission equipment between these offices. These network expenses include non-recurring installation costs and monthly recurring fixed costs. As new markets were entered, these fixed costs were a major component of our total network costs. As our markets mature, these costs will remain a significant part of our ongoing cost of services, but at a declining percentage of total costs. We have begun to deploy fiber in many of our markets, which will replace the leased local network facilities and decrease our leasing costs. In our markets in Wisconsin, Michigan, Indiana and Illinois we already have operational intra-city fiber in place and, as a result, our leasing costs in these markets are significantly less than in the markets where fiber has not been deployed. Additionally, we had deployed fiber in all four of our New York markets as of December 31, 2001, for a total of 12 markets with local fiber.

o The cost of leasing local loop lines which connect our clients to our network. The costs to lease local loop lines from established telephone companies vary by company and are regulated by state authorities under the Telecommunications Act. These client loop costs are for voice and data lines as well as client T-1 links. These expenses include non-recurring installation costs and monthly recurring fixed costs. As our clients and related lines continue to increase, total local loop line costs will continue to increase and will remain an increasingly significant component of our ongoing network costs.

o The cost of leasing space in established telephone company central offices for collocating our transmission equipment. In constructing switching and transmission equipment for a market, we capitalize, as a component of property and equipment, non-recurring charges for items such as construction. We also capitalize the monthly recurring costs of the collocations during the construction period, typically one to two months. These capitalized non-recurring costs are depreciated over the life of the lease and are not included in our network costs. Recurring costs, after traffic is being carried, are expensed as incurred and are included in our network costs. As a market matures, these costs should remain relatively constant, decreasing as a total component of total network costs.

o The cost of completing local calls originated by our clients. These local call costs are referred to as "reciprocal compensation" costs and are incurred in connection with both voice and data services. We have entered into interconnection agreements with the established telephone companies in our markets to make widespread calling available to our clients. These agreements typically set the cost per minute to be charged by each party for the calls that are exchanged between the two carriers' networks and provide that a carrier must compensate another carrier when a local call by the first carrier's client terminates on the other carrier's network. These reciprocal compensation costs will grow as our clients' outbound calling volume grows and will continue to be a significant component of total network costs. As clients and related lines installed increase, our costs will continue to increase proportionately.

o The cost of completing, originating (1+ calling) and terminating (inbound 800 calling) long distance calls by our clients. The cost of securing long distance service capacity is a variable cost that increases in direct relationship to increases in our client base and our clients' long distance calling volumes. These minute of usage charges will continue to be a significant component of total network costs. As clients and related lines installed increase, these costs will continue to increase proportionately.

o The cost of leasing our inter-city network. Our inter-city network facilities are used to carry data traffic between our markets and for delivery to Internet access points. The costs of these lines will increase as we increase capacity to address client demand, open new markets and connect additional markets to our Internet network. As we deploy fiber, however, the costs associated with the leased facilities will decrease. As of December 31, 2001, we had approximately 300 route miles of operational inter-city fiber in our network connecting our markets in Wisconsin, Michigan and Illinois.


Selling, General and Administrative Expenses

Our selling, general and administrative expenses include costs associated with sales and marketing, client care, billing, corporate administration, personnel and network maintenance. We expect to incur significant selling and marketing costs as we increase penetration within our 30 markets.

We incur other costs and expenses, including network maintenance costs, administrative overhead, office lease expense and bad debt expense. These costs and expenses are expected to grow as we serve our increasing client base. Administrative overhead will be a large portion of these costs and expenses but a smaller percentage of our revenue as we continue building our client base.

Deferred Compensation

As the estimated fair market value of our common stock exceeded the exercise price of certain options granted, we recognized deferred compensation which is amortized over the vesting period of the options.

As our estimated fair market value has exceeded the price at which shares of our stock have been sold to management employees since our formation, we have recognized a deferred compensation charge of $4.4 million which is being amortized over a four year period from the date the shares were issued. In addition, we have similarly recognized a deferred compensation charge of $7.5 million in connection with the issuance of options to various employees, which is being amortized over a four-year period from the date the options were issued.

Management Ownership Allocation Charge

Upon consummation of our initial public offering, we were required by generally accepted accounting principles to record the $119.9 million increase in the assets of Choice One Communications L.L.C. allocated to management as an increase in additional paid-in capital, with a corresponding increase in deferred compensation. We were required to record $62.4 million of the deferred compensation as a non-cash, non-recurring charge to operating expense during the period in which the initial public offering was consummated, and the remaining $57.5 million was recorded as deferred management ownership allocation charge. We amortized $24.0 million and $21.1 million of the deferred charge during 2001 and 2000, respectively and will amortize $11.6 million through July 2002, based on the period over which we have the right to repurchase the securities.

Depreciation and Amortization

Our depreciation and amortization expense includes depreciation of switch related equipment, non-recurring charges and equipment collocated in established telephone company central offices, network infrastructure equipment, information systems, furniture, fixtures and indefeasible rights to use fiber. It also includes amortization of goodwill and client relationships. Our acquisitions of US Xchange, Atlantic Connections and EdgeNet have been accounted for using the purchase method of accounting. The value of the client relationships acquired from US Xchange, Atlantic Connections and EdgeNet is $48.5 million, $3.3 million and $0.5 million, respectively, and is being amortized over five year periods. The value of the indefeasible right to use fiber acquired from US Xchange is $34.3 million and is being amortized over 20 years. The amount of the purchase price in excess of the fair value of the net assets acquired (goodwill) for US Xchange, Atlantic Connections and EdgeNet was $319.3 million, $7.3 million and $3.5 million, respectively. The goodwill had been amortized over the estimated useful life of 10 years. In January 2002, we adopted Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets". Under SFAS No. 142, goodwill will no longer be amortized. This standard also requires that goodwill be subject to at least an annual assessment for impairment through the application of a fair value-based test. We expect that our depreciation and amortization expense will increase as we continue to make capital expenditures and acquire long-term rights in telecommunications facilities, except for goodwill which will no longer be amortized beginning on January 1, 2002.

Interest Income (Expense)

Our interest income includes income generated from our cash and other short-term investments. We expect interest income to gradually decline as we use our surplus cash to fund our operations and capital expenditures. Our interest expense includes interest payments on borrowings under our senior credit and subordinated debt facilities, amortization of deferred financing costs related to these facilities, amortization of the discount on the subordinated notes and unused commitment fees on the senior credit facility. Beginning in November 2001, the interest expense on the subordinated notes is payable in kind (PIK)for four years. We expect interest expense to remain stable over the next several quarters as we use our available funding to fund our operations and capital expenditures. However, cash interest expense is expected to decline as we realize the full impact of the PIK interest on the subordinated notes.

Income Taxes

We have not generated any taxable income to date and do not expect to generate taxable income in the next few years. The use of our net operating loss carryforwards, which begin to expire in 2021, may be subject to limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty of its realizability.


SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are described in Note 3 to the consolidated financial statements for the year ended December 31, 2001 which are included in this report. We believe our most critical accounting policies, judgments and estimates include those relating to revenue recognition, the allowance for doubtful accounts and acquired intangibles.

General. The preparation of the consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities. On an on-going basis, management evaluates the estimates, including those related to bad debts and income taxes.

Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Revenue recognition. Revenue from monthly recurring charges, enhanced features and usage is recognized in the period in which service is provided. Deferred revenue represents advance billings for services not yet provided. Such revenue is deferred and recognized in the period in which service is provided. The Company recognizes revenue from switched access and reciprocal compensation based on management's best estimate of its collectibility being reasonably assured. Certain judgments in measuring revenue may affect our results. Revenue results may be difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly and could result in future operating losses.

Allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make the required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required resulting in additional expense to us and affecting our results of operations.

Acquired intangibles. Our business acquisitions have resulted in goodwill and other intangible assets which affect the amount of future period amortization expense and possible impairment expense that we may incur. The determination of the value, and any subsequent impairment, of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements.


RESULTS OF OPERATIONS

For the years ended December 31, 2001 and December 31, 2000

Revenue

We generated $181.6 million in revenue for the year ended December 31, 2001, an increase of 167% as compared to $68.1 million in revenue for the year ended December 31, 2000. The increase in revenue is attributable to an increase in the number of markets served, the number of clients and the number of lines installed. At December 31, 2001, we provided service in 30 markets compared to 26 markets at December 31, 2000. At December 31, 2001, we had a total in service base of 383,975 lines, which compares to 177,614 lines in service as of December 31, 2000. Revenue is expected to increase from the level realized during the year ended December 31, 2001 as we increase penetration in our existing markets.

Network Costs

Network costs for the year ended December 31, 2001 were $120.9 million, an increase of 115% as compared to network costs of $56.2 million for the year ended December 31, 2000. This increase is due to the deployment of our networks and growth of our services in 30 markets with 517 collocation sites as compared to 26 markets with 410 collocation sites as of December 31, 2000. Network costs increased at a slower rate than revenue which reflects the benefits of fiber in the network and network efficiencies realized from the increased number of installed lines. We achieved positive gross margin (revenue less direct network costs) of $60.7 million, or 33.4% of revenue, for the year ended December 31, 2001, compared to a positive gross margin of $11.9 million, or 17.5% of revenue, for the year ended December 31, 2000.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2001 were $168.3 million, compared to $173.2 million for the year ended December 31, 2000. Excluding the non-cash management ownership allocation charge and amortization of deferred compensation, selling, general and administrative expenses were $135.9 million for the year ended December 31, 2001, compared to $82.7 million for the year ended December 31, 2000. These increased expenses resulted primarily from growth in operations, including the full year impact of the acquisition of US Xchange, ongoing back office infrastructure enhancements and the related growth in number of employees. Revenue growth has exceeded the increase in selling, general and administrative expenses. Revenue increased 166.7% for the year ended December 31, 2001 as compared to the year ended December 31, 2000, while selling, general and administrative expenses, excluding the non-cash management allocation charge and amortization of non-cash deferred compensation, grew 64.4% during the same period. Our number of employees increased to 1,758 as of December 31, 2001, from 1,420 as of December 31, 2000. As of December 31, 2001, there were 786 sales employees, including direct sales, sales support and sales management. This compares to 572 as of December 31, 2000. We expect the number of sales employees and total employees to stabilize as we have completed our plan to enter new markets.



Management Ownership Allocation Charge and Deferred Compensation

For the years ended December 31, 2001 and 2000, respectively, we recognized non-cash management ownership allocation charges of $24.0 million and $83.6 million. We also recognized $8.4 million and $7.0 million of non-cash deferred compensation amortization for the years ended December 31, 2001 and 2000, respectively. Deferred compensation was recorded in connection with membership units of Choice One Communications L.L.C. sold to certain management employees and grants to employees under our 1998 Stock Option Plan. In August 2000, deferred compensation of $14.8 million was recorded to stockholders' equity in connection with the issuance of restricted shares to the employees of US Xchange.

Depreciation and Amortization

Goodwill from the acquisitions of US Xchange, Atlantic Connections and EdgeNet was $319.3 million, $7.3 million and $3.5 million, respectively. Client relationships acquired through the acquisitions of US Xchange, Atlantic Connections and EdgeNet were $48.5 million, $3.3 million and $0.5 million, respectively. The value assigned to the indefeasible right to use fiber received in connection with the acquisition of US Xchange was $34.3 million. We expect that our depreciation and amortization expense will increase as we continue to make capital expenditures and acquire long-term rights in telecommunications facilities, except for goodwill which will no longer be amortized in accordance with the adoption of SFAS No. 142, which is effective on January 1, 2002.

Goodwill from the acquisitions of US Xchange, Atlantic Connections and EdgeNet was $319.3 million, $7.3 million and $3.5 million, respectively. Client relationships acquired through the acquisitions of US Xchange, Atlantic Connections and EdgeNet were $48.5 million, $3.3 million and $0.5 million, respectively. The value assigned to the indefeasible right to use fiber received in connection with the acquisition of US Xchange was $34.3 million. We expect that our depreciation and amortization expense will increase as we continue to make capital expenditures and acquire long-term rights in telecommunications facilities, except for goodwill which will no longer be amortized in accordance with the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets", which is effective on January 1, 2002.

Interest Income (Expense)

Interest expense for the year ended December 31, 2001 was $56.1 million of which $49.0 million was payable in cash. Interest expense includes interest payments on borrowings under our senior credit and subordinated notes, amortization of deferred financing costs related to such facilities, amortization of the discount on the subordinated notes and unused commitment fees on the senior credit facility. Beginning in November 2001, the interest expense on the subordinated notes is payable in kind (PIK) for four years. Interest expense for the year ended December 31, 2000 was $16.7 million. Interest expense increased as our borrowings increased and due to the full-year effect of indebtedness incurred during the year ended December 31, 2000.

Interest income for the year ended December 31, 2001 was $4.9 million. Interest income results from the investment of cash and cash equivalents, mainly from the cash proceeds generated from the borrowings under our senior credit and subordinated debt facilities. Interest income for the year ended December 31, 2000 was $2.1 million.

Net Loss

The net loss applicable to common stockholders was $287.0 million and $231.1 million for the years ended December 31, 2001 and 2000, respectively. Non-cash accretion and dividends on preferred stock increased $24.0 million during the year ended December 31, 2001 as compared to the year ended December 31, 2000. Adjusted EBITDA was negative $75.2 million for the year ended December 31, 2001, compared to negative $70.8 million for the year ended December 31, 2000.


For the years ended December 31, 2000 and December 31, 1999

Revenue

We generated $68.1 million in revenue for the year ended December 31, 2000, compared to $4.5 million for the year ended December 31, 1999. We increased, or obtained through the incremental gain from the acquisition of US Xchange, the lines in service by 157,518 lines during the year ended December 31, 2000, compared to 20,096 lines in service during the year ended December 31, 1999. At December 31, 2000, we had a total in service base of 177,614 lines, which compares to 20,096 lines in service as of December 31, 1999.

Network Costs

Network costs for the year ended December 31, 2000 were $56.2 million, compared to network costs of $7.0 million for the year ended December 31, 1999. This increase is due to the deployment of our networks and growth of our services in 26 markets with 410 collocation sites as compared to nine markets with 141 collocation sites as of December 31, 1999.

We achieved positive gross margin (revenue less direct network costs) of $11.9 million or 17.5% of revenue for the year ended December 31, 2000, compared to a negative gross margin of $2.5 million for the year ended December 31, 1999.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2000 were $173.2 million, compared to $23.0 million for the year ended December 31, 1999. These increased expenses resulted primarily from the recording of a $83.6 million non-cash management allocation charge as a result of our initial public offering and from the acquisition of US Xchange and the related growth in employees. Revenue growth has exceeded the increase in selling, general and administrative expenses. Revenue increased 1407% for the year ended December 31, 2000 as compared to the year ended December 31, 1999, while selling, general and administrative expenses, excluding the non-cash management allocation charge and amortization of non-cash deferred compensation, grew 295% during the same period. Excluding the non-cash management ownership allocation charge and amortization of deferred compensation, selling, general and administrative expenses were $82.7 million for the year ended December 31, 2000, compared to $20.9 million for the year ended December 31, 1999.

Our number of employees increased to 1,420 as of December 31, 2000, from 390 as of December 31, 1999. As of December 31, 2000, there were 572 sales employees, including direct sales, sales support and sales management. This compares to 156 as of December 31, 1999.

Management Ownership Allocation Charge and Deferred Compensation

For the year ended December 31, 2000, we recognized non-cash management ownership allocation charges of $83.6 million. We also recognized $7.0 million and $2.0 million of non-cash deferred compensation amortization for the years ended December 31, 2000 and 1999, respectively. Deferred compensation was recorded in connection with membership units of Choice One Communications L.L.C. sold to certain management employees and grants to employees under our 1998 Stock Option Plan. In August 2000, deferred compensation of $14.8 million was recorded to stockholders' equity in connection with the issuance of restricted shares to the employees of US Xchange.


Depreciation and Amortization

Depreciation and amortization for the year ended December 31, 2000 was $41.0 million, compared to $5.2 million for the year ended December 31, 1999. The increase results from higher capital expenditures from the deployment of our networks and initiation of services in new markets and the acquisition of US Xchange. Approximately half of the depreciation and amortization was generated from the intangibles as a result of our acquisitions, the most significant being the August 2000 acquisition of US Xchange.

Goodwill from the acquisitions of US Xchange, Atlantic Connections and EdgeNet was $318.4 million, $7.3 million and $3.5 million, respectively. Client base acquired through the acquisitions of US Xchange, Atlantic Connections and EdgeNet was $48.5 million, $3.3 million and $0.5 million, respectively. The value assigned to the indefeasible right to use fiber received in connection with the acquisition of US Xchange was $34.3 million.

Interest Income (Expense)

Interest expense for the year ended December 31, 2000 was $16.7 million. Interest expense includes interest payments on borrowings under our senior credit and subordinated debt facilities, amortization of deferred financing costs related to such facilities and unused commitment fees on the senior credit facility. Interest expense for the year ended December 31, 1999 was $2.0 million.

Interest income for the year ended December 31, 2000 was $2.1 million. Interest income results from the investment of cash and cash equivalents, mainly from the cash proceeds generated from the borrowings under our senior credit and subordinated debt facilities. Interest income for the year ended December 31, 1999 was $76,000.

Income Taxes

We have not generated any taxable income to date and do not expect to generate taxable income in the next few years. We have recorded a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty of its realizability.

Net Loss

The net loss applicable to common stockholders was $231.1 million and $32.5 million for the years ended December 31, 2000 and 1999, respectively. Adjusted EBITDA was negative $70.8 million for the year ended December 31, 2000, compared to negative $23.4 million for the year ended December 31, 1999.


LIQUIDITY AND CAPITAL RESOURCES

     Liquidity. At December 31, 2001 we had $14.4 million in cash and cash equivalents. In addition, we had $55.0 million available under our revolving credit facility. We have experienced recurring net losses applicable to common stockholders of $287.0 million, $231.1 million and $32.5 million during the years ended December 31, 2001, 2000 and 1999, respectively, and expect to continue to have future operating losses. Our viability is dependent upon our ability to continue to execute under our business strategy and to begin to generate positive cash flows from operations during 2002. The success of our business strategy includes obtaining and retaining a significant number of customers, and generating significant and sustained growth in our operating cash flows to be able to meet our debt service obligations and fund capital expenditures.

     Despite our net losses in prior years, we believe we have the necessary funding available to execute our short- and long-term business strategy. However, our revenue and costs may be dependent upon factors that are not within our control, including regulatory changes, changes in technology, and increased competition. Due to the uncertainty of these factors, actual revenue and costs may vary from expected amounts, possibly to a material degree, and such variations could affect our future funding requirements. Additional financing may be required in response to changing conditions within the industry or unanticipated competitive pressures. We can make no assurances that we would be successful in raising additional capital, if needed, on favorable terms or at all. Failure to raise sufficient funds may require us to modify, delay or abandon some of our future expenditures. There are conditions to our ability to borrow under our senior credit facility, including the continued satisfaction of covenants. As of December 31, 2001, we were in compliance with these covenants and expect to be in compliance with these covenants in 2002.

     Our 2002 plan is predicated upon the following assumptions: sustained growth due to strong end-user demand for data and voice offerings as numerous competitors have exited our operational markets; continued improvement in operational efficiencies through economies of scale that translates into lower network costs and selling, general and administrative expenses as a percent of revenue; decreased capital expenditures and decreased interest expense payable in cash. The 2002 plan assumes that we have positive cash and cash equivalents and borrowings available under our senior credit facility at December 31, 2002. The amount of cash and borrowings available under the senior credit facility as of December 31, 2002 is dependent upon factors that could differ materially from our estimates.

     Credit Facility. Our senior credit facility permits us to borrow up to $350.0 million, subject to various conditions, covenants and restrictions, including those described in Note 9 to the financial statements, with maximum borrowing limits to be reduced starting in the fourth quarter of 2003 by 5.0% with increasing reductions thereafter for each year until maturity in February 2009. As of December 31, 2001, there was $125.0 million outstanding under the term B loan, $125.0 million outstanding under the term A loan and $45.0 million outstanding under the $100.0 million revolving credit facility, leaving $55.0 million available under the revolving credit facility. The senior credit facility, which is secured by liens on substantially all of our and our subsidiaries' assets and a pledge of our subsidiaries' common stock, contains covenants and events of default that are customary for credit facilities of this nature.


     We also have $178.3 million of subordinated notes outstanding, which is subordinated to the senior credit facility. Beginning in November 2001, the interest expense on the subordinated notes is payable in kind (PIK) for four years. The subordinated notes mature on November 9, 2010. The subordinated notes contain covenants related to capital expenditures and events of default that are similar to those within our senior credit facility.

     Cash Flows. We have incurred significant operating and net losses since our inception. We expect to have positive adjusted EBITDA during 2002. However, we do expect to continue to experience operating losses as we continue to penetrate our markets. As of December 31, 2001, we had an accumulated deficit of $503.2 million. Net cash used in operating activities was approximately $126.6 million and $69.6 million for the years ended December 31, 2001 and 2000, respectively. Net cash used for operating activities for the year ended December 31, 2001 was primarily due to operating losses incurred while we grew our client base. Net cash used for operating activities for the year ended December 31, 2000 was primarily due to net losses.

     Net cash provided by financing activities was $18.5 million and $728.8 million for the years December 31, 2001 and 2000, respectively. Net cash provided by financing activities for the year ended December 31, 2001 was related to net borrowings under our senior credit facility to support operating losses incurred during the build-out phase of our business. Net cash provided by financing activities for the year ended December 31, 2000 was related to $396.0 million of net borrowings under the senior credit facility and subordinated debt facility, $347.9 million of equity contributions, including the issuance of Series A preferred stock, and $14.6 million of payments of financing costs related to the senior credit and subordinated debt facility.

     Capital Requirements. Capital expenditures were $85.1 million and $119.4 million from the years ended December 31, 2001 and 2000, respectively. We expect that our capital expenditures will continue on a declining basis in future periods, since we have become operational in all of our markets. Net cash used in our investing activities was $51.0 million for the year ended December 31, 2001 and $489.3 million for the year ended December 31, 2000.

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Net cash used for investing activities for the year ended December 31, 2001 was due to expansion of our existing markets, expansion into new markets, addition of capacity to support incremental growth in several of our early markets and collocation sites acquired from FairPoint Communications Solutions Corp. Net cash used for investing activities for the year ended December 31, 2000 was due to capital expenditures for market expansion and central office collocations. It was also due to the acquisitions of US Xchange in August 2000 and EdgeNet in February 2000 for net cash consideration of $324.6 million and $1.9 million, respectively.

     The actual amount and timing of our future capital requirements may differ materially from our estimates as a result of the demand for our services and regulatory, technological and competitive developments, including new opportunities in the industry and other factors. We may require additional financing, or require financing sooner than anticipated, if our business plans or projections change or prove to be inaccurate. We may also require additional financing in order to take advantage of unanticipated opportunities, to effect acquisitions of businesses, to develop new services or to otherwise respond to changing business conditions or unanticipated competitive pressures. Sources of additional financing may include commercial bank borrowings, capital leases, vendor financing or the private or public sale of equity or debt securities.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK FOR YEAR ENDED DECEMBER 31, 2001

     At December 31, 2001, the carrying value of our debt obligations excluding obligations under capital leases for indefeasible rights to use fiber was $473.4 million and the fair value of those obligations was $488.5 million. The weighted average interest rate of our debt obligations at December 31, 2001 was 10.17%. A hypothetical decrease of approximately 100 basis points from prevailing interest rates at December 31, 2001, would result in an increase in the fair value of our fixed rate debt by approximately $7.0 million.

     Also, a hypothetical increase of approximately 100 basis points from prevailing interest rates at December 31, 2001, would result in an approximate increase in cash required for interest on our variable rate debt during the next five fiscal years of $3.5 million per year.

     We do not use derivative financial instruments for speculative purposes. Interest rate swap agreements are used to reduce our exposure to risks associated with interest rate fluctuations and, subject to limitations and conditions, are required by our senior credit facility. Under our senior credit facility, we are required to enter into hedging agreements with respect to interest rate exposure with an aggregate notional amount equal to 50% of the outstanding borrowings once at least 50% of the aggregate commitment has been utilized. By their nature, these interest rate swap agreements involve risk, including the risk of nonperformance by counterparties, and our maximum potential loss may exceed the amount recognized in our balance sheet. We attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts. The interest differential to be paid or received under the related interest rate swap agreements is recognized over the life of the related debt and is included in interest expense or income. The fair value of the interest rate swap agreements designated and effective as a cash flow hedging instrument is included in accumulated other comprehensive loss. Credit risk associated with nonperformance by counterparties is mitigated by using major financial institutions with high credit ratings.


     At December 31, 2001, we had interest rate swap agreements for an aggregate notional amount of $187.5 million. Based on the fair value of the interest rate swaps at December 31, 2001, it would have cost us $13.5 million to terminate the agreements. A hypothetical 100 basis point decrease in the floating spot rate would further decrease the fair value of the interest rate swaps by approximately $5.6 million.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, (SFAS No. 141), "Business Combinations". This standard eliminates the pooling of interests method of accounting for business combinations and requires the purchase method of accounting for business combinations. The standard is effective for acquisitions initiated after June 30, 2001. On January 1, 2002, we are required to adopt this standard for business combinations for which the acquisition date was before July 1, 2001. We do not expect the adoption of SFAS No. 141 to have a material impact on our financial results.

     In June 2001, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 142 (SFAS No. 142), "Goodwill and Other Intangible Assets". We will adopt this standard on January 1, 2002. Under SFAS No. 142, goodwill and acquired intangible assets with indefinite lives will no longer be amortized. Our goodwill amortization for the year ended December 31, 2001 was $33.0 million. This standard also requires that goodwill and acquired intangible assets with indefinite lives be subject to at least an annual assessment for impairment through the application of a fair value-based test. The Company's management is continuing to evaluate the impact of the adoption of this standard on our financial results.

     In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, (SFAS No. 143), "Accounting for Asset Retirement Obligations". This standard addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard is effective for fiscal years beginning after June 15, 2002. We will adopt this standard effective January 1, 2003. We do not expect the adoption of SFAS No. 143 to have a material impact on our financial results.

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     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, (SFAS No. 144), "Accounting for the Impairment or Disposal of Long-Lived Assets". This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard is effective for fiscal years beginning after December 15, 2001. We will adopt this standard effective January 1, 2002. We do not expect the adoption of SFAS No. 144 to have a material impact on our financial results.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Our Securities and Exchange Commission filings are also available to the public from commercial documents retrieval services and at the internet world wide web site maintained by the Securities and Exchange Commission at www.sec.gov.


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